UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

AVANGRID | A Member of The IBERDROLA Group

Proxy Statement 2023	Notice of 2023 Annual Meeting

Notice of 2023 Annual Meeting of Shareholders

125 High Street	June 13, 2023
Boston, MA 02110	8:30 a.m. Eastern Time

The Notice of Meeting, Proxy Statement, and 2022 Annual Report on Form 10-K are available free of charge at www.avangrid.com.

Items of Business

1.	To elect 14 director nominees to our board of directors;

2.	To ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2023;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To approve amended and restated by-laws to implement committee changes; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date

April 17, 2023

Date These Proxy Materials Are First Being Made Available

April 28, 2023

Sincerely,

R. Scott Mahoney

Senior Vice President – General Counsel and Corporate Secretary

180 Marsh Hill Road

Orange, Connecticut 06477

April 28, 2023

Proxy Statement 2023	Table of Contents

Proxy Statement 2023	Proxy Statement Summary	| 1

Proxy Statement Summary

This summary highlights the proposals to be acted upon, as well as corporate governance and compensation information described in more detail in this proxy statement for our 2023 annual meeting of shareholders (the “Annual Meeting”). In addition, this summary provides a brief description of our purpose and values and sustainability achievements during 2022. In this proxy statement the terms “Avangrid,” “company,” “we,” and “our” refer to Avangrid, Inc.

Proxy Statement 2023	Proxy Statement Summary	| 2

Attending our Annual Meeting

We are pleased to welcome shareholders to the 2023 Annual Meeting at 8:30 a.m. Eastern Time on June 13, 2023 in Boston, Massachusetts. The health and well-being of our employees and shareholders are paramount. Shareholders who seek to attend the Annual Meeting in-person may be subject to screening with regard to COVID-19 exposure.

If you plan to attend the Annual Meeting in person, you must bring photo identification to be admitted. If you are a street name shareholder (i.e., you hold your shares through an intermediary, such as a bank or broker), you also must bring a letter from your intermediary confirming your beneficial ownership of your shares and, if you intend to vote the shares, a proxy permitting you to vote them. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting. For more detailed information, see the section entitled “General Information” beginning on page 104 of this proxy statement.

We continue to monitor developments related to COVID-19 and there is a possibility that we may reconsider the date, time, method, and/or location of the Annual Meeting, including by changing the format of our meeting to limit attendance and participation to a virtual format. If we determine it appropriate to make such changes to the Annual Meeting logistics, we will announce the decision to do so in advance.

How to Vote and Matters to Be Voted On

You may vote online prior to the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card, or, if you requested printed copies of the proxy materials, by phone or by mail. You may also vote in person during the Annual Meeting. For more detailed information, see the section entitled “General Information” beginning on page 104.

		More Information	Board Vote Recommendation	Vote Required for Approval

Proposal One	Election of Directors	Page 95	FOR each director	Nominees receiving majority of votes cast

Proposal Two	Ratification of the selection of KPMG LLP (“KPMG”) as our Independent Registered Public Accounting Firm for 2023	Page 96	FOR	Majority of votes cast
Proposal Three	Advisory Approval of Our Named Executive Officer Compensation	Page 98	FOR	Majority of votes cast
Proposal Four	Amend the By-Laws	Page 99	FOR	Majority of votes cast

Proxy Statement 2023	Proxy Statement Summary	| 3

Director Nominees

Name	Age	Independent	Director Since	Committee Memberships
Ignacio S. Galán (Board Chair)	72		2014	Executive
John Baldacci (Board Vice Chair)	68	✓	2014	Unaffiliated Special
Pedro Azagra Blázquez	54		2019	Executive Special
Daniel Alcain Lopéz	49		2020
María Fátima Báñez García	56	✓	2022	Governance and Sustainability
Robert Duffy	68	✓	2019	Unaffiliated
Patricia Jacobs	59	✓	2019	Compensation and Nominating Unaffiliated
Teresa Herbert	61	✓	2019	Audit
John Lahey	76	✓	2015	Compensation and Nominating Executive
Agustín Delgado Martín	51		2022
Santiago Martínez Garrido	54		2015	Special
José Sáinz Armada	63		2014	Compensation and Nominating Executive Governance and Sustainability
Alan Solomont	74	✓	2014	Audit
Camille Joseph Varlack	47	✓	2022	Audit Governance and Sustainability

Key Statistics

71%	self identify as women and/or diverse	57%	independent	61	average age	5.3	average tenure

Proxy Statement 2023	Proxy Statement Summary	| 4

Purpose and Values

Our purpose reflects our commitment to transforming the current energy model towards a new one that prioritizes the well-being of people and the conservation of the planet:

OUR VALUES

Sustainable: We seek to be a model of inspiration for creating economic, social and environmental value in our communities, and we act positively to affect local development, generate employment, and give back to the community.

Agile: We act efficiently and with passion to drive innovation and continuous improvement at both the local and global level.

Collaborative: We work together toward a common purpose and mutual benefit while valuing each other and our differences.

For more information about our purpose and values, please see the Corporate Governance section at www.avangrid.com.

Proxy Statement 2023	Proxy Statement Summary	| 5

Committed to Sustainable Development

Sustainability is firmly entrenched in the values and principles that guide our board of directors, and respect for people, safety, communities, and the environment are key priorities driving our business strategy. In 2016, we pledged to reduce emissions intensity from our power plants 25% by the end of 2020 compared to 2015, and to be 100% carbon neutral by the end of 2035, making Avangrid the first U.S. utility to set a goal for carbon neutrality. In September 2022, we announced new and expanded environmental, social, governance, and financial stewardship (“ESG+F”) goals to reflect the breadth of our commitment to sustainability. We added eight new goals that include commitments to implement new emission reducing technologies, improve employee safety and cybersecurity, and maintain our best-in-class compliance and governance practices. Our most aggressive environmental commitment is to speed up our carbon neutrality targets to reach carbon neutrality in both our Scopes 1 and 2 emissions by 2030 - five years faster than our prior commitment which focused solely on our Scope 1 emissions. Avangrid continues to be one of the cleanest energy companies in the U.S. with an intensity emission approximately six times lower than the U.S. utility average in 2021.(1) These commitments are articulated in our sustainable development policies, which have been adopted by our board and are available in the Corporate Governance section of www.avangrid.com, and support the Sustainable Development Goals (SDGs) approved by the member states of the United Nations.

Our actions, investments, and goals to address climate change reflect our net zero strategy, and we continue to see positive impacts of these actions across our operations. In 2022, these impacts included the following:

•	Decreasing our CO2 emissions intensity by 28% compared to a 2015 base year.

•	Maintaining our place as the third-largest renewable energy operator in the U.S. with 8.7 GW of operational wind and solar facilities.

•	Reaching the commercial operation date (COD) for 393 MW of new wind and solar projects.

•	Achieving a 91% emissions-free generating capacity.

•	Continued leadership in Sustainability financing as one of the top 10 green bond issuers in the United States.

In 2022, we continued to be recognized for our ESG leadership, including receiving the following awards and recognitions:

•	JUST Capital’s JUST 100 Companies

•	JUST Capital’s Workforce Equity and Mobility Ranking

•	S&P Global’s Sustainability Yearbook Member (annual list of the world’s most sustainable companies)

•	FTSE4Good Index Series

(1)	Energy Information Administration March 2023 Energy Data.

Proxy Statement 2023	Proxy Statement Summary	| 6

2022 Business Highlights

At Avangrid, we are accelerating America’s clean energy transformation. By defining a clear focus on operational and financial excellence, consistent execution, and sustainable value creation, we delivered on our strategic objectives and drove growth in 2022. Highlights of our performance include:

Fiscal year 2022 consolidated net income of $881 million (or $2.28 per share); consolidated adjusted net income of $901 million (or $2.33 per share)(1) increasing by approximately 25% and 16% year-over-year, respectively. In addition, we invested $2.7 billion in our Networks and Renewables businesses and announced a plan to invest $21.5 billion through 2025.

Delivered strong operating performance in Networks, including double-digit improvements year-over-year in average reliability across our electric utilities, 8% rate base growth, and superior storm response recognized by the Edison Electric Institute. In addition, we filed rate cases to drive continued investments in grid modernization and clean energy transformation.

Brought ~400MW of new onshore wind and solar into operations, including Avangrid’s largest solar project and delivered high energetic availability across our fleet. As of April 17, 2023, we have ~1.4 GW of additional onshore and offshore renewables capacity under construction and expected to come online in 2023 and 2024.

Signed agreement with Sempra Infrastructure to support potential joint development of green hydrogen and ammonia projects and engaged in seven hydrogen hub coalitions nationwide.

Initiated export cable installation and manufacturing of all major components for Avangrid’s 806 MW Vineyard Wind 1, putting our landmark project on track to deliver its first power by the end of 2023.

(1)

Adjusted net income is a financial measure that was not prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). See Annex A to this proxy statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with U.S. GAAP.

Proxy Statement 2023	Proxy Statement Summary	| 7

Executive Compensation Highlights

Our executive compensation program is designed to effectively reward performance while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly-talented professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. At our 2022 annual meeting, approximately 99% of the votes cast were in favor of our named executive officer compensation.

The key elements of our program are:

●	Base salary;
●	Annual cash incentive; and
●	Long-term equity incentive.

What We Do	What We Don’t Do

Engage independent compensation consultant	No guaranteed annual salary increases or incentive payments

Use variable pay and long-term equity incentive awards as substantial portion of total compensation	No excessive perquisites

Maintain robust stock ownership guidelines with an equity retention requirement for CEO and executive officers	No hedging, pledging or short sale transactions

Clawback executive compensation paid in the event of certain acts of misconduct	No single trigger change of control arrangements

Engage shareholders on executive compensation matters and consider prior year’s “say-on-pay” vote	No new stock option awards or stock option repricing

For a detailed discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” beginning on page 42.

Proxy Statement 2023	Proxy Statement Summary	| 8

Corporate Governance Highlights

We believe that effective corporate governance is not a one-size-fits-all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our shareholders. We encourage constructive dialogue with and feedback from all our shareholders to help shape our governance practices. Highlights of our corporate governance include:

✓	Listed by Forbes and JUST Capital as one of the 2022 Just 100, an annual ranking of the most just U.S. public companies
✓	Recognized as one of the World’s Most Ethical Companies® for 2022 for the fourth consecutive year
✓	Earned the Compliance Leader Verification certification from the Ethisphere Institute, a third-party verification of our ethics and compliance program
✓	Earned World Finance Most Sustainable Energy Company Award 2022 from World Finance magazine
✓	Majority voting in uncontested elections of directors
✓	57% of our director nominees are independent
✓	Robust shareholder engagement throughout the year
✓	Majority independent compensation and nominating committee and governance and sustainability committee
✓	Audit committee and unaffiliated committee comprised of all independent members
✓	Separation of the board chair and chief executive officer roles
✓	Independent director leads regular executive sessions of non-management and independent directors
✓	Annual board and committee self-assessment
✓	Annual evaluation by an independent third party of the board, audit committee, compensation and nominating committee, and principal subsidiary governance bodies
✓	No poison pill
✓	Single class of stock with equal voting rights
✓	Annual election of directors (i.e., no staggered board)

Proxy Statement 2023	Directors	| 9

Directors

This section describes the director nomination process and the experience and qualifications of our board members and how they are compensated.

Proxy Statement 2023	Directors	| 10

Director Nomination Process

The compensation and nominating committee (formerly known as the compensation, nominating and corporate governance committee) is responsible for identifying and evaluating potential director candidates, reviewing board and committee composition and making recommendations to the full board. In order to maintain a board with an appropriate mix of experience and qualifications, the compensation and nominating committee routinely assesses the composition of the board. While the compensation and nominating committee has not established minimum qualifications, it aims to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the board with the fresh ideas and perspective that can come from adding new members and also considers the expertise and cognitive diversity that is needed as our business changes and expands, as well as the importance of diversity of age, gender, race, ethnicity, culture, thought, geography, and nationality on the board. The compensation and nominating committee may engage an external search firm or a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the board standing for reelection.

Our criteria for directors are discussed in our corporate governance guidelines and compensation and nominating committee charter, copies of which are available on our website at www.avangrid.com. Consistent with these guidelines, the compensation and nominating committee ensures that the nominees are qualified with relevant expertise, competence, experience, and training. Each nominee must also have the time and commitment to meet their respective responsibilities as a member of the board of directors. The compensation and nominating committee has no specific policy on diversity. However, Avangrid is committed to cultivating a diverse and inclusive work environment and the board recognizes the benefit of having directors who reflect differing individual attributes to contribute to the board’s discussion, evaluation, and decision-making, and considers diversity of knowledge, experience, origin, nationality, and gender. In the board’s annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The compensation and nominating committee will consider persons recommended by shareholders for election to the board. The compensation and nominating committee will review the qualifications and experience of each recommended candidate using the same criteria for candidates proposed by board members and communicate its decision to the candidate or the person who made the recommendation. For the procedures for submission of stockholder nominations of members of our board, see “Other Information – Submission of Proposals by Shareholders.”

To recommend an individual for board membership, write to:

Senior Vice President—General Counsel and Corporate Secretary AVANGRID, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

Proxy Statement 2023	Directors	| 11

Director Qualifications and Experience

The following matrix highlights the mix of key skills, qualities, attributes, and experiences, among other things, that the board views as important when evaluating director nominees. The compensation and nominating committee and the board believe that each director nominee brings to the board their own unique background and range of expertise, knowledge, and experience, including as a result of their valued service on the board and its committees, that provide the board as a whole with an appropriate and diverse mix of qualifications, skills, and attributes necessary for the board to fulfill its oversight responsibility to our shareholders. The matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Nominees have developed competencies in these skills through education, direct experience, and oversight responsibilities. The demographic information presented below is based on voluntary self-identification by each nominee. Additional biographical information on each nominee is set out below starting on page 12.

Director	Leadership	Risk Management	Financial	Environment and Climate	Public Policy and Government	Industry and Operations	People and Culture	Gender Identity	Race and Ethnicity

Ignacio S. Galán	●	●		●	●	●	●	Male	Hispanic

John Baldacci	●				●		●	Male	White

Pedro Azagra Blázquez	●	●	●	●	●	●		Male	Hispanic

Daniel Alcain Lopéz	●	●	●	●		●	●	Male	Hispanic

María Fátima Báñez García	●				●		●	Female	Hispanic

Agustín Delgado Martín	●			●	●	●		Male	Hispanic

Robert Duffy	●	●	●	●	●			Male	White

Teresa Herbert	●	●	●		●		●	Female	White

Patricia Jacobs	●	●			●		●	Female	White

John Lahey	●		●		●		●	Male	White

Santiago Martínez Garrido	●	●		●	●	●	●	Male	Hispanic

José Sáinz Armada	●	●	●	●		●		Male	Hispanic

Alan Solomont	●		●		●		●	Male	White

Camille Joseph Varlack	●	●			●		●	Female	Black

Proxy Statement 2023	Directors	| 12

Your Board’s Nominees for Director

The following biographies describe the skills, qualities, attributes, and experience of the nominees that led the board, on the recommendation of the compensation and nominating committee, to determine that it is appropriate to nominate these individuals for election at the Annual Meeting to hold office until the 2024 annual meeting and until their successor is elected and qualified. All the nominees currently serve as directors and have indicated that they will be willing and able to serve as directors. All the nominees other than Mr. Delgado Martín were elected at the 2022 annual meeting of shareholders. On December 12, 2022, Mr. Josè Ángel Marra Rodríguez resigned from the board, and Mr. Delgado Martín was appointed to fill the vacancy. Mr. Delgado Martín was identified as a candidate by the chair of the board.

Ignacio S. Galán Director since 2014 Chairman of the Board Executive Committee Chair

Mr. Galán, 72, served as Chairman and Chief Executive Officer of Iberdrola, S.A. from 2006 until October 2022, when he was appointed Executive Chairman of the Board of Directors of Iberdrola, S.A. Mr. Galán has also served as the Chairman of the Board of Directors of Scottish Power Ltd., an energy company in the United Kingdom (“Scottish Power”), since 2007, and as Chairman of the Board of Directors of Neoenergia, S.A., a Brazilian subsidiary of Iberdrola listed on the Sao Paulo Stock Exchange (“Neoenergia”), since 2017, each subsidiaries of Iberdrola, S.A. Mr. Galán holds honorary degrees from the Universities of Salamanca, Edinburgh and Strathclyde (Glasgow). Mr. Galán graduated as an industrial engineer from the Engineering School (ICAI) of Universidad Pontificia Comillas (Madrid). He also graduated in Business Administration and Foreign Trade from the School of Industrial Organisation (EOI) in Madrid.

Among other qualifications, Mr. Galán brings to the board executive leadership experience in the energy industry, including his service as executive chairman and former service as chief executive officer of a large international public company, along with extensive expertise in sustainable development, risk management, government regulatory and strategic planning, and leadership of complex organizations in the global business environment.

Other current public company directorships

Iberdrola, S.A.

Neoenergia, S.A. (member of the Iberdrola group of companies)

Selected directorships and memberships

Presidential CEO Advisory Board, Massachusetts Institute of Technology

Member, European Round Table of Industrialists

International Advisory Council, J.P. Morgan Chase & Co.

Member, Electricity Cluster of the World Economic Forum (Davos)

Chairman of the Board of Directors, Scottish Power Ltd.

Board of Trustees, Princess of Asturias Foundation

Board of Trustees, COTEC Foundation

Board of Trustees, Carolina Foundation

Board of Trustees, Aspen Institute España

Board of Trustees, Elcano Royal Institute

Royal Board of Trustees, Museo del Prado

Proxy Statement 2023	Directors	| 13

John Baldacci Director since 2014 Vice Chair of the Board Special Committee Chair Unaffiliated Committee

Mr. Baldacci, 68, served as Senior Advisor for Economic Development & Government Relations at Pierce Atwood LLP from 2012 until May 2021. Mr. Baldacci served as the 73rd Governor of the State of Maine from 2003 until 2011. He previously served as Director of the U.S. Department of Defense’s Military Health Care Reform Initiative from 2011 to 2012, and U.S. Representative for Maine’s 2nd Congressional District from 1995 to 2003. Mr. Baldacci earned a B.A. in History from the University of Maine at Orono.

Among other qualifications, Mr. Baldacci brings senior leadership experience to the board, including his service as the Governor of the State of Maine, along with extensive experience in economic development and government relations.

Selected directorships and memberships

Board of Directors, Jobs for America’s Graduates

Pedro Azagra Blázquez Director since 2019 & from 2014 – 2018 Executive Committee Special Committee

Mr. Azagra Blázquez, 54, has served as Chief Executive Officer of Avangrid since May 2022, and previously served as the Chief Development Officer of Iberdrola from 2008 until his appointment as Avangrid Chief Executive Officer. Prior to his appointment as Chief Development Officer, Mr. Azagra Blázquez served as Iberdrola’s Director of Strategy. He has also served as Professor of Corporate Finance and Mergers and Acquisitions at Universidad Pontificia de Comillas, in Madrid, Spain since 1998. Mr. Azagra Blázquez formerly served on the Board of Directors of Siemens Gamesa Renewable Energy, S.A. He earned a business degree and a law degree from Universidad Pontificia de Comillas and an M.B.A. from the University of Chicago. Mr. Azagra Blázquez has served as a member of the Company’s Board since 2019 and previously served as a member of the Board from 2014 until 2018. In addition, Mr. Azagra Blázquez serves as a member of the board of directors of Neoenergia, S.A., a member of the Iberdrola group of companies listed on the Sao Paulo Stock Exchange.

Among other qualifications, Mr. Azagra Blázquez brings to the board senior leadership experience through his service as a senior executive at a large international public company and prior experience leading Iberdrola’s United States business, along with his extensive knowledge of the utilities industry, capital markets and finance, risk management and corporate strategy in the global business environment.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

Proxy Statement 2023	Directors	| 14

María Fátima Báñez García Director since 2022 Governance and Sustainability Committee Chair

Ms. Báñez García, 56, is a business consultant and advisor and most recently served as an independent member of the Board of Directors and Audit Committee of Iberdrola México, S.A. de C.V., a member of the Iberdrola group of companies, from September 2020 until June 2022. She previously served as Minister for Employment and Social Security of the Government of Spain from 2011 to 2018, Acting Minister for Health, Social Services and Equality during 2016, a Member of the Parliament in representation of Huelva in the Congress of Deputies (Spanish lower house of the Spanish legislative branch) from 2009 to 2019, and President of the Foreign Commission of the Congress of Deputies from 2018 to 2019. Ms. Báñez García has a Law and Business Degree from Universidad Pontificia de Comillas – ICADE and graduate studies from Harvard University.

Among other qualifications, Ms. Báñez García brings to the board executive leadership experience including her experience as Minister for Employment and Social Security of the Government of Spain, along with a global business perspective and experience in government relations, economic development, public policy, and human capital management.

Other current public company directorships

Laboratorios Farmcéuticos Rovi, S.A.

Selected directorships and memberships

Chair, CEOE Foundation

Daniel Alcain Lopéz Director since 2020

Mr. Alcain Lopéz, 49, has served as Director of Group Administration and Control of Iberdrola, S.A. since 2020, and from 2018 to 2020 served as Director of Group Risk Management of Iberdrola, S.A. Previously, Mr. Alcain Lopéz served as Senior Vice President – Controller of Avangrid from December 2015 until April 2018. Mr. Alcain Lopéz served as Chief Financial Officer of Scottish Power, from April 2012 until December 2015, and Iberdrola USA, Inc., from December 2009 until March 2012. Mr. Alcain Lopéz joined the Iberdrola group in 2001 and worked for four years in Latin America within the Control area. He holds two degrees in Economy and Law from the University of Valladolid.

Among other qualifications, Mr. Alcain Lopéz brings to the board executive leadership experience and extensive financial and accounting expertise, experience in strategic planning and risk management of complex organizations, and a global business perspective from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

Selected directorships and memberships (all members of Iberdrola group of companies)

Board of Directors, Iberdrola España, S.A.

Board of Directors, Scottish Power Ltd.

Board of Directors, Iberdrola Mexico

Proxy Statement 2023	Directors	| 15

Robert Duffy Director since 2019 Unaffiliated Committee Chair

Mr. Duffy, 68, has served as President and Chief Executive Officer of the Greater Rochester Chamber of Commerce since January 1, 2015. Prior to working for Rochester Business Alliance, Mr. Duffy served as Lieutenant Governor in New York in Governor Andrew Cuomo’s administration from January 2011 to December 2014. Mr. Duffy previously served as Rochester mayor from January 2006 to January 2011 and as Rochester police chief from March 1998 to April 2005, when he resigned his post to run for mayor. He joined the Rochester Police Department in November 1976. Mr. Duffy holds two degrees from Monroe Community College, a Bachelor of Science degree from Rochester Institute of Technology, and Master of Arts degree from the Maxwell School of Citizenship and Public Affairs at Syracuse University.

Among other qualifications, Mr. Duffy brings to the board senior leadership experience, including his service as the Lieutenant Governor of New York, along with extensive experience in government relations, economic development, public policy, and risk management.

Selected directorships and memberships

Board of Trustees, State University of New York

Board of Directors, Business Council of New York State

Board of Directors, Center for Governmental Research

Chair, Erie County Stadium Corporation

Teresa Herbert Director since 2019 Audit Committee

Ms. Herbert, 61, has served on the Board of Directors from 2026 to 2022, and as President of Independence Holding Company since July 2021, a publicly traded company on the NYSE until the company merged in February 2022. She previously served as Chief Financial Officer from 2016 until her appointment as President. Ms. Herbert previously served on the Board of Directors and as Chief Financial Officer of American Independence Corp., a public company traded on the NASDAQ, until the company was acquired in 2016. Ms. Herbert is a Certified Public Accountant (inactive) and received a Bachelor of Science degree in Accounting from Rutgers University.

Among other qualifications, Ms. Herbert brings to the board senior leadership experience, financial and accounting expertise as the Chief Financial Officer of a public company and experience in corporate strategy, risk management, government regulatory, and strategic planning.

Selected directorships and memberships

Audit Committee Chair, Independence Pet Holdings, Inc.

Board of Directors, Independence Pet Holdings, Inc.

Audit Committee Chair, Independence Pet Holdings, Inc.

Board of Director and Audit Committee Member, Independence American Insurance

Company (a subsidiary of Independence Pet Holdings, Inc.)

Proxy Statement 2023	Directors	| 16

Patricia Jacobs Director since 2019 Compensation and Nominating Committee Unaffiliated Committee

Ms. Jacobs, 59, served as the President of AT&T’s Northern Region, a position she held from March 2020 until her retirement in November 2022. Ms. Jacobs previously served as President of AT&T New England from January 2012 to March 2020. Ms. Jacobs held numerous leadership positions at AT&T including Regional Vice President for International Affairs and Regional Vice President for Federal Affairs. Prior to joining AT&T, Ms. Jacobs served as an aide to Congressman Edward J. Markey (D-MA) and as a member of the staff of the Massachusetts Senate’s Commerce and Labor Committee. Ms. Jacobs holds a B.A. from the University of Texas at Austin and an M.A. and Ph.D. in Political Science from Boston College.

Among other qualifications, Ms. Jacobs brings to the board executive leadership experience, including her service as an executive at a global telecommunications business, along with strategic decision-making, risk management, regulatory and public policy expertise.

Selected directorships and memberships

Vice Chair of the Board of Directors, Massachusetts Port Authority

Boards of Directors, John F. Kennedy Library Foundation

Board of Trustees, Boys & Girls Clubs of Boston

Board of Directors, Greater Boston Chamber

Vice Chair, New England Council

John Lahey Director since 2015 Compensation and Nominating Committee Chair Executive Committee

Mr. Lahey, 76, currently serves as President Emeritus and Professor of Philosophy of Quinnipiac University in Hamden, Connecticut, a private, coeducational university and served as the President of Quinnipiac University for 31 years. Mr. Lahey previously served on the Board of Directors of UIL Holdings Corporation (which we acquired in 2015) from 1994 to 2015, and as its Non-Executive Chair from 2010 until 2015, and as a member of the Board of Directors of Independence Holding Company from 2006 until February 2022. Mr. Lahey holds Bachelor’s and Master’s degrees from the University of Dayton, a Master’s degree from Columbia University and a Ph.D. from the University of Miami.

Among other qualifications, Mr. Lahey brings to the board executive leadership experience, including his service as the former President of a prestigious coeducational university, along with strategic decision-making, communications, government regulatory, and financial experience through his service on other public company boards.

Selected directorships and memberships

Board of Directors, Yale New Haven Health System

Board of Directors, Alliance for Cancer Gene Therapy

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Agustín Delgado Martín Director since 2022

Mr. Delgado Martín, 51, has served as Director of Innovation and Sustainability of Iberdrola, S.A. (“Iberdrola”) since 2010. He previously served as Director of Innovation from 2006 to 2010. Mr. Delgado Martín serves as a member of the Energy Transitions Commission, a global coalition of leaders from across the energy landscape committed to achieving net zero emissions by mid-century, a member of the advisory board of the Global Alliance for Sustainable Energy, a member of the advisory board of REDS, the Spanish Network for Sustainable Development and part of the United Nation’s Sustainable Development Solutions Network, a member of the advisory board of Massachusetts Institute of Technology’s Future Energy Systems Center, and co-director of the Iberdrola Chair SDG-2030 Agenda at the Polytechnic University of Madrid. Mr. Delgado Martín previously served as a member of the Board of Directors of Siemens Gamesa Renewable Energy, S.A. Mr. Delgado Martín has an industrial engineering degree from the Escuela Técnica Superior de Ingeniería (ICAI) of the Universidad Pontificia Comillas in Madrid and a doctorate in Engineering from the National Distance Education University.

Santiago Martínez Garrido Director since 2015 Special Committee

Mr. Martínez Garrido, 54, has served as the Head of Legal Services for Iberdrola, S.A. since 2016, as General Secretary of Iberdrola, S.A. since July 2021 and as Secretary of the Iberdrola, S.A. Board of Directors from January 1, 2023. He previously served as the Deputy Secretary of the Iberdrola, S.A. Board of Directors from 2015 until January 1, 2023. Mr. Martínez Garrido has also served as a member of the board of Neoenergia since 2014 and as a Director of Elecktro Holdings, S.A. from 2012 to 2018. Previously, he served as Head of Corporate Legal Services of Iberdrola, S.A., Secretary of the Board of Directors of Iberdrola Renovables, S.A., Secretary of the Board of Directors of Iberdrola España, S.A.U. and Secretary of the Board of Directors of Fundación Iberdrola, the charitable foundation of Iberdrola, S.A. Before joining Iberdrola, S.A., Mr. Martínez Garrido served as Chief of Staff of the Minister of Justice of Spain and of the Justice Secretary of State of Spain from 2000 to 2004. Mr. Martínez Garrido has served as the Secretary of the Board of Trustees of the Royal Academy of Jurisprudence and Legislation in Madrid since 2014. Mr. Martínez Garrido is a State Lawyer and has a degree in Law from Universidad Complutense in Madrid, a degree in Business Studies from Colegio Universitario San Pablo in Madrid and a PhD from Universidad Autónoma de Barcelona.

Among other qualifications, Mr. Martínez Garrido brings to the board executive leadership experience and extensive legal expertise in the energy industry, along with a global business perspective from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

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José Sáinz Armada Director since 2014 Compensation and Nominating Committee Executive Committee Governance and Sustainability Committee

Mr. Sáinz Armada, 63, has been the Chief Financial, Control and Development Officer of Iberdrola, S.A. since 2022. Mr. Sáinz Armada served as the Chief Financial and Resource Officer from 2015 until 2022 and as the Chief Financial Officer from 2004 to 2015. Before joining Iberdrola, S.A., Mr. Sáinz Armada started his professional career at JP Morgan. He then held various positions at Argentaria Bolsa, Banco de Negocios Argentaria, Argentaria where he was Chief Financial Officer and Banco Bilbao Vizcaya Argentaria, S.A. (BBVA) where he was Head of Assest Management Division (including business and insurance companies). Mr. Sáinz Armada earned a degree in Law and Business Administration from the Catholic Institute of Business Administration from the Universidad Pontificia de Comillas Madrid and an M.B.A. from INSEAD in Fontainebleau, France.

Among other qualifications, Mr. Sáinz Armada brings to the board financial and accounting expertise as the Chief Financial and Resources Officer of a large international public company and experience in corporate strategy, risk management, and strategic planning of complex organizations from his service as a senior executive at a large international public company.

Other current public company directorships

Neoenergia, S.A. (member of the Iberdrola group of companies)

Selected directorships and memberships

Board of Directors, Scottish Power Ltd. (member of the Iberdrola group of companies)

Alan Solomont Director since 2014 Audit Committee Chair

Ambassador Solomont, 74, is Dean Emeritus of the Jonathan M. Tisch College of Civic Life at Tufts University and served as Dean from January 2014 until July 2021. He is the Chairman of the Board of Directors of the Spain-U.S. Chamber of Commerce, a volunteer position he has held since 2013. He previously served as United States Ambassador to Spain and Andorra from 2009 to 2013. Prior to his posting to Madrid, he was a member of the bipartisan Board of Directors of the Corporation for National and Community Service beginning in 2000, and he was elected chair in 2009. Ambassador Solomont has a B.A. in Political Science and Urban Studies from Tufts University and a B.S. in Nursing from the University of Massachusetts Lowell.

Among other qualifications, Ambassador Solomont brings to the board extensive experience in the nonprofit sector, government relations, and strategic decision-making and financial experience through his service as Ambassador to Spain and Andorra and as a dean of a major United States university.

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Camille Joseph Varlack Director since 2022 Audit Committee Governance and Sustainability Committee

Ms. Varlack, 47, has served as the Chief of Staff of the 110th Mayor of the City of New York since November 2022. She previously served as the founding partner and the Chief Operating Officer of Bradford Edwards & Varlack, LLP, a complex civil and commercial litigation firm based in New York, New York, from September 2020 until December 2023. She previously served as Chief Operating Officer and Deputy General Counsel of Pierce Bainbridge LLP, a national civil litigation firm, from April 2019 to August 2020, as a member of the New York State COVID-19 Task Force from March 2020 to June 2020, in the New York State Executive Chamber as Deputy Director of State Operations from March 2018 to April 2019 and as the Chief Risk Officer and Special Counsel from July 2017 to April 2019. From May 2015 to August 2017, she served as Special Counsel to the Superintendent for Ethics, Risk and Compliance for the New York State Department of Financial Services. Ms. Varlack has a J.D. from Brooklyn Law School and a B.A. from the State University of New York at Buffalo and is admitted to the Bar of the State of New York.

Among other qualifications, Ms. Varlack brings over 18 years of hands-on experience in public and private sector legal and operational leadership to the board including extensive experience in risk management, government relations, ethics and compliance, cybersecurity and human capital management.

Selected directorships and memberships

Board of Trustees, State University of New York

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Director Compensation

Members of the board who are not employees of Avangrid (“non-employee directors”) received compensation for their board service, which is reviewed annually by the compensation and nominating committee and the board. For 2022, the board determined the form and amount of non-employee director compensation described below. In 2022, non-employee directors received an annual cash retainer of $140,000. In 2022, each of the chair and the vice chair of the board of directors received an additional annual cash retainer of $60,000; the chair of each of the audit committee, compensation and nominating committee, governance and sustainability committee, and the unaffiliated committee received an additional cash retainer of $30,000; and each non-employee director that was a member of one or more committees of the board received an additional cash retainer of $30,000. All retainers are paid in quarterly installments. The following table shows information regarding the compensation earned during 2022 by each non-employee director serving on the board during 2022. Our former Chief Executive Officer, Mr. Arriola was appointed to the board in July 2020 and notified Avangrid of his intention to leave the business, effective May 28, 2022, and did not receive any compensation for his service as a member of the board. On May 31, 2022, Mr. Arriola resigned from the board. As Mr. Delgado Martín joined the board on December 15, 2022, he did not receive any compensation as a director during 2022.

Name	Fees Earned or Paid in Cash ($)	Total ($)

Ignacio S. Galán	200,000	200,000

John Baldacci	200,000	200,000

Daniel Alcain Lopéz	140,000	140,000

Pedro Azagra Blázquez(1)	70,000	70,000

María Fátima Báñez García	70,000	70,000

Robert Duffy	200,000	200,000

Patricia Jacobs	170,000	170,000

Teresa Herbert	170,000	170,000

John Lahey	200,000	200,000

José Ángel Marra Rodríguez(2)	140,000	140,000

Santiago Martínez Garrido	140,000	140,000

José Sáinz Armada	170,000	170,000

Alan Solomont	200,000	200,000

Camille Joseph Varlack	85,000	85,000

Elizabeth Timm(3)	85,000	85,000

(1)	Effective May 29, 2022, Mr. Azagra Blázquez commenced his service as Chief Executive Officer and did not receive any additional compensation for his service as a member of the board.

(2)

Mr. Marra Rodríguez resigned from the board on December 12, 2022, and, on December 15, 2022, upon recommendation of the compensation and nominating committee, the board elected Agustín Delgado Martín as a member of the board to fill the vacancy created by Mr. Marra Rodríguez’s resignation from the board.

(3)	Ms. Timm’s service as a member of the Avangrid board ended on July 20, 2022 at the annual meeting of shareholders.

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At its meeting on February 16, 2023, after reviewing the compensation and nominating committee’s recommendation and reviewing a comparison of compensation payable to comparable companies that qualify as “controlled companies” within the meaning of the NYSE rules, the board determined to maintain the same form but increase the amount of director compensation from 2022 for 2023. In 2023, each non-employee director will receive an annual cash retainer of $170,000. In 2023, the chair of the board will receive an additional annual cash retainer of $70,000 and the vice-chair of the board will receive an additional cash retainer of $40,000. In 2023, the chair of each of the audit committee, compensation and nominating committee, governance and sustainability committee, and unaffiliated committee will receive an additional cash retainer of $40,000 and each non-employee director that was a member of one or more committees of the board received an additional cash retainer of $30,000.

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Corporate Governance

This section describes our governance and sustainability system and the role and structure of our board.

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Governance and Sustainability System

Avangrid’s governance and sustainability system (the “Avangrid Governance and Sustainability System”) is integral to the company’s corporate purpose and the creation of sustainable value for society, customers, and shareholders. Reflecting the purpose and values of the Avangrid group, the Avangrid Governance and Sustainability System is inspired by and based upon a commitment to ethical principles, transparency, and leadership in the application of best practices in good governance, and is designed to be a working structure for principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. Avangrid’s charter, by-laws, corporate policies, internal corporate governance rules, and the other internal codes and procedures approved or adopted by Avangrid’s board of directors form the framework of governance of Avangrid, including our corporate governance guidelines, code of business conduct and ethics, and committee charters. Reflecting our commitment to continuous improvement and best practices, the board approved a refreshment of the Avangrid Governance and Sustainability System that, among other things, established a new governance and sustainability committee responsible for overseeing and maintaining the Avangrid Governance and Sustainability System, Avangrid’s compliance with legal and regulatory requirements, oversight of Avangrid’s environmental, social, and governance (“ESG”) performance, activities and initiatives, and non-financial sustainability reporting. The Avangrid Governance and Sustainability System, including our corporate governance guidelines, code of business conduct and ethics, and committee charters are publicly available in the Corporate Governance section of Avangrid’s website at www.avangrid.com.

Board Leadership Structure

The board periodically reviews its leadership structure and the responsibilities and composition of its standing committees to determine whether they continue to serve Avangrid and its shareholders. The structure and composition of the board and its committees are intended to leverage the diverse experience of the board members and promote effective oversight.

The Avangrid Governance and Sustainability System allows the flexibility to separate or consolidate the positions of chairman of the board and chief executive officer. The board believes its current leadership structure, which separates the roles of chairman and chief executive officer, best serves the objectives of the board’s oversight of management, the board’s ability to carry out its roles and responsibilities on behalf of Avangrid’s employees, customers, shareholders and other key stakeholders, and Avangrid’s overall corporate governance. The board also believes that the separation of the roles of chairman and chief executive officer allows the chief executive officer to focus more of his time and energy on operating and managing the company and leverages the chairman’s experience in the energy industry.

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The Controlled Company Exemption

Avangrid is a “controlled company” within the meaning of the rules of the NYSE because Iberdrola, S.A. owns more than 50% of the company’s outstanding shares of common stock. Consequently, Avangrid is not required to comply with certain of the NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on Avangrid’s board of directors, or the requirement to have compensation and nominating/corporate governance committees comprised of fully “independent” directors. Nonetheless, the board has established a compensation and nominating committee and a governance and sustainability committee comprised of a majority of independent directors, and an unaffiliated committee, comprised solely of independent directors, to assist the board in exercising its oversight responsibilities.

Director Independence

Due to Avangrid’s status as a “controlled company,” we rely on certain exemptions from the rules of the NYSE that would otherwise require that our board be comprised of a majority of “independent” directors as defined under the rules of the NYSE. Avangrid is required to have an “independent” audit committee under the NYSE’s listed company requirements. See the section entitled “Corporate Governance—Audit Committee” for additional information.

The board has undertaken a review of the independence of each director nominee. Based on this review, the board has determined that each of Mmes. Báñez García, Herbert, Jacobs, and Joseph Varlack and Messrs. Baldacci, Duffy, Lahey, and Solomont do not have a material relationship with the Avangrid group of companies (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Avangrid group of companies) and that each of these nominees is “independent” under the rules of the NYSE.

Board Meetings

During 2022, the board held nine meetings, with each member of the board attending all of the board meetings. Avangrid expects all directors to attend the Annual Meeting of shareholders. All directors serving at the time attended our 2022 annual meeting of shareholders.

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Committee Composition

The board has established five standing committees—an audit committee, compensation and nominating committee, governance and sustainability committee, executive committee, and unaffiliated committee. The board also has established an ad hoc special committee more particularly described below. The current composition and responsibilities of each standing committee is described below. Members serve on committees until their resignation or until otherwise determined by the board of directors.

Director	Audit Committee	Executive Committee	Unaffiliated Committee	Compensation and Nominating Committee	Governance and Sustainability Committee	Special Committee

Ignacio S. Galán

John Baldacci

Daniel Alcain Lopez

Pedro Azagra Blázquez

Robert Duffy

Teresa Herbert

Patricia Jacobs

John Lahey

Agustín Delgado Martín

Santiago Martínez Garrido

José Sáinz Armada

Alan Solomont

María Fátima Báñez García

Camille Joseph Varlack

  Chair                           Member

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Audit Committee

The audit committee assists the board with oversight and monitoring of Avangrid’s financial statements and other financial information provided by Avangrid to its shareholders and others; compliance with legal, regulatory, and public disclosure requirements; the independent auditors, including their qualifications and independence; Avangrid’s systems of internal controls, including the internal audit function; treasury and finance matters; enterprise risk management; physical and cybersecurity; and the auditing, accounting, and the financial and non-financial reporting process generally. The audit committee also appoints Avangrid’s independent registered public accounting firm and pre-approves the services performed by such firm.

Mmes. Herbert and Varlack currently serve on and, during 2022, served on the audit committee, with Ambassador Solomont serving as the chair. Ms. Timm served on the audit committee during 2022 until her term ended on July 20, 2022 at the annual meeting of shareholders. All current members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the NYSE. In addition, the board has determined that Ms. Herbert is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 and has the requisite accounting or related financial management expertise as set forth in the NYSE corporate governance rules. The board has determined that each of the members of the audit committee is “independent” as defined under the NYSE listing standards and under Rule 10A-3(b)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”). The audit committee operates under a written charter adopted by the board in accordance with applicable rules of the NYSE and the SEC, which is available on the company’s website at www.avangrid.com. The audit committee met nine times during 2022, with each of the committee members attending all of the meetings.

Compensation and Nominating Committee

The compensation and nominating committee (formerly known as the compensation, nominating and corporate governance committee) is responsible for reviewing and approving executive officer compensation and executive incentive compensation plans and equity-based plans; administering the company’s executive incentive compensation plans and equity-based plans; reviewing, and recommending to the board for approval, director compensation; periodically reviewing the chief executive officer succession plan; determining the qualifications, qualities, skills, and other expertise required to be a director; and reviewing and making recommendations to the board regarding the selection and approval of the nominees for director. For a description of the compensation and nominating committee’s processes and procedures, including the roles of the independent compensation consultant and Avangrid’s executive officers in support of the compensation decision-making processes, see the section entitled “Executive Compensation—Compensation Discussion and Analysis.”

Ms. Jacobs and Mr. Sáinz Armada currently serve on and, during 2022, served on the compensation and nominating committee, with Mr. Lahey serving as chair. Ms. Jacobs and Mr. Lahey are “independent” as defined under the NYSE

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listing standards applicable to compensation committee members. The company relies on the controlled company exemption from the rules of the NYSE that would otherwise require the compensation and nominating committee be comprised of solely “independent” directors as defined under the rules of the NYSE.

The compensation and nominating committee operates under a written charter adopted by the board, which is available on the company’s website at www.avangrid.com. The compensation and nominating committee held 13 meetings during 2022, with each committee member attending all of the meetings.

To the extent the board and compensation and nominating committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or Rule 16b-3 of the Exchange Act, are delegated to a subcommittee of the compensation and nominating committee comprised entirely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act (the “compensation subcommittee”). Ms. Jacobs and Mr. Lahey currently serve on the compensation subcommittee. The compensation subcommittee serves to (i) establish, administer, approve, and certify (for the purposes of satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent still applicable) performance goals for employee compensation awards and (ii) review and approve (for purposes of Rule 16b-3 of the Exchange Act) compensation grants and awards by the company of its securities to an officer or director of the company. Prior to the payment of any compensation awarded by the compensation subcommittee, all compensation decisions by the compensation subcommittee are subject to ratification from the full board.

Governance and Sustainability Committee

On October 19, 2022, reflecting the strategic importance of ESG+F, the board of directors established the governance and sustainability committee. The governance and sustainability committee is responsible for overseeing the company’s corporate governance policies and procedures, ESG risk management and non-financial sustainability reporting, the company’s compliance and ethics program, the company’s Governance and Sustainability System, and the board and committee annual self-evaluation process. Ms. Varlack and Mr. Sáinz Armada currently serve on and, during 2022, served on the governance and sustainability committee, with Ms. Báñez García serving as chair. Mr. Martínez Garrido served on this committee from its establishment in October 2022 until his resignation from the committee on December 14, 2022.

The governance and sustainability committee operates under a written charter adopted by the board in accordance with applicable rules of the NYSE and the SEC, which is available on the company’s website at www.avangrid.com. The governance and sustainability committee met once during 2022, with each of the committee members attending the meeting.

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Executive Committee

The board has established an executive committee, which may exercise all the powers of the board when the full board is not in session, to the extent permitted by applicable law. In particular, the executive committee has not been delegated, and may not exercise, the authorities and duties assigned to the audit committee or the unaffiliated committee. Messrs. Azagra Blázquez, Lahey, and Sáinz Armada and Ms. Báñez García currently serve on and, during 2022, served on the executive committee, with Mr. Galán serving as chair. Mr. Arriola served on the executive committee during 2022 until his resignation from the board on May 31, 2022. The executive committee held three meetings during 2022, with each of the committee members attending all of the meetings.

Unaffiliated Committee

The unaffiliated committee was established in accordance with the shareholder agreement, dated December 15, 2015, between Avangrid and Iberdrola, S.A., (the “Shareholder Agreement”) and, among other things, is responsible for reviewing and approving all transactions entered into between the company and Iberdrola, S.A., or its affiliates, and ensuring that such transactions are entered into on an arms’ length basis. The unaffiliated committee operates under a written charter adopted by the board, which is available on the company’s website at www.avangrid.com. Ms. Jacobs and Mr. Baldacci currently serve on, and during 2022, served on the unaffiliated committee, with Mr. Duffy serving as the chair. The unaffiliated committee is comprised solely of “independent” directors. The unaffiliated committee held five meetings during 2022, with each of the committee members attending all of the meetings.

Special Committee

The board has established a special committee, which is responsible for, among other things, carrying out the responsibilities delegated by the board relating to oversight of New England Clean Energy Connect (NECEC) transmission line project. The special committee operates under a written charter adopted by the board, which is available on the company’s website at www.avangrid.com. Messrs. Azagra Blázquez and Martínez Garrido currently serve on and, during 2022, served on the special committee, with Mr. Baldacci serving as the chair. The special committee held seven meetings during 2022, with each of the committee members attending more than 85% of the meetings.

Executive Sessions

In accordance with our corporate governance guidelines, to ensure that non-management directors serve as an effective check on management and to encourage open discussion among such non-management directors, our non-management directors meet in executive sessions without management directors or management present on a periodic basis but no less than twice a year. Our chair, a non-management director, presides at these meetings. In accordance with the NYSE rules, our independent directors also meet in an executive session at least once a year. Mr. Lahey presided at the executive sessions of independent directors during 2022.

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Annual Board Assessment

The board utilizes a comprehensive, multi-part process for its ongoing self-assessment to ensure that the board and its committees are working effectively together and its processes reflect best practices. The board also uses the results of this self-assessment process to assist it when reviewing its composition. While the formal self-assessment and independent corporate governance review described below is conducted on an annual basis, directors share perspectives, feedback, and suggestions continuously throughout the year. The governance and sustainability committee designs and establishes the overall assessment framework.

01.	The board conducts an annual self-assessment to review the effectiveness of the board and its committees. In this comprehensive review, the self-assessment focuses on:

	•	The composition and performance of the board, including the size, mix of skills, and director refreshment practices;
	•	The quality and scope of the materials distributed in advance of meetings;
	•	The board’s access to company executives and operations;
	•	The promotion of rigorous decision-making by the board and its committees; and
	•	The overall functioning of the board and its committees.

02.	Each of the audit committee, compensation and nominating committee, governance and sustainability committee, and unaffiliated committee also perform an annual self-assessment.

03.	Annually, Avangrid engages PricewaterhouseCoopers to conduct an independent assessment of its corporate governance practices and the corporate governance practices of its principal subsidiaries and to recommend improvements to the operations of the board and its committees. The independent assessment focuses on:

	•	Compliance with governance requirements; and
	•	Alignment with trends in corporate governance.

04.	The results of the board and committee self-assessments are compiled and presented to the board along with the results of the independent corporate governance assessment.

05.

Items identified in the board and committee self-assessments and/or the independent corporate governance assessment requiring follow-up are monitored on an ongoing basis by the board and by Avangrid management.

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Risk Management Oversight

In the normal course of its business, Avangrid is exposed to a variety of risks, including political and regulatory risks, climate-related risks, credit and investment risks, and cybersecurity and other operational risks. In connection with the board’s oversight function, the board oversees management’s identification, assessment, and mitigation of risks related to our company, business, and people and Avangrid’s policies and procedures for managing risk.

Selected areas of board, committee, and management risk oversight in 2022:

Board of Directors

Continuous oversight of overall risks with emphasis on strategic risks including risks related to major projects, climate change, and the response to extraordinary external events (such as global health pandemics), and policies and procedures

related to risk oversight.

Audit

Committee

Financial reporting, internal
controls and financial risks,
principal operating risks, credit
and investment risks, related
party transactions, political and
regulatory risks, and physical
and cyber security risks.

Compensation and Nominating Committee Compensation policies, practices, incentive-related risks, and human capital and management-related risks.	Governance and Sustainability Committee Environmental, social, and governance-related risks (including the Avangrid Governance and Sustainability System), and compliance and ethics risks.

Management

Identification, assessment and management of risks and development of risk management infrastructure through the risk division and a risk committee, which is comprised of key members of management including the chief executive officer, the director of the risk division, the general counsel, and the director of internal audit.

Transparency

We publicly disclose information about our business across a number of topics including our environmental, social, and governance efforts across the company including our commitments, programs, and progress on our ESG+F goals. This includes our annual sustainability report, Global Reporting Initiative (GRI) report, EEI and AGA ESG/sustainability report, Sustainability Accounting Standard Board (SASB) report, and UN Energy Compact report, each of which is available in the Sustainability section of www.avangrid.com.

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Shareholder Engagement

We proactively engage with shareholders and other stakeholders throughout the year to learn their perspectives on significant issues, including company performance and strategy, corporate governance, executive compensation, climate action, and other important ESG+F topics. This engagement helps us better understand the issues that matter most to our shareholders and address them effectively. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our board as appropriate. In 2022, we reached out to shareholders to discuss the structure of the Avangrid Governance and Sustainability System, executive compensation, the skills of our directors, and our sustainability achievements. The board carefully considers shareholder feedback.

Communications with the Board

Any shareholder or interested party who wishes to communicate or request a meeting with members of the board or with only non-management directors or any specified individual director may do so by writing to Avangrid’s corporate secretary at the address below. All communications will be reviewed by our legal services division who will, in consultation with our chairman of the board, determine whether the subject matter of the communication deals with the functions of the board or committees thereof or that our legal services division, in consultation with our chairman of the board, otherwise determine should be brought to the attention of the non-management directors, the full board, or one or more of its committees, as well as whether any response to the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

Senior Vice President—General Counsel and Corporate Secretary AVANGRID, Inc. 180 Marsh Hill Road Orange, Connecticut 06477

Code of Business Conduct and Ethics

Avangrid has a code of business conduct and ethics that applies to all employees including Avangrid’s principal executive officer, principal financial officer, principal accounting officer, directors, and other senior financial officers. The code is intended to provide guidance to employees, management, and the board to assure compliance with law and promote ethical behavior. Any amendment to the code, or any waivers of its requirements, will be disclosed if required on the company’s website at www.avangrid.com.

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Compensation and Nominating Committee Interlocks and Insider Participation

Messrs. Lahey and Sáinz Armada and Ms. Jacobs deliberated on executive compensation matters in their capacity as members of the compensation and nominating committee during 2022. None of these directors is, or has ever been, an officer or employee of Avangrid or any of our subsidiaries. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board.

Review, Approval, or Ratification of Transactions with Related Persons

The board has adopted a written policy for approval of transactions in which Avangrid was, is, or will be a participant and in which its directors, director nominees, executive officers, greater than 5% beneficial owners, and each of their respective immediate family members has or will have a direct or indirect material interest, where the amount involved in the transaction exceeds or is expected to exceed $120,000. A copy of this policy, the related party transaction policy, is available in the Corporate Governance section on the company’s website at www.avangrid.com. The policy provides that the audit committee reviews all transactions subject to the policy (other than transactions between Avangrid and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand, which are subject to review by the unaffiliated committee to ensure that such transactions are entered into on an arms’ length basis pursuant to the Shareholder Agreement) and determines whether or not to approve or ratify those transactions. In addition, the audit committee has delegated authority to the chair of the audit committee to pre-approve or ratify transactions under certain circumstances. The policy prohibits any director from participating in any review, discussion, consideration, or approval of any transaction subject to the policy for which such director or his or her family member is a related party, except that such director is required to provide all material information concerning the interested transaction to the audit committee. In reviewing the transactions subject to the policy, the audit committee, or the chair of the audit committee, as applicable, considers among other factors it deems appropriate:

•	the benefits to the company;

•	the impact on a director’s independence, if applicable;

•

the opportunity costs of other sources for comparable products or services, including whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances;

•	the terms of the transaction; and

•	the actual or apparent conflict of interest of the related party.

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Certain Relationships and Related Party Transactions

Relationship with Iberdrola, S.A.

Iberdrola, S.A. currently directly holds 81.5% of the outstanding shares of Avangrid common stock. As the company’s controlling shareholder, Iberdrola, S.A. continues to exercise significant influence over Avangrid, including the composition of our board and any action requiring the approval of our shareholders. Transactions with Iberdrola, S.A. relate predominantly to pass-through charges of corporate services/management fees. These corporate services are entered into on an arm’s length basis and are aimed at maximizing our operating efficiency in an efficient and flexible service model. The corporate services are provided at market quality, and subject to audit and dispute resolution procedures.

The Shareholder Agreement

On December 16, 2015, we completed the acquisition of UIL pursuant to a merger agreement. In connection with the transaction, we entered into the Shareholder Agreement on December 16, 2015 with Iberdrola, S.A. The Shareholder Agreement sets forth certain governance arrangements and contains various provisions relating to, among other things, representation on our board, minority protections that limit the disposal or transfer of shares of the company by Iberdrola, S.A., registration rights, preemptive rights, and the requirements for the approval of affiliate transactions and business opportunities, which are described in more detail below.

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The Shareholder Agreement provides that the company will, after December 16, 2020, have at least four “independent” directors (as defined in the Shareholder Agreement), provided that Mr. Baldacci may be deemed an independent director for this purpose. Additionally, in the event of the resignation, removal, or death of Mr. Baldacci (or his respective replacement on the board) decides not to stand for reelection to our board or is otherwise unable or unwilling to serve on our board, Iberdrola, S.A. will nominate a person to serve on our board of directors who qualifies as an independent director pursuant to the rules of the NYSE and applicable law.

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The Shareholder Agreement provides that as long as Iberdrola, S.A. continues to own 50% or more of the outstanding voting stock of the company, subject to the foregoing and compliance with applicable law, Iberdrola, S.A. shall have the right to designate the individuals to be nominees for election to the company’s board. At any time when Iberdrola, S.A. owns less than 50% of the outstanding voting stock of the company, it shall have the right to appoint such number of directors to the company’s board equal to its voting power multiplied by the total number of directors of the company, and in no event less than one director. Iberdrola S.A. has also agreed to vote all of its outstanding shares of voting stock of the company in favor of the nominees. recommended by the company’s board.

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The Shareholder Agreement provides that the board must establish an unaffiliated committee made up of “independent” directors (as defined in the Shareholder Agreement). Under the Shareholder Agreement, a director is considered “independent” if they are independent under the rules of NYSE with respect to Avangrid, and would be independent under the rules of NYSE with respect to Iberdrola, S.A. if they were a director of Iberdrola, S.A. The

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unaffiliated committee is responsible for, among other things, reviewing and authorizing transactions between Avangrid and/or one of its subsidiaries, on the one hand, and Iberdrola, S.A. and/or its affiliates, on the other hand.

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Iberdrola, S.A., on behalf of itself and its affiliates, is entitled to unlimited requests for demand registrations, piggyback registrations, and shelf registration statement filings following the closing of the acquisition, in each case, subject to certain customary limitations. Iberdrola, S.A. also has the right to specify the method of distribution of securities, including an underwritten public offering, and approve the underwriters. Additionally, Iberdrola, S.A. has preemptive rights to protect against dilution for issuances of equity.

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Iberdrola, S.A. is prohibited from effectuating a “going private” transaction, or any other similar transaction that results in the company no longer being a publicly traded company, without the prior approval of both the unaffiliated committee and a majority of the voting power of the shareholders not affiliated with the company. Subject to certain exceptions, the Shareholder Agreement generally prohibits Iberdrola, S.A. from causing the company to, and the company from, entering into or effectuating any transaction for the acquisition of the company by another entity, including any stock acquisition, reorganization, merger or consolidation, that results in all shareholders of the company exchanging their voting securities for cash or securities, unless all shareholders of the company are entitled to the same per share consideration to be received in such transaction as Iberdrola, S.A.

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The Shareholder Agreement includes provisions relating to the approval of transactions with Iberdrola, S.A. and its affiliates. The services provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries and joint ventures at completion of the acquisition are provided by Iberdrola, S.A. or its affiliates at a cost to us not higher than the cost reflected in the expenses shown in our 2014 International Financial Reporting Standards (“IFRS”) audited consolidated financial statements, except (i) in the case of ordinary course, market adjustments of such costs made on an arms’ length basis, or (ii) as otherwise approved by the majority of the members of the unaffiliated committee. Furthermore, we do not intend to enter into any transaction between, or involving, Iberdrola, S.A. or any of its subsidiaries or controlled joint ventures, on the one hand, and us or our subsidiaries or controlled joint ventures, on the other hand, unless the transaction is both approved by a majority of members of the unaffiliated committee and entered into on an arms’ length basis.

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The Shareholder Agreement permits Iberdrola, S.A. and its affiliates to conduct business that may be competitive with our business, while restricting actions by Iberdrola, S.A. and its controlled affiliates that could interfere with the ability of our executive officers to conduct the company’s business. Pursuant to the Shareholder Agreement, we recognize and acknowledge that Iberdrola, S.A. and its affiliates own, engage, or participate in businesses and business activities that compete, or may compete, with our business and the business of our subsidiaries. We acknowledge and agree that neither the execution of the merger agreement, Shareholder Agreement, or the completion of any transactions contemplated thereby will preclude or limit Iberdrola, S.A. and its affiliates from, directly or indirectly, owning, engaging, or participating in any business or business activity at any time and in any geographical location, including such businesses or business activities that compete, or may compete, with our business or the business activities of our subsidiaries or any of their respective businesses.

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However, the Shareholder Agreement provides that as long as Iberdrola, S.A. continues to own 50% or more of the outstanding voting stock of the company, Iberdrola, S.A. will not engage in any action that is reasonably expected to impair the executive officers of the company and its subsidiaries from conducting the business or operations in a manner consistent with such business or operation of the company and its subsidiaries immediately following completion of the acquisition.

•	Iberdrola, S.A. has been granted certain information and access rights to information related to our and our subsidiaries’ businesses, operations, plans, and prospects.

Any amendments to the Shareholder Agreement requires prior approval of both our board and a majority of the members of the unaffiliated committee. The Shareholder Agreement will remain in effect as long as Iberdrola, S.A. owns more than 20% of the outstanding voting stock of the company. Following any termination of the Shareholder Agreement, Iberdrola, S.A. will have one demand registration right, subject to customary limitations and exceptions, and piggyback registration rights with respect to any registration proposed by the company, subject to customary “cut back” provisions. The laws of the State of New York will govern the Shareholder Agreement as long as we remain a New York corporation. If we are redomiciled to Delaware, the laws of the state of Delaware will govern the Shareholder Agreement.

The Framework Agreement and Declaration of Acceptance

On July 16, 2015, we entered into the Declaration of Acceptance with Iberdrola, S.A. (“2015 declaration of acceptance”), making us a party to the framework agreement for 2015 and detailing the corporate services Iberdrola, S.A. provided to us or to any of our affiliates in 2015. The framework agreement governs the relationship between Iberdrola, S.A. and the various Iberdrola, S.A. entities, with respect to the corporate services Iberdrola, S.A. contracts to provide each relevant entity. Pursuant to the framework agreement, and under the Iberdrola group’s “One Corporation” structure, Iberdrola, S.A. provided efficient and flexible corporate services to us and our subsidiaries. Our entry into the 2015 declaration of acceptance was approved by a committee comprised solely of our independent directors. On July 14, 2016, the unaffiliated committee approved a new declaration of acceptance detailing the corporate services Iberdrola, S.A. provided to us or any of our affiliates (“2016 declaration of acceptance” and together with the 2015 declaration of acceptance, the “declarations of acceptance”).

Pursuant to the declarations of acceptance, Iberdrola, S.A. provides various corporate services to us including, among other services, those relating to the management of buildings and leases, surveillance and maintenance of buildings, international and corporate security, human resources, brand management, procurement, management of the SAP corporate platform, research and development, quality control, insurance, information technology, and general administration. Pursuant to the 2015 declaration of acceptance and in accordance with the merger agreement, the foregoing services and the price thereof were entered into on an arms’ length basis and on financial and other material terms no less favorable to us and our subsidiaries than applicable agreements or arrangements in respect of such corporate or other shared services existing as of February 25, 2015, and did not result in a higher cost to us or our

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subsidiaries and affiliates than the aggregate costs for such services reflected in the 2014 IFRS audited consolidated financial statements of Avangrid, except to the extent related to ordinary course market adjustments made on an arm’s length basis or as otherwise approved by the majority of the members of the unaffiliated committee. All new, future services to be provided by Iberdrola, S.A. or its affiliates to us and our subsidiaries must be on an arm’s length basis and approved by the unaffiliated committee.

By entering into the 2016 framework agreement via the 2016 declaration of acceptance, any previous framework agreements between us and Iberdrola, S.A. were terminated by operation of law. The framework agreement covers any services provided by Iberdrola, S.A. as of January 1, 2016, and remains in force as long as we and/or our subsidiaries continue to operate as a subsidiary of Iberdrola, S.A. in accordance with the provisions of Article 42 of the Spanish Commercial Code. As soon as Avangrid or any of our subsidiaries ceases to be a subsidiary of Iberdrola, S.A., the contractual relationship under the framework agreement will be terminated between such Avangrid entity and Iberdrola, S.A. This declaration of acceptance remains in force under the same terms unless any ground for termination of the framework agreement arises.

Under the framework agreement, Iberdrola, S.A. must provide the relevant services pursuant to standard market conditions. Iberdrola, S.A. cannot receive financial or other types of consideration on a more favorable basis than what a third party in a substantially similar circumstance would receive. Iberdrola, S.A. must provide the relevant services in a manner that will not impair our decision-making capacity, while we must provide accurate and complete information to Iberdrola, S.A. to enable Iberdrola, S.A. to effectively provide the relevant services. Iberdrola, S.A. must provide the relevant services with a level of expertise, care, and diligence that a company providing these services on the open market would provide. We assume any liability that may derive from damage or losses attributable to the instructions or information provided to Iberdrola, S.A.; provided that Iberdrola, S.A. will only be liable for non-performance, defective performance, or negligence. Iberdrola, S.A. is also required to notify us before December 31 of each year regarding the estimated price for each service contracted for the following year.

The framework agreement contains provisions relating to confidentiality, requiring each party to safeguard all information received by the other under the framework agreement. The framework agreement is governed by the laws of Spain and contains arbitration provisions for purposes of dispute resolution. The framework agreement cannot be modified or assigned without our prior written consent or the prior written consent of Iberdrola, S.A. We made payments to Iberdrola, S.A. pursuant to the framework agreement in the approximate amount of $28.7 million for the year ended December 31, 2022.

Agreements Related to Liquidity Resources and Guarantee and Support

We manage our overall liquidity position as part of the broader Iberdrola group of companies and, on December 1, 2017, entered into a customer liquidity agreement (the “Customer Liquidity Agreement”) with Bank of America, National

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Association (“BOA”), Iberdrola, S.A., Iberdrola Mexico, S.A. de C.V., and Scottish Power Ltd. Under the Customer Liquidity Agreement, the participants, including Avangrid, may deposit funds with or borrow from BOA, provided that the balance of funds deposited less funds borrowed by all participants in the aggregate is not less than zero. Deposits are available for next day withdrawal. Simultaneous with entry into the Customer Liquidity Agreement, Avangrid and Iberdrola, S.A. entered into an indemnification agreement pursuant to which Iberdrola, S.A. has agreed to indemnify Avangrid against all damages, charges, costs, fees, and other expenses that the company or its subsidiaries may incur arising out of the deposits or borrowings by Iberdrola, S.A., or by the subsidiaries or affiliates of Iberdrola, S.A., other than Avangrid or its subsidiaries pursuant to the Customer Liquidity Agreement. Deposit amounts, if any, are reflected in our consolidated balance sheet under cash and cash equivalents. There was no balance under this agreement on December 31, 2022.

On June 18, 2018, Avangrid entered into a credit facility with Iberdrola Financiacion, S.A.U., a member of the Iberdrola group. The facility has a limit of $500 million and matures on June 18, 2023. Avangrid pays a facility fee of 10.5 basis points annually on the facility. Avangrid has not borrowed any amounts under this credit facility.

On October 20, 2020, Avangrid entered into an agreement and plan of merger (the “Merger Agreement”) with PNM Resources, Inc. (“PNMR”), and NM Green Holdings, Inc., a wholly-owned subsidiary of Avangrid (“Merger Sub”), pursuant to which Merger Sub will merge with and into PNMR (the “Merger”), with PNMR surviving the Merger as a direct wholly-owned subsidiary of Avangrid.

In connection with the Merger, Iberdrola provided Avangrid with a commitment letter (“Iberdrola Funding Commitment Letter”), pursuant to which Iberdrola unilaterally agreed to provide to Avangrid, or arrange the provision to Avangrid of, funds to the extent necessary for Avangrid to consummate the Merger, including the payment of the aggregate Merger Consideration. The specific terms of any transaction effecting such funding commitment will be negotiated between Iberdrola and Avangrid on an arm’s length basis and must be approved by both (i) a majority of the members of the unaffiliated committee of the board of directors of Avangrid, and (ii) the entire board of directors of Avangrid.

On April 15, 2021, Avangrid entered into a side letter agreement with Iberdrola, which sets forth the terms and conditions relating to the Iberdrola Funding Commitment Letter (the “Side Letter Agreement”). The Side Letter Agreement provides that any drawing in the form of indebtedness made by the company pursuant to the Funding Commitment Letter shall bear interest at an interest rate equal to 3-month LIBOR plus 0.75% per annum calculated on the basis 360-day year for the actual number of days elapsed and, commencing on the date of the Funding Commitment Letter, we shall pay Iberdrola a facility fee equal to 0.12% per annum on the undrawn portion of the funding commitment set forth in the Funding Commitment Letter. The Side Letter Agreement automatically extended upon the extension of the consummation date for the Merger under the Merger Agreement.

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On December 14, 2020, Avangrid entered into an intra-group loan agreement with Iberdrola (the “Intra-Group Loan Agreement”), which provides the company with an unsecured subordinated loan in an aggregate principal amount of $3,000,000,000. The loan bears interest until June 15, 2021, at a rate per annum equal to 0.20%, which shall increase one (1) basis point each month following the first month of the term of the Intra-Group Loan Agreement up to a maximum interest rate of 0.25% per annum, and from June 16, 2021 until the loan and any accrued and unpaid interest is repaid in its entirety, at Avangrid’s equity cost of capital as published by Bloomberg. Interest is payable on a monthly basis in arrears. Avangrid is required to repay the loan in full upon certain equity issuances by Avangrid in which Iberdrola participates or a change of control. In addition, on or after June 15, 2021, upon five business days’ notice to Iberdrola, Avangrid may voluntarily repay the loan and any accrued and unpaid interest, in whole or in part, without prepayment premium or penalty if there is a change in Avangrid’s business plan and Avangrid determines that the loan is no longer required. The Intra-Group Loan Agreement was repaid with proceeds of the Private Placement Shares described below.

On May 12, 2021, Avangrid entered into a share purchase agreement (the “Hyde Purchase Agreement”) with Hyde Member LLC (“Hyde”), a Delaware limited liability company and wholly owned subsidiary of Qatar Investment Authority, to issue and sell to Hyde in a private placement (the “Hyde Private Placement”) approximately $740,000,000 of Avangrid’s common stock (the “Hyde Placement Shares”), at the purchase price of $51.40 per share (which was the closing price of the shares of the Common Stock on the New York Stock Exchange as of May 11, 2021) (the “Purchase Price”). Also on May 12, 2021, Avangrid entered into a share purchase agreement with Iberdrola (the “Iberdrola Purchase Agreement” and, together with the Hyde Purchase Agreement, the “Purchase Agreements”), to issue and sell to Iberdrola in a private placement (the “Iberdrola Private Placement” and, together with the Hyde Private Placement, the “Private Placements”) approximately $3,260,000,000 of Avangrid’s common stock (the “Iberdrola Placement Shares” and, together with the Hyde Placement Shares, the “Private Placement Shares”) at the Purchase Price.

On May 18, 2021, Avangrid closed the sale of the Hyde Placement Shares pursuant to the Hyde Purchase Agreement and the sale of the Iberdrola Placement Shares pursuant to the Iberdrola Purchase Agreement. In connection with the closing, Avangrid issued 14,396,887 shares of common stock to Hyde in consideration for an aggregate purchase price of approximately $740 million and 63,424,125 shares of common stock to Iberdrola in consideration for an aggregate purchase price of approximately $3.26 billion. Three billion dollars ($3.0 billion) of the proceeds were used to repay the intra-group loan under the Intra-Group Loan Agreement described above. After the effect of the private placements, Iberdrola retained its 81.5% ownership interest in Avangrid.

On April 6, 2022, Avangrid entered into a Deposit Agreement with Iberdrola in which Avangrid can make term deposits to Iberdrola between one day and twelve months at a rate agreed upon by both parties. There were no deposits outstanding under the agreement as of December 31, 2022.

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Other Agreements with Iberdrola, S.A. or its Affiliates

Avangrid and Iberdrola, S.A. or its affiliates are also parties to the following additional agreements that primarily relate to the provision of additional corporate services and the recharge of expenses related to the employment of personnel from Iberdrola, S.A. or its affiliates by the company:

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A trademark licensing agreement between Avangrid and Iberdrola pursuant to which Iberdrola granted Avangrid a non-exclusive, non-transferable license to use certain Iberdrola trademarks in the conduct of Avangrid’s business. We made payments to Iberdrola pursuant to the trademark licensing agreement in the approximate amount of $12.8 million for the year ended December 31, 2022.

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An international cost recharge agreement between Scottish Power UK PLC and Avangrid Management Company, LLC (“AMC”) regarding Scottish Power UK PLC employees working full-time in the U.S. The amount paid under this agreement was approximately $1,300 for the year ended December 31, 2022.

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An international pension contributions recharge agreement between Scottish Power UK PLC and Avangrid Service Company, LLC (“ASC”) regarding Scottish Power UK PLC employees working in the U.S. but who remain as contributing members of the UK Final Salary Scheme. No amounts were paid under this agreement for the year ended December 31, 2022.

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An insurance framework agreement pursuant to which Iberdrola Financiación S.A.U. provides services to the company and certain of its subsidiaries related to the purchase and renewal of insurance policies, which are managed through corporate insurance programs. Each entity is charged an amount corresponding to its share under an established allocation formula. The aggregate amount charged to the company and its subsidiaries was approximately $9.4 million for the year ended December 31, 2022.

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A framework agreement for the provision of corporate development services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $1.4 million for the year ended December 31, 2022.

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A framework agreement for the provision of investor relations services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $113,700 for the year ended December 31, 2022.

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A framework agreement for the provision of compliance-related services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $108,900 for the year ended December 31, 2022.

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A service agreement for common support and assistance services between Iberdrola Renovables Energia S.A.U. and Avangrid Renewables. The amount paid under this agreement was approximately $5.1 million for the year ended December 31, 2022.

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A service agreement for the provision of global energy management business support services between Iberdrola Generación España S.A.U. and Avangrid Renewables. No amounts were paid under this agreement for the year ended December 31, 2022.

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•

An agreement for recharge of services relating to international personnel assignments between Scottish Power Renewables (UK) Limited and Avangrid Renewables. The amount paid under this agreement was approximately $1.9 million for the year ended December 31, 2022.

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An agreement between AMC and Iberdrola, S.A. related to the submission of the company’s IFRS reporting to Iberdrola, S.A. for inclusion in the consolidated financial reporting of the group of companies controlled by Iberdrola, S.A. The amount received under this agreement was approximately $1.2 million for the year ended December 31, 2022.

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A framework agreement for the provision of internal audit services between Iberdrola, S.A. and the company. The amount paid under this agreement was approximately $10,600 for the year ended December 31, 2022.

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A know-how license agreement between Iberdrola Renovables Energia S.A.U. and Avangrid Renewables. The amount paid under this agreement was approximately $1.6 million for the year ended December 31, 2022.

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A service agreement for the provision of engineering services between Iberdrola Infraestructuras y Servicios de Redes S.A.U. and Avangrid Networks. The amount paid under this agreement was approximately $807,100 for the year ended December 31, 2022.

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A service agreement between Iberdrola Clientes S.A.U. (“Iberdrola Clientes”) and Avangrid Renewables providing for coordination of certain services related to the green hydrogen projects by Iberdrola Clientes to Avangrid Renewables. The amount paid under this agreement was approximately $53,000 for the year ended December 31, 2022.

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A service agreement between Iberdrola Generación Térmica S.L. (“Iberdrola Generación Térmica”), Iberdrola Operación y Mantenimiento S.A. (“IOMSA”), and Avangrid Renewables providing for certain project building and development services, engineering services, logistics services, and operation and maintenance services to Avangrid Renewables related to green hydrogen projects. No amounts were paid under this agreement for the year ended December 31, 2022.

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A service agreement between Iberdrola Generación Térmica, IOMSA, and Avangrid Networks providing for certain project building and development services, engineering services, logistics services, and operation and maintenance services to Avangrid Networks related to green hydrogen projects. No amounts were paid under this agreement for the year ended December 31, 2022.

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Executive Compensation

This section describes the compensation program for our named executive officers and includes the required executive compensation tables.

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Compensation and Nominating Committee Report

The compensation and nominating committee has reviewed and discussed with management the disclosures contained in the following “Compensation Discussion and Analysis.” Based on this review and discussion, such committee recommended to the board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2022. This compensation and nominating committee report shall not be deemed to be incorporated by reference into any filing made by the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the company incorporates such Report by specific reference.

Members of the Compensation and Nominating Committee

John Lahey (Chair) • Patricia Jacobs • José Sáinz Armada

Compensation Discussion and Analysis

As a purpose-driven organization, we believe sustainable growth requires a diverse and inclusive workplace built on individual accountability and commitment to serving others. We are continuing to invest in initiatives that unleash individual potential, value and reward performance, champion well-being, and foster meaningful connections between each other and the communities we serve. The 2022 compensation of our named executive officers (“NEOs”) appropriately reflects and rewards their significant contributions to Avangrid’s strong performance in a year that presented unique and nuanced challenges for our executive team to manage. This Compensation Discussion and Analysis explains the guiding principles and practices upon which our executive compensation program is based, and the compensation paid to our NEOs for their fiscal year 2022 service:

•	Pedro Azagra Blázquez, Chief Executive Officer of Avangrid. Mr. Azagra Blázquez began serving as our Chief Executive Officer on May 29, 2022.

•

Patricia Cosgel, Senior Vice President – Chief Financial Officer of Avangrid. Ms. Cosgel was appointed as Interim Chief Financial Officer effective February 24, 2022. On June 2, 2022, the board appointed Ms. Cosgel as Senior Vice President – Chief Financial Officer.

•	Catherine Stempien, President and Chief Executive Officer of Avangrid Networks, Inc. (“Networks”).

•	R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary.

•	Jose Antonio Miranda Soto, President and Chief Executive Officer of Avangrid Renewables, LLC (“Renewables”).

•	Dennis Arriola, former Chief Executive Officer of Avangrid. Mr. Arriola resigned from the Company effective May 28, 2022.

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•	Robert Kump, former President and Deputy Chief Executive Officer of Avangrid. Mr. Kump retired from the Company effective June 24, 2022.

•	Douglas Stuver, former Senior Vice President – Chief Financial Officer of Avangrid. Mr. Stuver resigned from the Company effective February 23, 2022.

•	William White, former Co-Chief Executive Officer and President – Offshore of Renewables. Mr. White’s employment with Avangrid ended on October 21, 2022.

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in 2022.

2022 Compensation Program Overview

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly talented professionals in a way that aligns our business strategy with our environmental, social, governance, and financial stewardship (“ESG+F”) goals, without motivating or rewarding excessive risk-taking. The key elements of our program are base salary, annual cash incentives, and long-term equity incentives. We target a compensation mix for our executive officers that is weighted heavily towards variable compensation, including short-term cash incentives and long-term equity incentives, to align executive compensation with company performance and shareholder interests.

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Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

Independent compensation consultant	The compensation and nominating committee uses an independent compensation consultant.
Annual compensation risk assessment	The compensation and nominating committee conducts an annual risk assessment of our compensation program.
Anti-Hedging and anti-pledging	We prohibit short sales, transactions in derivatives of Avangrid securities, including hedging transactions, and pledging of Avangrid shares.
Stock ownership guidelines & equity retention

Our board adopted stock ownership guidelines of five times base salary for the Chief Executive Officer and three times base salary for our other NEOs and an equity award retention requirement of 50% of net shares until ownership guidelines are met.

Clawback policy

Our board has adopted a clawback policy that requires repayment to Avangrid of certain cash and equity compensation that may be paid in the event of certain acts of misconduct in connection with our financial statements.

No repricing

While there are no stock options outstanding and we do not intend to issue stock options, if they are issued in the future, all stock option exercise prices will be set equal to the grant date market price and may not be repriced without shareholder approval.

Engage on executive compensation matters

We engage our shareholders in open dialogue regarding our compensation program and the compensation and nominating committee considers the results of the “say-on-pay” vote when designing our compensation program.

No single trigger change of control agreements	Neither our employment agreements nor our change of control agreements provide for single trigger termination rights.
No excessive perquisites	We do not provide excessive perquisites.
No excise tax gross-ups	We have no excise tax gross-up provisions in change of control arrangements or executive compensation plans.

2022 “Say-on-Pay” Advisory Vote on Executive Compensation

At our 2022 annual meeting, our shareholders voted approximately 99% (represented by 364,021,843 votes) in favor of approving the compensation of our NEOs. The board of directors and the compensation and nomination committee have each considered these results in determining compensation policies and decisions and have concluded that the compensation paid to our NEOs and the company’s overall pay practices are strongly supported by our shareholders.

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Our Compensation Program Objectives and Guiding Principles

Our executive compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate highly-talented professionals, in order to enable us to attain our strategic objectives and ESG+F commitments within the increasingly competitive context in which we operate. The following principles guide the company’s compensation decisions:

•

Recruitment, Retention, and Motivation of Key Leadership Talent. We ensure that our compensation, in terms of structure and total amount, is competitive with that of comparable entities. We review market data to obtain a general understanding of current compensation practices to ensure that compensation offered to our executive officers is reasonably market competitive.

•

Pay for Performance. A significant portion of compensation for our executive officers is linked to the achievement of specific, pre-established, and quantifiable objectives in line with our strategic goals.

•

Emphasis on Performance over Time. The compensation program for our executive officers is designed to mitigate excessive short-term decision making and risk taking, while encouraging the attainment of strategic goals through the inclusion of long-term incentives.

We regularly review our compensation practices and policies and periodically modify our compensation programs in light of evolving best practices, competitive positions, and changing regulatory requirements. The compensation and nominating committee works to ensure that the design of our executive compensation program is focused on long-term shareholder value creation, emphasizes pay for performance, and does not encourage imprudent short-term risks. The compensation and nominating committee uses the “say-on-pay” vote as a guidepost for shareholder sentiment, along with continued shareholder outreach, and believes it is critical to maintain and continually develop our compensation program to promote ongoing shareholder engagement, communication, and transparency.

Compensation-Setting Process

The following parties are responsible for the development and oversight of our executive compensation program:

Role of the Compensation and Nominating Committee

The compensation and nominating committee reviews and recommends to the board the compensation of Avangrid’s executive officers and acts as the administering committee for Avangrid’s equity compensation plans. Each year, the compensation and nominating committee conducts an evaluation of Avangrid’s executive compensation program to determine if any changes would be appropriate. In making this analysis, the compensation and nominating committee may consult with its independent compensation consultant and management, as described below; however, the compensation and nominating committee uses its own judgment in making recommendations to the board, which then makes the final decisions regarding the compensation paid to our executive officers. To the extent the board and

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compensation and nominating committee deem appropriate, executive compensation matters relating to or governed by Section 162(m) of the Code or Rule 16b-3 of the Exchange Act are delegated to a subcommittee of the compensation and nominating committee comprised entirely of two or more directors who qualify as “outside directors” within the meaning of Section 162(m) of the Code and “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. For additional information regarding the compensation subcommittee, see “Corporate Governance – Compensation and Nominating Committee.”

Role of the Independent Compensation Consultant

The compensation and nominating committee retained the Human Capital Solutions practice, a division of Aon plc (“Human Capital Solutions”), to serve as its compensation consultant in 2022 to provide counsel and advice on executive and non-employee director compensation matters. Human Capital Solutions provided the compensation and nominating committee and the company’s management information about peer groups against which performance and pay should be examined, financial metrics to be used to assess the company’s relative performance, competitive long-term incentive practices in the marketplace, and compensation levels relative to market practice. To ensure that Human Capital Solution’s consulting services remain independent and objective: (i) at least annually, the compensation and nominating committee conducts a review of its performance and independence; and (ii) Human Capital Solution’s fees are not linked to the size of the company’s executive compensation. The compensation and nominating committee has reviewed the independence of Human Capital Solutions, including the “independence” factors contained in Section 303A.05 of the NYSE Listed Company Manual and SEC rules, and determined that Human Capital Solutions is independent and the services provided by Human Capital Solutions do not raise any conflicts of interest. Human Capital Solutions received approximately $86,200 in fees for services performed in 2022 related to benchmarking or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon plc to perform unrelated services and Aon plc was paid approximately $209,000 for services performed in 2022, which included compensation analysis and other consulting services unrelated to executive and non-employee director compensation matters. The compensation and nominating committee was informed about these services, but its formal approval was not requested.

Role of the CEO and Other Executive Officers

The Chief Executive Officer and the Chief Human Resources Officer made recommendations regarding compensation of the executive officers (other than for the Chief Executive Officer) based on competitive market data, internal pay equity, responsibilities, and performance. The compensation and nominating committee reviewed, and made recommendations to the board, which made all final determinations regarding executive officer compensation, including salary, bonus targets, and related performance goals with respect to 2022 compensation. The executive officers, including the NEOs, do not propose or seek approval for their own compensation.

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Role of Peer Companies and Other Benchmarking

Our board believes that market data is essential to determining compensation targets and actual awards for executives in an effort to attract and retain highly talented executives. Market data is used to assess the competitiveness of the company’s compensation packages relative to similar companies and to ensure the company’s compensation program is consistent with its compensation philosophy, but the board does not target direct compensation at any particular market percentile. As part of its review of the executive compensation program, the compensation and nominating committee engaged Human Capital Solutions in 2022 to conduct a market compensation analysis for our executive officers, including the NEOs, utilizing proprietary survey data and a group of twenty-one publicly-traded utility and energy companies based on fiscal year-end revenues, market capitalization, positive total shareholder return performance, and comparable business focus (the “2022 Peer Group”). Each year, the compensation and nominating committee evaluates and, if appropriate, updates the composition of the peer group. Changes to the peer group are carefully considered and made infrequently to assure continuity from year to year. The compensation and nominating committee reviewed and determined that no changes to the peer group utilized for 2022 compensation were necessary. The consideration of competitive compensation data is one of several factors that the compensation and nominating committee considers with respect to the compensation of our executive officers, including our NEOs. The companies in the peer group utilized for 2022 compensation are listed below:

Peer Group

Alliant Energy Corporation	DTE Energy Company	OGE Energy Corp.

Ameren Corporation	Edison International	Pinnacle West Capital Corporation

American Electric Power Company, Inc.	Entergy Corporation	PPL Corporation

CenterPoint Energy, Inc.	Evergy, Inc.	Public Service Enterprise Group Inc

CMS Energy Corp.	Eversource Energy	Sempra Energy

Consolidated Edison, Inc.	FirstEnergy Corp.	WEC Energy Group, Inc.

Dominion Energy, Inc.	NiSource Inc.	XCEL Energy Inc.

Elements of Compensation

The objective of our executive compensation programs is to attract and retain talented executives and motivate them to achieve our strategic objectives through a combination of cash and equity-based compensation. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans, and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

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Compensation for our executive officers, including NEOs, primarily consists of:

Compensation Element	Form	Purpose	How it Links to Performance

Base Salary	Cash	To provide a fixed element of compensation, which is intended to help attract and retain highly talented individuals	Reviewed annually in light of performance factors (company and individual), experience, and market compensation practices

Annual Incentive	Cash	To promote the achievement of annual performance measures, which are reviewed annually	Variable and based on pre-established company and business/corporate function performance goals and individual performance assessment
Long-Term Incentive Awards	Equity	To motivate sustained performance over the long term, and align the interests of our executives and our shareholders	Variable and based on our financial performance in the form of performance share units (PSUs) that are only earned if the applicable performance goals over the performance period are met

2022 Base Salary for NEOs

Base salary is a customary, fixed element of compensation intended to attract and retain executives. Our compensation and nominating committee reviews base salaries annually and considers market data provided by its independent compensation consultant, market surveys, and internal comparisons, as well as the need to maintain internal pay equity. The table below shows salaries and salary increases for 2022 for NEOs approved by the compensation and nominating committee.

Name	2022 Base Salary ($)	Salary Increase (% over 2021 Base Salary)
Pedro Azagra Blázquez	$1,150,000	—
Patricia Cosgel	$400,000	—
Catherine Stempien	$625,000	7.8%
R. Scott Mahoney	$550,000	6.4%
Jose Antonio Miranda Soto	$450,000	12.5%
Dennis Arriola (former CEO)	$1,150,000	4.6%
Douglas Stuver (former CFO)	$500,000	0.0%
Robert Kump (former Deputy CEO)	$705,738	0.0%
William White (former Co-CEO and President – Offshore)	$450,000	12.5%

The salary increases for Ms. Stempien and Messrs. Mahoney, Miranda Soto, Arriola, and White reflect the compensation and nominating committee’s consideration of their respective positions and relevant market data provided by its consultant as compared to their experiences and performance in their roles and were approved in recognition of their contributions and continued dedicated services to Avangrid.

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2022 Annual Incentive – Plan Structure

Each of our executive officers, including NEOs, participated in the Executive Variable Pay Plan (the “EVP Plan”), our annual cash incentive plan, during the year ended December 31, 2022. The EVP Plan is designed to provide executives and certain other key employees of the company and its affiliates with the opportunity to earn annual incentive compensation through engagement in promoting the company’s objectives and superior management performance and is intended to promote the future growth and success of the company and its affiliates, and enhance the linkage between employee, customer, and shareholder interests.

Officers and key employees of the company and its affiliates selected to participate by the board of directors and who were employed prior to October 1, 2022 were eligible to participate in the EVP Plan during 2022. The compensation and nominating committee approved a threshold, target, and maximum incentive opportunity level for each NEO (as set forth below under “Executive Compensation – 2022 Annual Incentive – EVP Payouts”), expressed as a percentage of annual base salary as of December 31, 2022, which is based on the level of the employee’s position and the scope of the employee’s responsibilities. Payments under the EVP Plan are made in cash. Participants may elect, during the year preceding the performance period, to defer up to 100% of any potential cash incentive award into the Avangrid Deferred Compensation Plan.

Performance under the EVP Plan is measured under three levels (Avangrid corporate, business/corporate function, and individual performance assessment). The tables below show the EVP Plan allocation among the three categories of metrics for each NEO other than Messrs. Arriola and Stuver, each of whom forfeited eligibility for an EVP Plan payout with respect to 2022 in connection with their respective resignations from Avangrid.

Name	Corporate Metrics (%)	Business/Corporate Function Metrics (%)	Performance Assessment Metrics (%)*

Pedro Azagra Blázquez	60	—	40

Patricia Cosgel	25	45	30

Catherine Stempien	25	45	30

R. Scott Mahoney	25	45	30

Jose Antonio Miranda Soto	25	45	30

Robert Kump	25	45	30

William White	25	45	30

*

Performance Assessment Metric represents an individual performance assessment conducted by the board with respect to the Chief Executive Officer’s performance and an individual performance assessment conducted by the Chief Executive Officer for the other NEOs.

For NEOs, all EVP Plan corporate and business/corporate function metrics are set by the compensation and nominating committee and reflect Avangrid’s key ESG and financial priorities driving business strategy. For 2022, the compensation and nominating committee determined that it was appropriate to remove Adjusted Net Profit and Earnings Per Share and replace them with Adjusted Net Income and Total Shareholder Return.

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Payouts under the EVP Plan are based upon achievement of the performance metrics, with no payouts made for below threshold achievement of metrics, and payouts for performance between levels are determined using straight-line linear interpolation. The level of achievement of the corporate metrics (threshold, target, and maximum) is the same for each participant under the EVP Plan including the NEOs. Maximum performance is obtained by achieving maximum level of the performance goals and results in a payout equal to 200% of his base salary for Messrs. Azagra Blázquez and Arriola, 135% of his base salary for Mr. Kump, 100% of her base salary for Ms. Cosgel, 120% of their base salaries for Messrs. Stuver, Miranda Soto, and White, 110% of his base salary for Mr. Mahoney, and 130% of her base salary for Ms. Stempien. Target performance is obtained by achieving the target level of the performance goals and results in a payout equal to 100% of his base salary for Messrs. Azagra Blázquez and Arriola, 67.5% of his base salary for Mr. Kump, 50% of her base salary for Ms. Cosgel, 60% of their base salary for Messrs. Stuver, Miranda Soto, and White, 55% of his base salary for Mr. Mahoney, and 65% of her base salary for Ms. Stempien.

The table below sets forth the corporate metrics for the EVP Plan approved by the compensation and nominating committee:

Corporate Metrics	Threshold	Target	Maximum	2022 Results	Weight	% of Target Earned
Adjusted Net income ($ million)	850	877	905	901	58.30%	93.0%
Total Shareholder Return Percentile Relative to S&P 500 Utilities	0	50	100	0	4.17%	0.0%
Percentile compared to – NextEra, ConEd, Eversource	0	50	100	0	4.17%	0.0%
Plant Additions and Rate Base
Plant Additions	1,534	1,575	1,615	1,662	5.42%	100.0%
Rate Base	11,955	12,270	12,584	12,581	5.42%	99.5%
EBITDA new onshore MWs 2022	39,589	40,631	41,673	41,673	5.00%	100.0%
Offshore Milestones
Vineyard Wind 1 Project Progress	0	1.5	3	3	1.25%	100.0%
Park City Wind and Commonwealth Wind project progress	0	3	6	6	1.25%	100.0%
Vineyard Wind 1 Partnership Restructuring Close	7/1/2022	3/30/2022	3/30/2022	1/15/2022	1.25%	100.0%
Kitty Hawk – MOU and/or term sheet	No	Yes	Yes	Yes	1.25%	100.0%
Customer Metrics SAIFI	0	50	100	63	1.67%	63.0%
SAIDI	0	50	100	100	1.67%	100.0%
Operational Penalties (in 000s)	2021-5%	2021-10%	2021-10%	2021+21%	1.67%	0.0%
Quality Customer Actions	0	50	100	93	1.67%	93.0%
Health and safety targets Total incidence rate – employee	2.78	2.50	2.21	2.05	1.25%	100.0%
Total incidence rate – contractors	1.40	1.28	1.16	0.72	1.25%	100.0%
Sustainable Suppliers (%)	53.5	56.0	58.5	67.5	3.33%	100.0%
Total Achievement					100.00%	85.2%

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•

Adjusted Net income, as used for the purposes of the EVP Plan metric, is Avangrid’s adjusted net income as reported in Avangrid’s Annual Report on Form 10-K for the year-ended December 31, 2022. Adjusted net income is a non-GAAP financial measure. See Annex A to this proxy statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with U.S. GAAP.

•

Total shareholder return, as used for the purposes of the EVP Plan metric, is based upon Avangrid’s Total Shareholder Return percentile relative to the S&P 500 Utilities Index and compared to the Total Shareholder Return of NextEra Energy, Inc., Consolidated Edison, Inc., and Eversource Energy.

•

EBITDA new onshore MWs 2022, as used for the purposes of the EVP Plan metric, is based on the portion of Avangrid’s Adjusted EBITDA attributable to Avangrid’s new Renewables projects reaching commercial operation during the relevant performance period. See Annex A to this proxy statement for a discussion of Adjusted EBITDA.

•

Customer metrics, as used for the purposes of the EVP Plan metric, is measured based upon achievement of a targeted system average interruption frequency index (SAIFI) and system average interruption duration index (SAIDI) during the relevant performance period.

•

Health and safety and targets, as used for the purpose of the EVP Plan metric, is measured based upon achievement of targeted employee lost time injury rates and percent of providers that meet the threshold of criteria to be considered a sustainable provider.

•	Sustainable suppliers, as used for the purposes of the EVP Plan metric, is measured based upon the percentage of suppliers deemed sustainable as assessed against 43 relevant ESG criteria.

2022 Annual Incentive – Business/Corporate Function Metrics

Business objectives are established at the beginning of each year and are specific to the participant’s business area objectives. Subsequently, the levels of achievement of the business are measured against these pre-established goals and objectives. The business objectives are intended to be considered together with the corporate objectives (as described above) to ensure a tailored evaluation of performance and reflect Avangrid’s financial, operational, and ESG-related strategic objectives. EVP Plan awards are not payable if threshold performance targets are not met at the Avangrid corporate level. Messrs. Azagra Blázquez and Arriola were not subject to business objectives in 2022.

Patricia Cosgel. As the Senior Vice President – Chief Financial Officer, Ms. Cosgel was subject to four business objectives during 2022, and her total achievement, reflecting both the business objectives and the corporate results, was approximately 168% of her target incentive opportunity, as determined by the compensation and nominating committee. Ms. Cosgel’s business objectives for 2022 were related to effectively managing finance department budget and financing costs, maintaining effective internal controls, and achieving targets related to investor and shareholder relations.

R. Scott Mahoney. As Senior Vice President – General Counsel and Corporate Secretary, Mr. Mahoney was subject to three business objectives during 2022, and his total achievement, reflecting both the business objectives and the

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corporate results, was equal to 186% of his target incentive opportunity, as determined by the compensation and nominating committee. Mr. Mahoney’s business objectives for 2022 were related to successful achievement of governance improvements, achieving reductions in external legal costs and positive legal results, and effectively supporting business transformation efforts.

Catherine Stempien. As President and Chief Executive Officer of Networks, Ms. Stempien was subject to four business objectives during 2022, and her total achievement reflecting both the business objectives and corporate results, was equal to 170% of her target incentive opportunity, as determined by the compensation and nominating committee. Ms. Stempien’s business objectives for 2022 were related to achieving Networks-specific financial targets, implementing identified growth initiatives, and achieving safety and operational metrics.

Jose Antonio Miranda Soto. As President and Chief Executive Officer of Renewables, Mr. Miranda Soto was subject to four business objectives during 2022, and his total achievement reflecting both the business objectives and corporate results, was equal to 179% of his target incentive opportunity, as determined by the compensation and nominating committee. Mr. Miranda Soto’s business objectives for 2022 were related to achieving Renewables-specific financial targets, implementing identified growth initiatives and operating performance improvements, and achieving ESG goals.

Douglas Stuver. As the former Senior Vice President – Chief Financial Officer, Mr. Stuver was subject to six business objectives during 2022, and his total achievement, reflecting both the business objectives and the corporate results, was equal to 144% of his target incentive opportunity, as determined by the compensation and nominating committee. Due to Mr. Stuver’s voluntary resignation prior to the incentive payout, no payment was made under the terms of the EVP plan. Mr. Stuver’s business objectives for 2022 were related to achieving purchasing savings and supplier sustainability goals, maintaining effective internal controls, effectively managing the average cost of debt, achieving project milestones related to the proposed merger with PNM Resources, Inc. (the “PNM Merger”), and effectively managing combined personnel and external service costs.

Robert Kump. As the former Deputy CEO & President, Mr. Kump was subject to four business objectives during 2022, and his total achievement, reflecting both the business objectives and the corporate results, was equal to 65% of his target incentive opportunity, as determined by the compensation and nominating committee. Mr. Kump’s business objectives for 2022 were related to achieving profitability targets, implementing business improvement initiatives, achieving project-related milestones and cost and risk reductions, and achieving legislative approval for the securitization of assets on key projects. Due to Mr. Kump’s retirement, he received a prorated EVP Plan payout at the same time as the other eligible NEO’s received their respective EVP Plan payouts based on the number of days employed during 2022.

William White. As the former Co-Chief Executive Officer and President – Offshore of Renewables, Mr. White was subject to five business objectives during 2022, and his total achievement reflecting both the business objectives and the corporate results was equal to 155% of his target incentive opportunity, as determined by the compensation and nominating committee. Mr. White’s business objectives for 2022 were related to achieving Renewables Offshore-specific net operating expense targets, successful project execution, implementing identified growth and performance initiatives, and achieving ESG goals.

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2022 Annual Incentive – EVP Payouts

Based on the extent to which the company, Networks, Renewables, and the corporate functions achieved the performance goals, as shown above, the following table shows the incentive eligible earnings threshold, target, and maximum incentive percentages and actual payout amounts for each NEO. These amounts are expressed as a percentage of incentive eligible earnings commensurate with such NEO’s position and scope of responsibilities for 2022 performance. The incentive opportunity as a percentage of base salary is based on industry-competitive practices and internal equity considerations. Additionally, the percentage of compensation at risk reflects levels of accountability and degree of influence each participant has with respect to the performance of the company. Senior executives have greater levels of accountability and degrees of influence, which corresponds to a greater percentage of base salary under the EVP Plan and, in turn, results in a greater aggregate payout opportunity. The range of the EVP Plan payout is set from 0% to 200% of target from threshold to maximum performance levels, respectively, with the actual EVP Plan payout interpolated from target based on actual performance levels.

Name(1)	Base Salary ($)	Threshold Incentive (% Base Salary)	Target Incentive (% Base Salary)	Maximum Incentive (% Base Salary)	Actual Performance (% Target)	Actual Incentive (% Base Salary)	Actual Incentive Amount ($)(6)
Pedro Azagra Blázquez(2)	1,150,000	0	100.0%	200%	182%	107%	1,228,477
Patricia Cosgel(3)	400,000	0	50.0%	100%	168%	78%	313,742
Catherine Stempien	625,000	0	65.0%	130%	170%	110%	689,813
R. Scott Mahoney	550,000	0	55.0%	110%	186%	102%	563,255
Jose Antonio Miranda Soto	450,000	0	60.0%	120%	179%	108%	484,380
Robert Kump(4)	705,738	0	67.5%	135%	65%	44%	309,251
William White(5)	450,000	0	60.0%	120%	155%	93%	418,500

(1)	Messrs. Arriola and Stuver did not receive an incentive payment for 2022 as each such individual resigned from the company during 2022.

(2)

Mr. Azagra Blázquez was hired as Chief Executive Officer effective May 29, 2022. The actual incentive amount reflected above for Mr. Azagra Blázquez represents the pro-rated payout based on his partial year of service.

(3)

Ms. Cosgel was hired as Chief Financial Officer effective February 24, 2022. The actual incentive amount reflected above for Ms. Cosgel represents the pro-rated payout based on her partial year of service.

(4)	Mr. Kump retired on June 24, 2022. The actual incentive amount reflected above for Mr. Kump is the pro-rated incentive payment for 2022 based on the actual performance results.

(5)

Mr. White’s employment ended on October 21, 2022. The actual incentive amount reflected above for Mr. White is based on achievement for the full year 2022 year, with no proration, pursuant to the terms of his separation agreement.

(6)	The actual incentive amounts include the individual performance assessment portion of the payouts.

Long-Term Incentive

We provide long-term equity incentive compensation to help align our executives’, including our NEOs’, interests with the long-term interests of our shareholders. We also grant long-term equity incentive awards in order to attract, motivate, and retain executive talent. Our long-term incentive compensation is designed to provide grants with multi-year performance periods that do not overlap, followed by a multi-year retention period.

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2016 – 2019 Long-Term Incentive Plan. On July 14, 2016, the independent compensation forum of the board (the predecessor to the compensation and nominating committee, which was established in October 2016) granted Messrs. Kump, Stuver, and Mahoney, performance stock units (“PSUs”) under the 2016-2019 Long Term Incentive Plan (the “2016 LTIP”). The 2016 LTIP was designed to promote the achievement of key strategic goals and retention of Avangrid senior management. In determining the size of equity awards to these NEOs, the independent compensation forum considered peer group proxy and market survey data. Under the 2016 LTIP, PSUs are earned at the end of the four-year period to the extent that Avangrid has met the performance goals established by the independent compensation forum. Earned PSUs are then paid in Avangrid common shares over an additional three-year period, provided the grantee remains employed by the company or any affiliate through the applicable payment date or is separated from service due to death, disability, or retirement. The 2016 LTIP was tied to achievement of the following equally weighted performance metrics during the 2016 to 2019 performance period: net income (compound annual growth rate), operational efficiency (net debt/adjusted EBITDA), and share price performance. On February 18, 2020, the compensation, nominating and corporate governance committee evaluated the performance achievement under the 2016 LTIP. Earned PSUs are issued and delivered in three equal installments. The first installment was delivered on May 1, 2020, the second installment was delivered on February 25, 2021, and the final installment was delivered on March 8, 2022.

2020 Phantom Units. On March 18, 2020, the compensation and nominating committee granted Messrs. Stuver and Mahoney phantom share units (“Phantom Units”) under the Avangrid, Inc. Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”). These Phantom Unit awards were intended to facilitate retention and incentivize continued performance. The Phantom Units vested in three equal installments, the first installment vested on June 15, 2020, the second installment vested on February 25, 2021, and the final installment vested on March 8, 2022. Each installment was settled in a cash amount equal to the number of Phantom Units multiplied by the fair market value of Avangrid’s common shares on the respective vesting dates. A summary of the Phantom Units awarded to the NEOs is as follows:

Name	Grant Date	Phantom Share Units (#)	Grant Date Value of Phantom Share Units ($)(1)
Douglas Stuver(2)	March 18, 2020	8,260	414,404
R. Scott Mahoney	March 18, 2020	22,775	1,142,622

(1)

For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2022 included in our 2022 Annual Report on Form 10-K.

(2)	The final installment of 2,753 Phantom Units was forfeited upon Mr. Stuver’s resignation on February 23, 2022.

2022 Phantom Units. On February 15, 2022, the compensation and nominating committee granted Mr. Mahoney phantom share units (“Phantom Units”) under the Omnibus Incentive Plan. These Phantom Unit awards were intended to reward service, facilitate retention and incentivize continued performance. The Phantom Units vested in four equal installments, the first installment vested on August 15, 2022, the second installment vested on February 15, 2023, the third installment will vest on August 15, 2023, and the final installment will vest on February 15, 2024. Each installment will be settled in a

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cash amount equal to the number of Phantom Units multiplied by the fair market value of Avangrid’s common shares on the respective vesting dates. A summary of the Phantom Units awarded to the NEOs is as follows.

Name	Grant Date	Phantom Share Units (#)	Grant Date Value of Phantom Share Units ($)(1)
R. Scott Mahoney	February 15, 2022	3,000	131,640

(1)

For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2022 included in our 2022 Annual Report on Form 10-K.

2020 – 2022 Long-Term Incentive Plan. On February 15, 2021, the compensation and nominating committee adopted the 2020 – 2022 Long-Term Incentive Plan (the “2020 LTIP”) pursuant to the Omnibus Incentive Plan. The 2020 LTIP is designed to align the interests of executives and key employees with the company’s shareholders and motivate sustained performance over the long term by promoting the achievement of corporate-wide ESG goals that the compensation and nominating committee believed could positively impact the company’s operational performance. In determining the size of equity awards to these NEOs, the compensation and nominating committee considered peer group proxy and market survey data.

Under the 2020 LTIP, PSUs are earned at the end of the two-year performance period measured from January 1, 2021 through December 31, 2022 to the extent the company has met the performance goals established by the compensation and nominating committee. The two-year performance period under the 2020 LTIP (rather than a four-year performance period, which was aligned with the long-term incentive plan of Iberdrola, S.A., the company’s majority shareholder) was determined by the compensation and nominating committee to be appropriate as a reflection of the unique challenges presented by setting long-term performance objectives during 2020 due to the impacts of COVID-19 corresponding with a Chief Executive Officer succession. Earned PSUs are then paid in the company’s common shares over an additional three-year retention period, provided the grantee remains employed by the company or any affiliate through the applicable payment date or is separated from service due to death, disability, retirement, resignation for “good reason”, resignation to serve with an affiliate of the company or by the company without cause (all as defined by the PSU award agreement or the Omnibus Incentive Plan). Unvested PSUs do not earn dividends. A summary of the PSU grants made to the NEOs during 2022 under the 2020 LTIP is as follows:

Name	Grant Date	Threshold Performance Share Units (#)	Target Performance Share Units (#)	Maximum Performance Share Units (#)	Grant Date Fair Value of Performance Share Units ($)(1)
Pedro Azagra Blázquez	June 6, 2022	0	24,305	48,610	1,499,619
Patricia Cosgel	June 29, 2022	0	4,217	8,433	260,158

(1)

The fair value of the PSUs on the grant date was $36.22 per share, which was determined using valuation techniques to forecast possible future stock prices, applying a weighted average historical stock price volatility of AVANGRID and industry companies, a risk-free rate of interest that is equal, as of the grant date, to the yield of the zero-coupon U.S. Treasury bill and a reduction for the respective dividend yield calculated based on the most recent quarterly dividend payment and the stock price as of the grant date. For more information, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2022 included in our 2022 Annual Report on Form 10-K .

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The 2020 LTIP is tied to achievement of the following performance objectives during the 2021 to 2022 performance period. Pursuant to the terms of the plan, the initial installment of earned PSUs will be paid out by June 30, 2023.

Objective	Weight	Threshold (0%)	Target (50%)	Maximum (100%)	Results	Level of Achievement
Adjusted Net Income(1)	35%	$731M	$877M	$1.023B	$901M	100%
Total Shareholder Return(2)	35%	Less than 25th percentile	50th percentile	75th percentile or greater	0%	0%
Sustainability(3)	30%	Zero Achievements	Two Achievements	Four Achievements	Four	100%

(1)

Adjusted Net Income, as used for the purposes of the 2020 LTIP objective, is calculated based on Avangrid’s adjusted net income excluding certain non-recurring adjustments as reported in the company’s earnings releases or annual reports on Form 10-K. See Annex A to this proxy statement for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with U.S. GAAP. The compensation and nominating committee adjusted the maximum achievement percentage for this metric because the PNM merger did not take place during 2022 and revised the Adjusted Net Income target to $803 million from $1.023 billion.

(2)	Total Shareholder Return, as used for the purposes of the 2020 LTIP objective, is calculated based on Avangrid’s ranking within the S&P 500 utilities index based on 20 trading day average.

(3)

Sustainability, as used for the purposes of the 2020 LTIP objective, is measured based on achievement of corporate-wide ESG goals including Vineyard Wind 1 and NECEC project milestones, supplier sustainability targets, and completion of unconscious bias training that the compensation and nominating committee believe can positively impact Avangrid’s operational performance and include key project milestones, supplier sustainability targets, and driving a diverse and inclusive culture.

On February 16, 2023, the compensation and nominating committee evaluated the performance achievement under the 2020 LTIP and determined that the level of achievement under the 2020 LTIP plan was 65% of the maximum PSUs awarded under the plan. Earned PSUs will be issued and delivered in three equal installments (June 30, 2023, March 31, 2024, and March 31, 2025, respectively). The closing price of Avangrid’s common shares on the NYSE on the dates of each respective payout will be used to value the shares delivered to each participant.

Name	Earned Performance Share Units (#)
Pedro Azagra Blázquez	31,597
Patricia Cosgel	12,578
Catherine Stempien	48,750
R. Scott Mahoney	27,300
Jose Antonio Miranda Soto	14,820
Robert Kump(1)	44,598
William White(2)	11,948

(1)	In connection with his retirement, Mr. Kump will receive a pro-rated number of PSUs.

(2)	In connection with the termination of his employment, Mr. White will receive a pro-rated number of PSUs.

Restricted Stock Units. In conjunction with his employment agreement Mr. Azagra Blázquez received a grant of 25,000 RSUs under the Omnibus Incentive Plan on June 6, 2022 that vest in two equal installments on January 10, 2023 and January 9, 2024.

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Sign-On Bonus

In connection with the commencement of her employment as President and CEO of Avangrid Networks in March 2021, Ms. Stempien received a special one-time transition and employment inducement award of $400,000 in the aggregate intended to offset certain compensation opportunities Ms. Stempien forfeited when she left her former employer. The inducement award was payable in two installments subject to her continued employment through each payment date, as follows: (i) $200,000 on the first regular payroll pay date following sixty days of service; and (ii) $200,000 on the first regular payroll pay date following March 1, 2022. In the event that Ms. Stempien voluntarily resigns her employment without “good reason” (as defined in her employment agreement) before December 31, 2023, she must repay the one-time payment made by the company in that calendar year no later than six months after her date of termination.

In connection with the commencement of his employment as Chief Executive Officer in May 2022, Mr. Azagra Blázquez received a special one-time transition and employment inducement award of $100,000, which was grossed up for taxes for a total payment of $155,790. The inducement award was payable immediately on the first regular payroll pay date commence of service. In the event that Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” (as defined in his employment agreement) before June 30, 2024, he must repay the one-time payment made by the company in that calendar year no later than six months after his date of termination.

Perquisites and Other Personal Benefits

We offer a limited number of perquisites and other personal benefits to our executive officers, including NEOs. Perquisites are not a material part of our compensation program. Our compensation and nominating committee reviews the levels of perquisites and other personal benefits provided to our NEOs. See “Executive Compensation – Summary Compensation Table – All Other Compensation.”

Post-Employment Compensation Arrangements

To attract and retain diverse talent, we offer various arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of an employee’s separation from service with us and enable employees to focus on their duties while employed by us. These post-employment benefits are provided through employment agreements, letter agreements and severance agreements as described more fully below under “Executive Compensation – Summary of Employment Agreements” and “Executive Compensation – Potential Payments upon Termination or Change in Control.”

Certain of our NEOs also participate in qualified defined benefit pension and non-qualified deferred compensation plans. See “Executive Compensation – Pension Benefits” and “Executive Compensation – Nonqualified Deferred Compensation.”

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Our NEOs also may participate in a defined contribution 401(k) retirement plan, administered through Avangrid Management Company, LLC (“AMC”), a wholly-owned subsidiary of the company, that is available to substantially all of our non-union employees.

Compensation and Risk

We annually conduct risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk-taking. We believe our compensation program mitigates risk by emphasizing long-term compensation and financial performance measures, rather than simply rewarding shorter-term performance and payout periods, which discourages imprudent short-term decision making and risk taking. For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Stock Ownership and Retention Guidelines

In April 2021, we amended our stock ownership policy designed to align the interests of our executive officers with those of the company’s shareholders by requiring all executive officers to maintain a stated level of stock ownership. Pursuant to this policy, each executive officer must retain at least 50% of net shares paid as incentive compensation until such officer has met or exceeded his or her respective ownership requirement. In accordance with this policy, our Chief Executive Officer is required to hold shares equal to at least five times his base salary and our other NEOs are required to hold shares equal to at least three times their base salary. As of the date of this proxy statement, all of our NEOs are in compliance with the requirements of our stock ownership policy.

Clawback Policy

Effective February 15, 2018, our board approved an executive compensation recovery policy (i.e., clawback policy), which provides that the compensation and nominating committee may require executive officers to repay or deliver certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws, including, without limitation, any restatement required to correct errors that were not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period. Once the NYSE promulgates final rules for required clawback policies, we intend to review our clawback policy and, if necessary, amend such policy to comply with the new mandates.

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No Excise Tax Gross-up Provisions

We have no excise tax gross-up provisions in executive employment or change in control arrangements or executive compensation plans and, as a part of the company’s response to feedback from our shareholders, the board and compensation and nominating committee have committed to not including excise tax gross-up provisions in any new arrangements or plans.

Prohibition Against Hedging, Pledging, and Similar Transactions

Pursuant to our insider trading policy, short sales, hedging or similar transactions, derivatives trading and pledging Avangrid securities, or using Avangrid securities as collateral, are prohibited for all Avangrid directors, officers (including our NEOs), employees, consultants, and contractors.

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Summary Compensation Table

The following table provides certain information concerning the compensation for services rendered to us during the three years ended December 31, 2022 by (i) our current and former principal executive officer, (ii) our current and former principal financial officer, (iii) each of the three other most highly-compensated individuals in 2022 who were serving as executive officers of the company as of December 31, 2022, and (iv) two additional executive officers who would have been among our three most highly-compensated individuals in 2022 that were not serving as executive officers of the company as of December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Pedro Azagra Blázquez Chief Executive Officer	2022	641,346	639,397	2,690,619	689,080	—	189,544	4,849,985

Patricia Cosgel Senior Vice President – Chief Financial Officer	2022	382,485	95,017	260,158	218,725	—	30,750	987,135

Catherine Stempien President and Chief Executive Officer of Networks	2022	623,269	419,375	—	470,438	—	47,198	1,560,280
	2021	446,154	200,000	2,557,900	414,398	—	62,147	3,680,599

R. Scott Mahoney Senior Vice President – General Counsel & Corporate Secretary	2022	548,731	163,350	131,640	399,905	—	14,664	1,258,290
	2021	515,192	—	1,295,700	425,956	302,474	9,750	2,549,072
	2020	468,461	—	1,142,622	323,378	644,894	8,550	2,587,905

Jose Antonio Miranda Soto President and Chief Executive Officer of Renewables	2022	448,077	153,900	—	330,480	—	110,748	1,043,205

Dennis Arriola(6) Former Chief Executive Officer	2022	506,731	1,000,000	842,800	—	—	650,101	2,999,632
	2021	1,100,000	1,000,000	8,650,325	1,436,600	—	370,138	12,557,063
	2020	465,385	300,000	—	278,894	—	735,050	1,779,329

Robert Kump President & Deputy Chief Executive Officer	2022	336,441	68,519	—	240,732	—	998,312	1,674,004
	2021	705,738	—	2,560,550	643,104	3,865	80,504	3,993,761
	2020	705,738	—	—	267,179	391,456	79,124	1,443,497

Douglas Stuver(6) Former Senior Vice President – Chief Financial Officer	2022	92,308	—	—	—	—	20,675	112,983
	2021	500,000	—	1,388,250	—	—	29,250	1,917,500
	2020	498,077	—	414,404	284,532	—	25,650	1,222,663

William White Former Co-CEO and President – Offshore of Renewables	2022	378,846	81,000	—	337,500	—	797,175	1,594,521

(1)

Represents the portion of each NEO’s EVP plan payout with respect to the performance assessment metric conducted by the board of directors with respect to Mr. Azagra Blázquez and conducted by Mr. Azagra Blázquez with respect to the other NEOs. Also includes for Mr. Azagra Blázquez a $100,000 sign-on bonus in connection with the commencement of his employment as Chief Executive Officer, for Ms. Stempien, $200,000 for the second installment of her sign-on bonus in connection with the commencement of her employment as President and CEO of Networks on March 15, 2021, and for Mr. Arriola, $1,000,000 for the third installment of his sign-on bonus in connection with the commencement of his employment as Chief

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Executive Officer on July 20, 2020. As a result of Mr. Arriola’s notification to the company of his decision to leave the business effective May 28, 2022, the remaining $1,000,000 that would otherwise be payable on the first regular payroll pay date following December 31, 2022 was not made. See the section entitled “Compensation Discussion and Analysis – Elements of Compensation – 2022 Annual Incentive – Plan Structure” for additional information about the EVP Plan and the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Sign-On Bonus” for additional information about these sign-on bonuses.

(2)

“Stock Awards” reflect the aggregate grant date fair value of the PSUs and RSUs granted in 2022, computed in accordance with Financial Accounting Standards Board Accounting Standard Codification, Topic 718 and for the value of the PSUs based on the probable outcome of the performance metrics as of the grant date. The grant date fair value of the PSUs granted to the NEOs assuming maximum performance is as follows: for Mr. Azagra Blázquez in 2022, $2,951,654; for Ms. Cosgel in 2022, $305,443; for Ms. Stempien in 2021, $2,960,650; for Mr. Mahoney in 2021, $1,521,240; for Mr. Arriola in 2021, $9,992,825; for Mr. Kump in 2021, $3,006,260; and for Mr. Stuver in 2021, $1,629,900. For discussion of the assumptions used in these valuations, see Note 26 – Stock-Based Compensation of our audited consolidated financial statements for the year ended December 31, 2022 included in our 2022 Annual Report on Form 10-K.

(3)

The amounts shown represent the components of the cash bonuses relating to the attainment of performance metrics earned by the NEOs under our EVP Plan, as discussed more fully in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive – EVP Payouts.”

(4)

The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflects the aggregate changes in actuarial present value of the accumulated benefit under the defined benefit and actuarial pension plans in which the NEO participated (in the case of Mr. Kump, the Retirement Benefit Plan for Employees of NYSEG (“NYSEG Pension Plan”); in the case of Mr. Mahoney, the Retirement Income Plan Non-Union Employees of CMP (“CMP Pension Plan”) and Energy East Corporation ERISA Excess Plan (“Energy East Excess Plan”)). For discussion of the assumptions used in these valuations, see Note 17 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2022 included in our 2022 Annual Reports on Form 10-K. The pension value change for Mr Mahoney was $(726,360) and Mr Kump was $(635,825). These amounts are reported as $0 in the table above in accordance with SEC rules.

(5)	Amounts reported under “All Other Compensation” for 2022 include:

(a)

For Mr. Azagra Blázquez, $59,712 in relocation expenses, $59,790 in tax gross up on a sign-on bonus in connection with the commencement of his employment, $27,256 in tax gross-up on relocation expense. Also includes $30,750 in employer contributions to the 401(k) Plan. Mr Azagra also has the use of a fully insured company car.

(b)	For Ms. Cosgel, $30,750 in employer contributions to the 401(k) plan.

(c)

For Ms. Stempien, $8,189 in relocation expense, $3,738 in tax gross-up on relocation expenses, $3,500 for company wide incentive for purchasing electric vehicle, and $30,750 in employer contributions to the 401(k) Plan.

(d)	For Mr. Mahoney, $14,664 in employer contributions to the 401(k) Plan.

(e)

For Mr. Miranda Soto, $52,896 in relocation expense, $24,145 in tax gross-up on relocation expenses; $2,030 in Tax Advisory expenses, $927 in tax gross-up on Tax Advisory expenses, and $30,750 in employer contributions to the 401(k) Plan.

(f)	For Mr. Arriola, $600,000 in separation payments, $19,351 in paid time off paid out on separation and $30,750 in employer contributions to the 401(k) Plan.

(g)

For Mr. Kump, $900,000 in separation payments, $36,983 in paid time off paid out on separation, $17,242 for attorney services relating to separation, $10,250 in employer contributions to the 401(k) Plan and company contribution of $33,837 representing a prorated 10% of base salary to the Avangrid Deferred Compensation Plan.

(h)	For Mr. Stuver, $11,077 in employer contributions to the 401(k) plan, $9,007 on PTO payouts on termination and $591 on a non cash tax gross up.

(i)	For Mr. White, $725,319 in separation payments, $41,106 on PTO payout on separation and $30,750 in employer contributions to the 401(k) Plan.

(6)

Mr. Arriola resigned as Chief Executive Officer on May 28, 2022, and Mr. Stuver resigned as Senior Vice President – Chief Financial Officer on February 23, 2022, and therefore no amounts are included under the “Non-Equity Incentive Plan Compensation” column for 2022, as pursuant to the EVP Plan, participants must be employed as of the date of payment under the plan, which was March 17, 2023.

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Grants of Plan-Based Awards

The following table sets forth the information concerning the grants or modifications of any plan-based compensation to each NEO during 2022. The non-equity awards described below were made under our EVP Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pedro Azagra	6/6/2022	—	1,150,000	2,300,000	—	24,305	48,610		1,499,619
Blázquez(3)	6/6/2022							25,000	1,191,000
Patricia Cosgel	6/29/2022	—	200,000	400,000	—	4,217	8,433	—	260,158
Catherine Stempien	2/15/2022	—	406,250	812,500	—	—	—	—	—
R. Scott Mahoney(4)	2/15/2022	—	302,500	605,000	—	—	—	3,000	131,640
Jose Antonio Miranda Soto	2/15/2022	—	270,000	540,000	—	—	—	—	—
Dennis Arriola(5)	2/15/2022	—	1,150,000	2,300,000	—	—	—
	1/11/2022							17,500	842,800
Robert Kump	2/15/2022	—	476,673	952,746	—	—	—	—	—
Douglas Stuver	2/15/2022	—	300,000	600,000	—	—	—	—	—
William White	2/15/2022	—	270,000	540,000	—	—	—	—	—

(1)

Amounts represent estimated possible payments at threshold, target and maximum achievement under the EVP Plan. Under the EVP Plan, the “Threshold” for payment under the plan is zero and payouts under the EVP plan are interpolated from “Target” based upon the actual achievement of the performance metrics and payouts for performance between levels are determined using straight-line linear interpolation. Actual amounts paid under the EVP Plan for 2022 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” For more information on the performance metrics applicable to these awards, see “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive.”

(2)

Represents PSUs granted under the 2020 LTIP in 2022. These awards are earned over a two-year performance period ending December 31, 2022, with earned amounts, if any, paid in the company’s common shares over an additional three-year retention period. Unvested PSUs do not earn dividends.

(3)	Amounts represent RSUs granted as part of the employment agreements for Mr. Azagra Blázquez and vest on January 10, 2023 and January 9, 2024.

(4)

Amounts represent Phantom Share Units granted to Mr. Mahoney. The first installment vested on August 15, 2022, and the remaining three installments will vest February 15, 2023, August 15, 2023, and February 15, 2024.

(5)	Amounts represent RSUs granted pursuant to Mr. Arriola’s employment agreement, which vested immediately upon grant.

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Summary of Employment Agreements

A summary of the material terms of our employment agreements with Messrs. Azagra Blázquez, Mahoney, Miranda Soto, Arriola, Stuver, Kump, and White, and Ms. Cosgel and Ms. Stempien is provided below.

Pedro Azagra Blázquez

Mr. Azagra Blázquez entered into an employment agreement with AMC on June 6, 2022, effective with the commencement of his employment on May 29, 2022. The agreement provides for an initial base salary of $1,150,000 and an annual bonus opportunity with a target amount of 100% of base salary with a maximum bonus of 200% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 48,610 PSUs and a grant of 25,000 RSUs, which will vest in two equal installments on January 10, 2023 and January 9, 2024. Mr. Azagra Blázquez is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

The agreement provides for one-time relocation benefits to relocate Mr. Azagra Blázquez to Connecticut, grossed up for taxes. If Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” or is terminated for “cause” (each as defined in the employment agreement) under certain circumstances, then Mr. Azagra Blázquez’s relocation benefits are subject to repayment.

The agreement provides for a special one-time transition and employment inducement award of $100,000, grossed up for taxes, payable on the first regular payroll pay date following commencement of his employment. In the event that Mr. Azagra Blázquez voluntarily resigns his employment without “good reason” (as defined in his employment agreement) before June 30, 2024, he must repay to AMC the one-time payment made by the company in that calendar year no later than six months after his date of termination.

In the event that Mr. Azagra Blázquez’s employment is terminated by AMC without “cause” or by Mr. Azagra Blázquez for “good reason” (each as defined in his employment agreement), Mr. Azagra Blázquez will be entitled to receive, subject to the execution of a release of claims, (i) a severance payment equal to the sum of two times his then-current annual base salary plus an amount equal to two times his then-current annual target bonus, (ii) immediate vesting of any RSUs outstanding that were granted pursuant to his employment agreement, and (iii) immediate vesting of any PSUs outstanding.

In the event that Mr. Azagra Blázquez’s employment is terminated by AMC without “cause” or by Mr. Azagra Blázquez for “good reason” within one year of a “change in control” (as defined in the employment agreement), Mr. Azagra Blázquez will be entitled to receive the benefits described above; provided, that the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Mr. Azagra Blázquez would be better off (on an after-tax basis) if he received all payments and benefits and paid all excise and income taxes.

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In the event that Mr. Azagra Blázquez’s employment is terminated due to resignation without “good reason”, by retirement, death, or disability, Mr. Azagra Blázquez will be entitled to receive actual incentive for the year, pro-rated through date of termination based on actual performance.

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Patricia Cosgel

Patricia Cosgel was appointed Interim Chief Financial Officer effective February 24, 2022. On June 2, 2022, Ms. Cosgel was appointed Senior Vice President – Chief Financial Officer and entered into an employment agreement with AMC on June 29, 2022, effective with the commencement of her service as Chief Financial Officer on February 24, 2022. The agreement provides for an initial base salary of $400,000 and an annual bonus opportunity with a target amount of 50% of base salary with a maximum bonus of 100% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 8,433 PSUs. Ms. Cosgel is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

In the event that Ms. Cosgel’s employment is terminated by AMC without “cause” or by Ms. Cosgel for “good reason” (each as defined in her employment agreement), Ms. Cosgel will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of her then-current annual base salary plus an amount equal to the actual bonus paid in the prior year.

In the event that Ms. Cosgel’s employment is terminated by AMC without “cause” or by Ms. Cosgel for “good reason” within one year of a “change in control” (as defined in the employment agreement), Ms. Cosgel will be entitled to receive the amounts described above; provided, that the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Ms. Cosgel would be better off (on an after-tax basis) if she received all payments and benefits and paid all excise and income taxes.

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Catherine Stempien

Ms. Stempien entered into an employment agreement with Avangrid Services Company, LLC (“ASC”) on February 8, 2021, effective with the commencement of her employment on March 15, 2021. The agreement provides for an initial base salary of $580,000 and an annual bonus opportunity with a target amount of 65% of base salary with a maximum bonus of 130% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 75,000 PSUs. The agreement also provides for a grant of 5,000 RSUs, which will vest on March 1, 2023. Ms. Stempien is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Ms. Stempien becomes eligible to receive benefits under the company’s long term disability plan, the company shall supplement such benefits so that Ms. Stempien receives aggregate benefits under

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the long term disability plan and all other disability income sources of not less than 85% of Ms. Stempien’s base salary at the time such disability commenced.

The agreement provides for one-time relocation benefits to relocate Ms. Stempien to Connecticut, grossed up for taxes. If Ms. Stempien voluntarily resigns her employment without “good reason” or is terminated for “cause” (each as defined in the employment agreement) under certain circumstances, then Ms. Stempien’s relocation benefits are subject to repayment.

The agreement provides for a special one-time transition and employment inducement award of $400,000 in the aggregate, payable in two installments subject to continued employment through each payment date, as follows: (i) $200,000 on the first regular payroll pay date following sixty days of her employment; and (ii) $200,000 on the first regular payroll pay date following March 1, 2022. In the event that Ms. Stempien voluntarily resigns her employment without “good reason” (as defined in her employment agreement) before December 31, 2023, she must repay to ASC the one-time payment made by the company in that calendar year no later than six months after her date of termination.

In the event that Ms. Stempien’s employment is terminated by ASC without “cause” or by Ms. Stempien for “good reason” (each as defined in her employment agreement), Ms. Stempien will be entitled to receive, subject to the execution of a release of claims, (i) a severance payment equal to the sum of her then-current annual base salary plus an amount equal to her then-current annual target bonus, (ii) actual incentive for the year pro-rated through date of termination based on actual performance, (iii) monthly reimbursement for COBRA premium for herself and her dependents for a period of twelve (12) months following the date of termination, and (iv) immediate vesting of any RSUs outstanding that were granted pursuant to her employment agreement. If such termination occurs on or before December 31, 2022, Ms. Stempien would (i) receive a lump sum payment equal to 50% of the initial PSUs granted (i.e. 37,500) multiplied by the closing price of the company’s shares of common stock at the date of termination, and (ii) also be entitled to continue to vest in a pro-rated portion of 50% of initial PSUs granted, subject to the attainment of performance objectives under the 2020 LTIP.

In the event that Ms. Stempien’s employment is terminated by ASC without “cause” or by Ms. Stempien for “good reason” within one year of a “change in control” (as defined in the employment agreement), Ms. Stempien will be entitled to receive (i) a severance payment equal to the sum of two times her then-current annual base salary and two times an amount equal to her then-current annual target bonus, (ii) actual incentive for the year pro-rated through the date of termination, based on actual performance, (iii) monthly reimbursement for COBRA premium for herself and her dependents for a period of twelve (12) months following the date of termination, and (iv) immediate vesting of any RSUs outstanding that were granted pursuant to her employment agreement. Ms. Stempien will also be eligible to vest in the full amount of initial PSUs granted, subject to performance conditions, provided that 50% of the initial PSUs will be deemed to have been achieved at 100% performance and the second half based on actual performance as of the change in control date. The employment agreement also provides for a reduction in amounts payable under certain circumstances to the

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maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Ms. Stempien would be better off (on an after-tax basis) if she received all payments and benefits and paid all excise and income taxes.

In the event that Ms. Stempien’s employment is terminated due to resignation without “good reason”, by retirement, death, or disability, Ms. Stempien will be entitled to receive actual incentive for the year, pro-rated through date of termination based on actual performance.

The employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

R. Scott Mahoney

Mr. Mahoney entered into a new employment agreement with AMC on July 13, 2021, which supersedes and replaces all prior employment agreements. Mr. Mahoney originally entered into an employment agreement with Energy East Management Corporation, a predecessor of ASC, dated March 1, 2008, to serve as Deputy General Counsel. The initial term of the agreement was from March 1, 2008 to February 28, 2009 with an automatic extension unless either party gave notice of non-renewal. The terms of the original employment agreement were in place through July 12, 2021 until it was replaced by the current agreement. The current agreement provides for an initial base salary of $517,000 and an annual bonus opportunity with a target amount of 55% of base salary with a maximum bonus of 110% of base salary. The current agreement provides for participation in the 2020 LTIP and successor plans. Mr. Mahoney is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees. In the event that Mr. Mahoney’s employment is terminated without “cause” or by Mr. Mahoney for “good reason” (each as defined in his current employment agreement), Mr. Mahoney will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of his then-current annual base salary plus an amount equal to his prior year EVP or other similar incentive award paid.

In the event that Mr. Mahoney’s employment is terminated by AMC without “cause” or by Mr. Mahoney for “good reason” within one year of a “change in control” (as defined in the employment agreement), the employment agreement also provides for a reduction in amounts payable under certain circumstances to the maximum amount that does not trigger the excise tax imposed by Section 4999 of the Code unless Mr. Mahoney would be better off (on an after-tax basis) if he received all payments and benefits and paid all excise and income taxes.

The current employment agreement contains 12-month post-employment non-competition and non-solicitation provisions.

Jose Antonio Miranda Soto

Mr. Miranda Soto entered into an employment agreement with Avangrid Renewables on October 12, 2021, effective with the commencement of his employment on November 8, 2021. The agreement provides for an initial base salary of $400,000 and an annual bonus opportunity with a target amount of 60% of base salary with a maximum bonus of 120% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 22,800 PSUs. Mr. Miranda Soto is also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

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The agreement provides for a one-time relocation benefits to relocate Mr. Miranda Soto to Connecticut, grossed up for taxes. In the event that Mr. Miranda Soto’s employment is terminated by Avangrid Renewables without “cause” or by Mr. Miranda Soto for “good reason” (each as defined in his employment agreement), Mr. Miranda Soto will be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of his then-current annual base salary plus an amount equal to the actual annual bonus paid in the prior year.

Dennis Arriola

Mr. Arriola entered into an employment agreement with AMC on June 11, 2020, effective with the commencement of his employment on July 20, 2020. On February 27, 2022, Mr. Arriola provided notice to Avangrid of his intention to terminate his employment agreement and leave the business, effective May 28, 2022.

The agreement provided for an initial base salary of $1,100,000 and an annual bonus opportunity with a target amount of 100% of base salary and a maximum bonus of 200% of base salary. The agreement provided for an initial grant under the 2020 LTIP of 250,000 PSUs, which were granted on February 15, 2021. The agreement also provided for a grant of 35,000 RSUs, one half granted in January 2021 (which were granted in June 2021 following shareholder approval of the amendment to the Omnibus Incentive Plan to raise the limit on the number of shares that may be granted to one individual in a fiscal year under the Omnibus Incentive Plan) and one half granted in January 2022. Mr. Arriola was also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Mr. Arriola became eligible to receive benefits under the company’s long term disability plan, the company would be required to supplement such benefits so that Mr. Arriola would receive aggregate benefits under the long term disability plan and all other disability income sources of not less than 85% of Mr. Arriola’s base salary at the time such disability commenced.

The agreement provided for one-time relocation benefits to relocate Mr. Arriola from California to Connecticut. If Mr. Arriola voluntarily resigns his employment without “good reason” or is terminated for “cause” (each as defined in the employment agreement) under certain circumstances, then Mr. Arriola’s relocation benefits are subject to repayment.

The agreement provided for a special one-time transition and employment inducement award of $3,300,000 in the aggregate, payable in four installments subject to continued employment through each payment date. Pursuant to the installment schedule, payments in the aggregate of $2,300,000 have been made. As a result of Mr. Arriola’s notification to the company of his decision to leave the business effective May 28, 2022, the remaining $1,000,000 that would otherwise be payable on the first regular payroll pay date following December 31, 2022 was made.

On September 8, 2022, AMC entered into a separation and release agreement with Mr. Arriola in connection with his resignation as Chief Executive Officer which provided Mr. Arriola will with a payment of $600,000, subject to customary separation and release provisions.

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Robert Kump

Mr. Kump entered into an employment agreement with Networks and ASC (formerly Iberdrola USA Management Corporation), a subsidiary of Avangrid, dated October 1, 2010, to serve as Chief Executive Officer of Networks. At the time of execution of this agreement, this agreement was made with the entity formerly known as Iberdrola USA, Inc., which changed its name to Iberdrola USA Networks, Inc. during a corporate reorganization in 2013 and later to Networks following the acquisition of UIL in 2015. On June 5, 2019, Mr. Kump was promoted to the role of President and Deputy Chief Executive Officer of Avangrid. Mr. Kump retired from the Company on June 24, 2022.

The agreement provided for an initial base salary of $600,000 and an annual bonus opportunity with a target amount of 55% of base salary with a maximum bonus of 110% of base salary. Effective January 7, 2018, Mr. Kump’s annual base salary was increased to $705,738 and his annual bonus opportunity was increased to a maximum bonus opportunity of 135% of base salary. The agreement provided that Mr. Kump will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement with annual contributions equal to 10% of base salary and provides he will participate in all employee benefit plans and incentive compensation plans made available to Networks executives, other than the Energy East Supplemental Executive Retirement Plan, the Energy East Excess Plan or any compensation or non-qualified compensation plan not explicitly reflected in the employment agreement.

On June 24, 2022, AMC entered into a separation and release agreement with Mr. Kump in connection with retirement providing for a separation payment of $900,000 and reimbursement of up to $20,000 in legal fees related to or arising out of his retirement, subject to customary confidentiality and restrictive covenant provisions, including non-disparagement, non-competition and non-solicitation. In addition, pursuant to Mr. Kump’s employment agreement he remained eligible to receive is pro-rated annual bonus and earned performance share units based on the actual performance in 2022, payable in accordance with the other participants received such payments or shares, as the case may be.

Douglas Stuver

Mr. Stuver resigned from his position of Senior Vice President – Chief Financial Officer on February 23, 2022, and Patricia Cosgel was appointed Interim Chief Financial Officer effective February 24, 2022. On June 2, 2022, Ms. Cosgel was appointed Senior Vice President – Chief Financial Officer.

On July 19, 2018, AMC entered into an employment agreement with Mr. Stuver, effective as of July 8, 2018. The employment agreement provided for an initial base salary of $325,461, subject to annual review and adjustment, and Mr. Stuver’s continued participation in the EVP Plan. Effective January 5, 2020, Mr. Stuver’s annual base salary was increased to $500,000 and his maximum incentive opportunity under the EVP Plan was increased to 120% of his base salary. Mr. Stuver was also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees; provided, that in the event that Mr. Stuver becomes eligible to receive benefits under the company’s long term disability plan, the company would supplement such benefits so that Mr. Stuver receives aggregate benefits under the long term disability plan and all other disability income sources of not less than 85% of Mr. Stuver’s base salary at the time such disability commenced.

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William White

Mr. White entered into an employment agreement with Avangrid Renewables on October 12, 2021, effective with the commencement of his employment on November 8, 2021. The agreement provided for an initial base salary of $400,000 and an annual bonus opportunity with a target amount of 60% of base salary with a maximum bonus of 120% of base salary. The agreement provides for an initial grant under the 2020 LTIP of 11,408 PSUs. Mr. White was also eligible to participate in the company’s 401(k) plan, health and welfare plans, and other benefits on the same terms as all other employees.

In the event that Mr. White’s employment was terminated by Avangrid Renewables without “cause” or by Mr. White for “good reason” (each as defined in his employment agreement), Mr. White would be entitled to receive, subject to the execution of a release of claims, a severance payment equal to the sum of his then-current annual base salary plus an amount equal to the actual annual bonus paid in the prior year.

On October 21, 2022, Avangrid Renewables entered into a separation and release agreement with Mr. White providing for a separation payment of $725,319 subject to customer confidentiality and restrictive covenant provisions, including non-disparagement, non-competition, and non-solicitation. In addition, pursuant to Mr. White’s employment agreement he remained eligible to a calculated award based on achievement for the full 2022 year, with no proration and prorated earned performance share units based on the actual performance in 2022, payable in accordance with the other participants received such payments or shares, as the case may be.

Summary of Executive Variable Pay Plan

In the event that a participant under the EVP Plan is terminated for any reason other than retirement, disability, or death, termination by the company without “cause” or the participant is no longer employed by the company or an affiliate due to the participant’s employer ceasing to be a member of the company’s controlled group due a sale or other transaction that does not constitute a “change in control” (as defined in the EVP Plan), such participant shall not be entitled to receive the EVP Plan award unless otherwise determined by the board in its sole discretion. In the event of retirement, disability, or death, termination by the company without “cause,” or the participant is no longer employed by the company or an affiliate due to the participant’s employer ceasing to be a member of the controlled group due to a sale or other transaction that does not constitute a “change in control” (as defined in the EVP Plan), the participant is entitled to receive a prorated award based on the number of days of participation. The participant must have been an active employee during at least three months of the relevant calendar performance period in order to be eligible to receive the pro-rated award. For additional information about the EVP Plan, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive – Plan Structure” beginning on page 49.

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Summary of Equity Incentive Plans

Avangrid, Inc. Amended and Restated Omnibus Incentive Plan

At the 2016 annual meeting, shareholders approved the Avangrid, Inc. Omnibus Incentive Plan, which was amended and restated by our board on March 16, 2017, to eliminate the “evergreen” feature so that shareholder approval is required to increase the number of shares available for equity grants under the plan. On February 16, 2021, upon the recommendation of the former compensation, nominating and corporate governance committee, our board of directors unanimously approved an amendment to the plan to increase the individual share limit for equity-based awards under the plan from 250,000 shares to 300,000 shares of company common stock and to make certain additional immaterial administrative changes, which shareholders approved at the 2021 annual meeting (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan provides for grants of stock options (both stock options intended to be “incentive stock options” under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards, and other stock-based or stock-related awards (including performance awards) pursuant to which our common stock, cash, or other property may be delivered. Each award is evidenced by an award agreement, which will govern that award’s terms and conditions. The maximum number of shares allocated to all participants under all subplans of the Omnibus Incentive plan may not exceed 2,500,000 Avangrid shares.

2016 LTIP

PSUs granted under the 2016 LTIP were earned at the end of the four-year performance period to the extent the performance goals were met and become vested and paid in the company’s common shares over an additional three-year period, provided the participant remains employed by the company or any affiliate through the applicable payment date. The 2016 LTIP has a term of seven years, within which the period between financial years 2016 and 2019 is the period for evaluation of achievement of the performance goals and the period between financial years 2020 and 2022 is the vesting and payment period.

In the event that a participant under the 2016 LTIP is terminated for any reason other than death, disability, retirement, resignation for “good reason,” or termination by the company without “cause” (all as defined in the 2016 LTIP) prior to the payment date, such participant shall not be entitled to receive the outstanding unvested awards. In the event of retirement, disability, death, or resignation for “good reason” or termination by the company without “cause” prior to the payment date, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. PSUs will be payable in shares of the company’s common stock.

If there is a change in control during the three-year payment period that constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), then all outstanding PSUs will vest based on the actual performance levels achieved at the end of the performance period and the compensation and nominating committee may, in its sole discretion, accelerate payment of shares of common stock in respect of such PSUs.

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For additional information about the 2016 LTIP, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive” beginning on page 53.

2020 LTIP

PSUs granted under the 2020 LTIP are earned at the end of the two-year performance period to the extent that the company has met the performance goals established by the compensation and nominating committee. Earned PSUs then vest and are paid in the company’s shares of common stock over an additional three-year period, provided the participant remains employed by the company or any affiliate through the applicable payment date. The 2020 LTIP has a term of five years, within which the period between financial years 2021 and 2022 is the period for evaluation of achievement of the performance goals and the period between financial years 2023 and 2025 is the payment period.

In the event that a participant under the 2020 LTIP is terminated for any reason other than death, disability, retirement, resignation to serve with and continued service with an affiliate of the company, resignation for “good reason,” or termination by the company without “cause” (all as defined in the 2020 LTIP) prior to the payment date, such participant shall not be entitled to receive the outstanding unvested awards. In any of these events, the participant is entitled to a prorated award based on the number of days of participation, subject to the objectives having been achieved and certain other conditions having been fulfilled. PSUs will be payable in shares of the company’s common stock. If there is a change in control during the three-year payment period that constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), then all outstanding PSUs will vest based on the actual performance levels achieved at the end of the performance period and accelerate payment of shares of common stock in respect of such PSUs.

For additional information about the 2020 LTIP, see the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive” beginning on page 53.

Phantom Units

Phantom Share Units (“Phantom Units”), which represent the right to receive the value of a share of common stock in cash, were granted to Messrs. Stuver and Mahoney under the Omnibus Incentive Plan. The Phantom Units vest in three equal installments, the first installment vested on June 15, 2020, the second installment vested on February 25, 2021, and the final installment vested on March 8, 2022. Each installment was settled in a cash amount equal to the number of Phantom Units multiplied by the fair market value of Avangrid’s common shares on the respective vesting dates. Due to his resignation on February 23, 2022, prior to vesting of the final installment and the provisions of the Phantom Award Unit Agreement that the executive must be present at the time of payment, Mr. Stuver was not entitled receive the final installment. On February 15, 2022, Mr. Mahoney was granted and additional 3,000 Phantom Units that vest in four equal installments, the first installment vested on August 15, 2022, the second installment will vest on February 15, 2023, the third installment will vest on August 15, 2023, and the final installment will vest on February 15, 2024.

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Restricted Stock Units

Restricted Stock Units (“RSUs”) which represent the right to receive a share of common stock, were granted in conjunction with the employment agreements for Messrs. Azagra Blázquez and Arriola and Ms. Stempien. Prior to vesting and the provisions of the RSU award agreement that the executive must be present at the time of vesting. On March 15, 2021, Ms. Stempien upon hire received a grant of 5,000 RSUs under the Omnibus Incentive Plan. The RSUs vest in full on March 1, 2023. On June 8, 2021 and January 11, 2022, Mr. Arriola received grants of 17,500 RSUs that vested immediately. On June 6, 2022, Mr. Azagra Blázquez received a grant of 25,000 RSUs that vest in two equal installments on January 10, 2023 and January 9, 2024.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning unvested stock and equity incentive plan awards outstanding as of December 31, 2022, for each NEO:

Named Executive Officer	Plan Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Pedro Azagra	2020 LTIP(2)	June 6, 2022	—	—	31,597	1,358,018
Blázquez	RSU(1)	June 6, 2022	25,000	1,074,500	—	—
Patricia Cosgel	2020 LTIP(2)	February 15, 2021	—	—	7,097	305,029
	2020 LTIP(2)	June 29, 2002	—	—	5,481	235,573
Catherine Stempien	2020 LTIP(2)	March 15, 2021	—	—	48,750	2,095,275
	RSU(3)	March 15, 2021	5,000	214,900	—	—
R. Scott Mahoney	2020 LTIP(2)	February 15, 2021	—	—	27,300	1,173,354
	Phantom Units(3)	February 15, 2022	2,250	96,705	—	—
Jose Antonio Miranda Soto	2020 LTIP(2)	March 15, 2021	—	—	14,820	636,964
Dennis Arriola(5)	—	—	—	—	—	—
Douglas Stuver(6)	—	—	—	—	—	—
Robert Kump(7)	2020 LTIP(2)	February 15, 2021	—	—	44,598	1,916,822
William White(8)	2020 LTIP(2)	February 15, 2021	—	—	5,790	248,854
	2020 LTIP(2)	November 8, 2021	—	—	6,158	264,671

(1)

Mr. Azagra Blázquez’s RSU grant vests in two equal installments. The first installment vested on January 10, 2023 and the second installment will vest on January 9, 2024, subject to continued employment.

(2)	Number of PSUs represents actual number of units earned based on performance described under “Compensation Discussion and Analysis – Details of Each Element of Compensation – Long Term Incentive.”

(3)	Ms. Stempien’s RSU grant vested on March 1, 2023.

(4)

Number of Phantom Units represents the remaining Phantom Award Units awarded, as further described under “Compensation Discussion and Analysis – Details of Each Element of Compensation – Long Term Incentive.” Phantom Units are paid in cash and vest in four equal tranches in 2022, 2023, and 2024, subject to the participant’s continued employment on each payment date, as follows: (i) August 15, 2022, (ii) February 15, 2023, (iii) August 15, 2023, and (iv) February 15, 2024.

(5)	Due to his resignation, Mr. Arriola forfeited all PSUs under the 2020 LTIP.

(6)	Due to his resignation, Mr. Stuver forfeited 580 shares from the 2016 LTIP, 2,753 Phantom Units, and 45,000 PSUs under the 2020 LTIP.

(7)	Due to his retirement, Mr. Kump’s PSUs under the 2020 LTIP were prorated.

(8)	Due to the termination of his employment, Mr. White’s PSUs under the 2020 LTIP were prorated.

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Stock Vested

The following table provides information concerning vesting of stock awards during 2022 for each NEO:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Pedro Azagra Blázquez	—	—
Patricia Cosgel(2)	835	37,842
Catherine Stempien	—	—
R. Scott Mahoney(2)(3)(4)	10,749	491,487
Jose Antonio Miranda Soto	—	—
Dennis Arriola	17,500	842,500
Robert Kump(2)	5,248	237,839
Douglas Stuver	—	—
William White	—	—

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the fair market value on the vesting date.

(2)	Represents the third installment of PSUs that vested on March 8, 2022 and were paid pursuant to the 2016 LTIP.

(3)	Represents the third installment of Phantom Units that vested on March 8, 2022 and were paid in cash.

(4)	Represents the first installment of Phantom Units that vested on August 15, 2022 and were paid in cash.

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Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Pedro Azagra Blázquez(1)	—	—	—	—
Patricia Cosgel(1)	—	—	—	—
Catherine Stempien(1)	—	—	—
R. Scott Mahoney(2)	CMP Pension Plan	25.08	1,083,637	—
	Energy East Excess Plan	25.08	2,092,558	—
Jose Antonio Miranda Soto	—	—	—	—
Dennis Arriola(1)	—	—	—	—
Robert Kump (2)	NYSEG Pension Plan	36.08	2,147,849	—
Douglas Stuver(1)	—	—	—	—
William White	—	—	—	—

(1)	Messrs. Azgra Blázquez, Miranda Soto, Arriola, Stuver, White, and Ms. Stempien and Ms. Cosgel are not eligible for participation in company pension plans.

(2)

Annuities and lump sums are valued using the December 31, 2022 U.S. GAAP disclosure assumptions, specifically (i) a 5.17% discount rate for the NYSEG Pension Plan, a 5.21% discount rate for the CMP Pension Plan, and a 5.31% discount rate for the Energy East Excess Plan, and (ii) PRI-2012 with full generational mortality projected with mortality improvement scale 2021 (“MP 2020”) for the NYSEG Pension Plan and CMP Pension Plan and PRI-2012 white collar with full generational mortality projected with scale MP 2020 for the Energy East Excess Plan. For a description of the calculation of present value of the accumulated benefit, see Note 17 – Post-retirement and Similar Obligations of our consolidated financial statements for the fiscal year ended December 31, 2022 included in our 2022 Annual Report on Form 10-K.

R. Scott Mahoney

Mr. Mahoney participates in the Retirement Income Plan Non-Union Employees of CMP (the “CMP Pension Plan”), a defined benefit pension plan of Avangrid’s subsidiary intended to be qualified under Section 401(a) of the Code. Employees who have reached age 21 are eligible to participate in the CMP Pension Plan, provided, however, that no new employees are eligible to participate after January 1, 2014. The amount of monthly retirement benefit payable to a participant beginning at age 65 is calculated based on a participant’s years of service and monthly average of the participant’s highest 60 consecutive calendar months of basic earnings during the 120-month period ending in the month in which the participant’s service termination date occurs. The normal form of benefit is a single life annuity for unmarried participants and a 50% contingent annuity for married participants, provided that the participant may elect other forms of actuarially equivalent benefits including a joint and survivor annuity. Participants eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 62 for participants with at least five years of service.

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Mr. Mahoney also participates in the Energy East Corporation ERISA Excess Plan (the “Energy East Excess Plan”), which increases retirement benefits available to certain executives beyond those currently provided by the tax qualified defined benefit plans due to limitation under the Code on the amount of benefit that can be accrued and the amount of compensation that can be used to calculate benefits. The benefit payable under the Energy East Excess Plan is generally (i) the benefit payable at date of commencement as a straight life annuity specified by the qualified defined benefit pension plan the executive participates minus (ii) the benefit payable at date of commencement as a straight life annuity under the qualified defined benefit pension plan the executive participates in. Upon separation from service, retirement, or disability, a participant will receive a benefit payable in the form of an actuarially equivalent lump sum. Any portion of the actuarially equivalent lump sum benefit attributable to the eligibility, compensation, and service after December 31, 2004 may be delayed until the earlier of (i) the beginning of the seventh month following the month of the participant’s separation from service (due to termination of employment or retirement) or (ii) death. Assets for the Energy East Excess Plan are in a rabbi trust.

Effective June 30, 2022, benefit accruals under the CMP Pension Plan and the Energy East Excess Plan were frozen and instead of future benefit accruals, the Company provides an enhanced 401(k) match formula increasing the current 401(k) plan match from 50% of 8% of each eligible employee’s compensation to 150% of 8% of each eligible employee’s compensation effective July 1, 2022.

Robert Kump

Mr. Kump participates in the Retirement Benefit Plan for Employees of NYSEG (the “NYSEG Pension Plan”), a defined benefit pension plan of Avangrid’s subsidiary intended to be qualified under Section 401(a) of the Code. Non-union employees who perform at least an hour of service are eligible to participate in the NYSEG Pension Plan, provided, however, that no new non-union employees are eligible to participate after January 1, 2014. Mr. Kump’s retirement benefits under the NYSEG Pension Plan are calculated based on his years of service and average annualized regular earnings during the 120-month period ending with the calendar month immediately preceding the calendar month in which he terminates service. Benefits are generally in the form of a single life annuity for unmarried participants and a 50% contingent annuity with a five-year pop-up for married participants, provided that the participant may elect other forms of payment including a joint and survivor annuity, a single life annuity with ten years certain, or a lump-sum payment. Participants are generally eligible for benefits at age 65 but participants that are eligible for early retirement will receive a reduced basic annual benefit upon such early retirement after attaining age 55. Benefits are unreduced at age 60 for participants with at least ten years of service.

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Nonqualified Deferred Compensation

The following table sets forth information as to the NEOs regarding defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name(1)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance Last Fiscal Year ($)
Pedro Agazra Blázquez	—	—	—	—	—
Patricia Cosgel	—	—	(36,724)	—	274,271
Catherine Stempien	86,882	—	(17,390)	—	113,808
R. Scott Mahoney	513,902	—	(252,227)	—	1,578,061
Jose Antonio Miranda Soto	—	—	—	—	—
Dennis Arriola	—	—	—	—	—
Robert Kump	—	33,837	(50,988)	815,149	3,982,410
Douglas Stuver	—	—	—	—	—
William White	—	—	—	—	—

(1)	Messrs. Azagra Blázquez, Miranda Soto, Arriola, Stuver, and White did not participate in any non-qualified deferred compensation plan sponsored by the company or a subsidiary.

(2)	The company contributions to Mr. Kump’s deferral plan account are included in the “All Other Compensation” column of the “Summary Compensation Table”.

(3)

Earnings on these accounts are not included in any other amounts in the tables included in this proxy statement, as the amounts of the NEOs’ earnings represent the general market gains on investments and are not amounts or rates set by the company for the benefit of the NEOs.

Mr. Kump participated in the Avangrid Deferred Compensation Plan, which provides that Avangrid will make annual contributions under the plan to a deferred compensation account set up for each participant in an amount set forth in the participant’s employment agreement. Mr. Kump’s employment agreement provided that an annual employer contribution of 10% of base salary will be made to a non-qualified deferred compensation plan, such as the Avangrid Deferred Compensation Plan, with a final pro-rata contribution for the year of Mr. Kump’s termination of employment based upon the portion of the year in which he works. A contribution of $3,982,410 was made following Mr. Kump’s retirement. Under the Avangrid Deferred Compensation Plan, the participant is fully vested at all times in all contributions and earnings credited to his deferred compensation account. Mr. Mahoney and Ms. Stempien also participate in the Avangrid Deferred Compensation Plan and elect to defer a portion of their base salary and short-term incentive payments each year into the plan.

Contributions to the Avangrid Deferred Compensation Plan are notational only and earn notional investment income based on investment vehicles selected by the Avangrid, Inc. & Subsidiaries Joint Plan Administration and Fiduciary Committee. Distribution of amounts in a participant’s deferred compensation account shall commence in the form and at the time elected by the participant. Participants must make an election as to form and timing either within 30 days of becoming a participant or during the annual enrollment window. Elections may be modified, but participants must do so no less than 12 months prior to their first scheduled payment, the election shall not take effect until at least 12 months after the election was made, and the new scheduled payment is delayed five years from original scheduled payment date.

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Upon a participant’s death prior to distribution, the plan will distribute a lump-sum distribution to the beneficiary selected by the participant within 60 days following such death (or, if later, after the proper beneficiary has been identified). If a participant dies after commencing payments, the remaining payments will be made as a lump-sum distribution to the beneficiary selected by the participant as soon as administratively possible after date of death. Amounts will be paid in one of the following forms as timely elected by the participant: (i) lump-sum distribution; or (ii) annual installment payments for a period of five, ten, or fifteen years.

Mr. Kump’s employment agreement with the company provided that the Agreement and Release between Mr. Kump and Networks that was executed on September 25, 2009 will remain in full force and effect. The parties agreed that the amount payable to Mr. Kump pursuant to such Agreement and Release will be increased by an amount equal to the amount earned by the Energy East Management Corporation Benefit Trust on its initial investment of $3,333,241 in a financial vehicle of the company’s choosing with the goal of obtaining a net guaranteed level of interest without risk of loss of principal.

Potential Payments upon Termination or Change in Control

The amount of compensation payable to each NEO in the event of a termination of employment, or a change in control, on December 31, 2022, is described below under “Quantification of Potential Payments upon Termination or Change in Control.” For additional explanation of payments under the various termination scenarios, see “Summary of Employment Agreements.”

Quantification of Potential Payments upon Termination or Change in Control

The following table sets forth potential benefits that each NEO would be entitled to receive in the event that the executive’s employment with us is terminated for any reason, including (i) without good reason, (ii) termination without cause, (iii) resignation with good reason, (iv) termination without cause or resignation with good reason, in each case in connection with a change in control, and (v) in the event of a change in control without termination or death or disability. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the NEO’s employment had terminated, and/or a change in control occurred on December 31, 2022.

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“Cash Compensation” includes payments of salary, bonus, severance, or death benefit amounts payable in the applicable scenario. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

Named Executive Officer	Resignation by Executive Without Good Reason ($)	Termination by Company Without Cause ($)	Resignation by Executive with Good Reason ($)	Termination by Company Without Cause, or Resignation by Executive with Good Reason, in Connection with Change in Control ($)	Change in Control Without Termination ($)	Death/ Disability ($)
Pedro Azagra Blázquez
Cash Compensation(1)	1,123,082	4,600,000	4,600,000	4,600,000	—	1,228,477
Long-Term Incentive(3)	3,163,758	3,163,758	3,163,758	3,163,758	—	3,163,758

TOTAL	4,231,050	8,992,235	8,992,235	8,992,235	—	4,392,235

Patricia Cosgel
Cash Compensation(1)	313,742	885,003	885,003	885,003		313,742
Long-Term Incentive(3)	540,609	540,609	540,609	540,609		540,609

TOTAL	854,351	1,425,612	1,425,612	1,425,612		854,351

Catherine Stempien
Cash Compensation(1)	483,671	1,721,063	1,721,063	2,752,313	—	689,813
Health and Welfare Benefits(2)	—	27,560	27,560	27,560	—	—
Long-Term Incentive(3)	—	2,310,175	2,310,175	2,310,175	—	2,310,175

TOTAL	483,671	4,058,798	4,058,798	5,090,048	—	2,999,988

R. Scott Mahoney
Cash Compensation(1)	563,255	1,539,211	1,539,211	1,539,211	—	563,255
Long-Term Incentive(3)	1,270,059	1,270,059	1,270,059	1,270,059	—	1,270,059

TOTAL	1,833,314	2,809,270	2,809,270	2,809,270	—	1,833,314

Jose Antonio Miranda Soto
Cash Compensation(1)	484,380	1,078,133	1,078,133	1,078,133	—	484,380
Long-Term Incentive(3)	—	636,964	636,964	636,964	—	636,964

TOTAL	484,380	1,715,097	1,715,097	1,715,097	—	1,121,344

Dennis Arriola
Cash Compensation(1)(4)	600,000	—	—	—	—	—
Health and Welfare Benefits	—	—	—	—	—	—
Long-Term Incentive	—	—	—	—	—	—

TOTAL	600,000	—	—	—	—	—

Robert Kump
Cash Compensation(1)(5)	5,191,661	—	—	—	—	—
Long-Term Incentive(3)	1,916,786	—	—	—	—	—

TOTAL	7,108,446	—	—	—	—	—

Douglas Stuver
Cash Compensation(1)	—	—	—	—	—	—
Long-Term Incentive	—	—	—	—	—	—

TOTAL	—	—	—	—	—	—

William White
Cash Compensation(1)(6)	—	1,143,819	—	—	—	—
Long-Term Incentive(3)	—	513,566	—	—	—	—

TOTAL	—	1,657,566	—	—	—	—

(1)	See “–Summary of Employment Agreements” and “Non-Qualified Deferred Compensation.”

Proxy Statement 2023	Executive Compensation	| 80

(2)	Amounts shown reflect the value of the additional benefit Ms. Stempien would receive in the event of a termination per her employment agreement.

(3)	See “–Summary of Equity Incentive Plans – 2020 LTIP”, “–Summary of Equity Incentive Plans—Phantom Units”, “–Summary of Equity Incentive Plans – Restricted Stock Units”.

(4)	Includes offset of certain amounts payable by Mr. Arriola pursuant to his employment agreement if he resigns without “good reason” prior to December 31, 2023.

(5)	Includes certain amounts paid to Mr. Kump in connection with his retirement.

(6)	Includes certain amounts paid to Mr. White in connection with his termination of employment.

Proxy Statement 2023	Other Compensation Information	| 81

Other Compensation Information

This proxy statement also contains additional compensation-related information including a comparison of our CEO’s total compensation to that of our median employee, the relationship between executive compensation actually paid to our NEOs and our financial performance, and information about our equity compensation plans.

Proxy Statement 2023	Other Compensation Information	| 82

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable and be designed to attract, retain, and motivate the most qualified professionals, in order to enable us to attain our strategic objectives. For 2022, the annual total compensation of Mr. Azagra Blázquez was $4,849,985, as shown in the Summary Compensation Table beginning on page 60 (the “CEO Compensation”), which reflects annual base salary and 2022 EVP payout, in addition to the sign-on bonus, grants of RSUs and PSUs, company 401(k) contributions, and relocation expenses. Due to the fact that Mr. Azagra Blázquez was only employed by Avangrid for a portion of the year, an estimate has been made of his annualized salary. The annualized salary was based off the $4,849,985 and shown in the Summary Compensation Table as $6,270,162. The annual total compensation of our median employee was $101,304. We reasonably estimate, based on the calculations described below consistent with Item 402(u) of Regulation S-K, that the ratio of the CEO Compensation to the total compensation of our median employee was 62:1.

On December 31, 2022, our measurement date for the employee population, we had 7,579 employees (whether employed on a full-time, part-time, or seasonal basis), all of whom were located in the United States. We identified the median employee using W-2 compensation as our consistently applied measure, which consisted of total cash compensation paid during 2022 and excluded any long-term incentive awards granted in 2022 for all individuals. We identified this payment information for all employees who were employed by us on the December 31, 2022 measurement date. These results were then ranked, excluding the CEO, from lowest to highest, and the median employee was identified. After identifying the median employee, we calculated annual total compensation for such employee in accordance with the rules applicable to the Summary Compensation Table.

Because the SEC rules for identifying the median of the annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company.

Compensation Element	Summary Compensation Table Value ($)	Annualized Value ($)
Salary	641,346	1,150,000
Bonus(1)	639,397	1,020,000
Non-Equity Incentive Plan Compensation(2)	689,080	1,175,300
Stock Awards	2,690,619	2,690,619
Change in Pension Value and Nonqualified Deferred Compensation Earnings	—	—
All Other Compensation(3)	189,544	234,243

(1)	Annualized value of Bonus row includes one-time sign-on bonus and the portion of EVP plan payout with respect to performance assessment conducted by the board.

(2)	Annualized value of Non-Equity Incentive Plan Compensation row represents 200% of EVP plan payout at target.

(3)	Annualized value of All Other Compensation row includes annualized amount for Mr. Azagra Blázquez’s use of a fully insured company car and reimbursements for housing.

Proxy Statement 2023	Other Compensation Information	| 83

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street
Reform
and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain measures of Avangrid’s financial performance. For further information concerning Avangrid’s pay-for-performance
philosophy and how our compensation and nominating committee aligns executive compensation with Avangrid’s performance, refer to the section titled “
Compensation Discussion and Analysis
.”
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the
applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.
Pay versus Performance Table
The following table provides information required under the SEC’s Item 402(v) of Regulation
S-K
disclosing (i) a measure of total compensation and a measure reflecting “compensation actually paid” for our principal executive officer (“PEO”) and, as an average, for our other named executive officers (“NEOs”), and (ii) select financial performance measures, in each case, for our three most recently completed fiscal years.

Year (a)	Summary Compensation Table Total for First PEO ($) (b) (1)	Summary Compensation Table Total for Second PEO ($) (b) (2)	Summary Compensation Table Total for Third PEO ($) (b) (3)	Compensation Actually Paid to First PEO ($) (c) (1)	Compensation Actually Paid to Second PEO ($) (c) (2)	Compensation Actually Paid to Third PEO ($) (c) (3)
2022	4,849,985	2,999,632	—	4,540,112	2,999,632	—
2021	—	12,557,063	—	—	4,844,563	—
2020	—	1,779,329	1,225,293	—	1,779,329	1,018,238

Year (a)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (d) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (e) (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in millions) (h) (7)	Adjusted Net Income ($ in millions) (i) (8)
			Total Shareholder Return ($) (f) (5)	Peer Group Total Shareholder Return ($) (g) (6)
2022	1,175,774	919,586	94	120	881	901
2021	3,035,233	2,751,903	105	118	707	780
2020	2,153,217	1,401,321	92	100	581	625

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Pedro Azagra Blázquez (First PEO) in 2022, who has served as our Chief Executive Officer since May 2022, Dennis Arriola (Second PEO) for 2020, 2021, and 2022, who served as our Chief Executive Officer from July 2020 through May 2022, and James Torgerson (Third PEO), who served as our Chief Executive Officer through June 2020, for each corresponding year in the “Total” column of the “
Summary Compensation Table.
” For additional information, refer to the section titled “
Summary Compensation Table
.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) for the corresponding fiscal year, as computed in accordance with Item 402(v) of Regulation
S-K
and as further described below. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) during the applicable year. For actual amounts of compensation earned or paid during each year, refer to the section titled “
Summary Compensation Table
.”

Proxy Statement 2023	Other Compensation Information	| 84

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the non-PEO
NEOs in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: Robert Kump, Douglas Stuver, Robert Mahoney, Alejandro de Hoz Garcia Bellido, and Anthony Marone III for 2020; Robert Kump, Douglas Stuver, Robert Mahoney, and Catherine Stempien for 2021; Patricia Cosgel, Jose Antonio Miranda Soto, William White, Robert Kump, Douglas Stuver, Robert Mahoney, and Catherine Stempien for 2022. A supplemental table describing these adjustments is included below.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO
NEOs specified in footnote (3), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO
NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the non-PEO
NEOs for each year to determine the compensation actually paid, using the same methodology described above in footnote (2).

(5)
Total shareholder return (“TSR”) is the value of $100 at the end of the measurement period assuming invested in Avangrid’s stock as of the beginning of the measurement period, including dividend reinvestment during this time period. On May 18, 2021, Avangrid issued 77,821,012 shares of common stock in two private placements, which impacted Avangrid’s TSR during the measurement period. For additional information about these equity issuances, please refer to the section titled “
Certain Relationships and Related Party Transactions
”.

(6)
Peer group TSR, is the value of $100 at the end of the measurement period assuming invested in the peer group index as of the beginning of the measurement period, including dividend reinvestment during this time period. The peer group used for this purpose is the following published industry index: S&P 500 Utilities Index.

(7)	The dollar amounts reported represent our net income, as reflected in Avangrid’s audited financial statements for the applicable year.

(8)
The dollar amounts reported represent our adjusted net income, as reported in the Company’s Annual Report on Form
10-K.
While the Company uses several financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that adjusted net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to the Company’s performance. See Annex A for a discussion of adjusted net income as well as a reconciliation of adjusted net income to net income prepared in accordance with U.S. GAAP.

(9)
In addition to adjusted net income, Avangrid also considers the following to be the most important measures for determining NEO pay: customer (system reliability), health and safety, renewables onshore/offshore growth, and increased sustainable supplier base.

Proxy Statement 2023	Other Compensation Information	| 85

In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson’s (Third PEO) total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for First PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to First PEO ($)
2022	4,849,985	(2,690,619)	2,380,745	—	—	4,540,112

Year	Reported Summary Compensation Table Total for Second PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to Second PEO ($)
2022	2,999,632	(842,800)	842,800	—	—	2,999,632
2021	12,557,063	(8,650,325)	937,825	—	—	4,844,563
2020	1,779,329	—	—	—	—	1,779,329

Year	Reported Summary Compensation Table Total for Third PEO ($)	Reported Value of Equity Awards ($) (a)	Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Pension Benefit Adjustments ($) (d)	Compensation Actually Paid to Third PEO ($)
2020	1,225,293	—	(207,055)	—	—	1,018,238

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. For additional information, refer to the section titled “
Summary Compensation Table
.”

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate the fair value were updated as of each measurement date and will differ from those disclosed as of the grant date. The methodology used to develop the valuation assumptions as of each applicable measurement date is consistent with those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are contained in the tables below.

(c)	and (d) We have never provided pension benefits to our PEOs; therefore, no adjustments to the “ Summary Compensation Table ” total for changes in pension values are necessary.

Proxy Statement 2023	Other Compensation Information	| 86

First PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year- End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	2,380,745	—	—	—	—	—	2,380,745
Second PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	—	—	842,800	—	—	—	842,800
2021	—	—	937,825	—	—	—	937,825
2020	—	—	—	—	—	—	—
Third PEO

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2020	—	(97,163)	—	(109,892)	—	—	(207,055)

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (b)	Pension Benefit Adjustments ($) (c)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,175,774	(55,971)	(223,644)	—	23,427	919,586
2021	3,035,233	(1,950,600)	1,693,131	(76,585)	50,724	2,751,903
2020	2,153,217	(663,910)	476,131	(608,155)	44,038	1,401,321

(a)	Represents the amounts deducted or added in calculating the total average equity award adjustments as shown in the supplemental table included below.

Proxy Statement 2023	Other Compensation Information	| 87

(b)
The reported change in the actuarial present value of pension benefits reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table for the applicable year. Refer to the section titled “
Summary Compensation Table
.”

(c)	The pension benefit adjustment is the pension value attributable to the applicable year’s change in service cost. These values were calculated and provided by PricewaterhouseCoopers.

Year	Average Year- End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Average Year- over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year- over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Equity Award Adjustments ($)
2022	45,570	(186,426)	5,476	(9,728)	(78,535)	—	(223,644)
2021	1,664,989	23,296	—	4,845	—	—	1,693,131
2020	319,943	(15,162)	189,381	(18,031)	—	—	476,131
Financial Performance Measures
As described in greater detail in the section “
Compensation Discussion and Analysis
,” Avangrid’s executive compensation program reflects a
pay-for-performance
philosophy. The metrics that Avangrid uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the long-term value of
our enterprise for our shareholders. The most important financial performance measure used by Avangrid to link executive compensation for the NEOs, for the most recently completed fiscal year, to Avangrid’s performance is adjusted net income. For further information concerning Avangrid’s variable pay-for-performance
philosophy and how Avangrid uses these financial performance measures to align executive compensation with Avangrid’s performance, refer to the section titled “
Compensation Discussion and Analysis
.”
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section titled “
Compensation Discussion and Analysis
,” Avangrid’s executive compensation program reflects a variable pay-for-performance
philosophy. While Avangrid utilizes several financial performance measures to align executive compensation with Avangrid’s performance, all of those Avangrid measures are not presented in the Pay versus Performance Table. Moreover, Avangrid generally seeks to incentivize creation of long-term stockholder value, and, therefore, does not specifically align Avangrid’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
Avangrid is providing the following descriptions of the relationships between information presented in the Pay versus Performance Table.

Proxy Statement 2023	Other Compensation Information	| 88

Compensation Actual Paid and Net Income
As demonstrated by the following graph, the average amount of compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) and the average amount of compensation actually paid to the non-PEO
NEOs is trending with Avangrid’s net income over the first two years presented in the Pay versus Performance Table, but unlike net income, the average compensation actually paid to PEOs and non-PEO
NEOs decreased in 2022.

Proxy Statement 2023	Other Compensation Information	| 89

Compensation Actually Paid and Total Shareholder Return (TSR)
As demonstrated by the following graph, the average amount of compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO) and James Torgerson (Third PEO) and the average amount of compensation actually paid to the non-PEO
NEOs is generally aligned with AVANGRID’s TSR over the three years presented in the Pay versus Performance Table. The alignment of compensation actually paid with AVANGRID’s TSR over the period presented is because a significant portion of the compensation actually paid to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO) and to the other NEOs is comprised of equity awards. For more information regarding the elements of our executive compensation program and, in particular, our pay mix, please refer to the section titled “
Compensation Discussion and Analysis
.”

*
On May 18, 2021, Avangrid issued 77,821,012 shares of common stock in two private placements, which impacted Avangrid’s TSR during the measurement period. For additional information about these equity issuances, please refer to the section titled “
Certain Relationships and Related Party Transactions
.”

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Compensation Actually Paid and Net Adjusted Income
As demonstrated by the following graph, the average amount of compensation actually paid to to Pedro Azagra Blázquez (First PEO), Dennis Arriola (Second PEO), and James Torgerson (Third PEO), and the average amount of compensation actually paid to the non-PEO
NEOs is trending with Avangrid’s adjusted net income over the first two years presented in the Pay versus Performance Table but unlike adjusted net income, the average compensation actually paid to PEOs and non-PEO
NEOs decreased in 2022.

Proxy Statement 2023	Other Compensation Information	| 91

Cumulative TSR of Avangrid and Cumulative TSR of the Peer Group
As demonstrated by the following graph, Avangrid’s cumulative TSR underperformed compared to the S&P 500 Index in each fiscal year. For more information regarding Avangrid’s performance and the companies that the compensation and nominating committee considers when determining compensation, refer to the section titled “
Compensation Discussion and Analysis
.”

*
On May 18, 2021, Avangrid issued 77,821,012 shares of common stock in two private placements, which impacted Avangrid’s TSR during the measurement period. For additional information about these equity issuances, please refer to the section titled “
Certain Relationships and Related Party Transactions
.”

Proxy Statement 2023	Other Compensation Information	| 92

Tabular List of Most Important Financial Performance Measures
The financial performance measures that we believe are the most important financial performance measures used to link NEO compensation to company performance in addition to adjusted net income. For more information, refer to the section titled “
Compensation Discussion and Analysis
.
”
Although we do not in practice use any performance measures to link “compensation actually paid” (as calculated herein) to Avangrid’s performance, we are providing this list in accordance with Item 402(v) of Regulation
S-K
to provide information on performance measures used by the compensation and nominating committee to determine NEO compensation, as more fully described the section titled “
Compensation Discussion and Analysis
.
”

3 to 7 Most Important Measures for Determining NEO Pay
Measure 1	Adjusted Net Income
Measure 2	Customer (System Reliability)
Measure 3	Health and Safety
Measure 4	Renewables Onshore/Offshore Growth
Measure 5	Increased Sustainable Supplier Base

Proxy Statement 2023	Other Compensation Information	| 93

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under the company’s equity compensation plans as of December 31, 2022, including the legacy UIL Holdings Corporation Deferred Compensation Plan, which was an equity compensation plan assumed by us (and which was not subsequently voted on by our shareholders) in connection with our acquisition of UIL in December 2015, and subsequently merged into the Avangrid Deferred Compensation Plan effective July 1, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (column (a))		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans
Approved by shareholders of Avangrid	1,323,328	(2)	—	1,176,672
Not approved by shareholders of Avangrid(1)	112,543	(3)	—	—
Total	1,435,871		—	1,176,672

(1)

In connection with the acquisition of UIL, each award of restricted UIL common stock granted under the UIL Deferred Compensation Plan that was outstanding and unvested or otherwise subject to forfeiture or other restrictions immediately prior to the effective time of the acquisition (which are referred to as restricted shares), other than those restricted shares that vested by their terms upon the effective time of the acquisition, converted into the right to receive the number of validly-issued restricted shares of our common stock equal to the product (rounded up to the nearest whole number) of the number of such restricted shares multiplied by the equity exchange factor of 1.2806. Any restricted shares of our common stock received remain subject to the same terms and conditions (including vesting and forfeiture restrictions) as were applicable to the corresponding UIL restricted shares immediately prior to the effective time of the acquisition.

(2)

Represents PSUs and RSUs to be issued upon satisfaction of applicable performance and service requirements: a) During 2021, maximum 1,251,342 PSUs, were granted under the 2020 LTIP with achievement measured based on certain performance and market-based metrics for the 2021 to 2022 performance period. These PSUs will be payable in three equal installments in 2023, 2024, and 2025; and b) 203,990 PSUs were earned under the 2016 LTIP based on performance during the 2016 – 2019 performance measurement period. The first and second installments of total 137,140 PSUs vested and were paid to participants in May 2020 and March 2021. The remaining 66,850 PSUs were paid out in March 2022.

(3)	Includes deferred restricted stock to be issued upon satisfaction of applicable performance and service requirements.

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Proposals

This proxy statement contains four proposals requiring shareholder action.

Proxy Statement 2023	Proposals	| 95

Proposal One – Election of Directors

The board unanimously recommends that the shareholders vote FOR the election of each of our 14 nominees.

Our board of directors has nominated Ignacio S. Galán, John Baldacci, Daniel Alcain Lopéz, Pedro Azagra Blázquez, María Fátima Báñez García, Robert Duffy, Teresa Herbert, Patricia Jacobs, John Lahey, Agustín Delgado Martín, Santiago Martínez Garrido, José Sáinz Armada, Alan Solomont, and Camille Joseph Varlack to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for election of the board’s 14 nominees.

The election of directors at the Annual Meeting will be decided by a majority of the votes cast at the Annual Meeting in person or by proxy by the holders of shares entitled to vote therein. This means that each nominee must receive more “FOR” than “AGAINST” votes at the Annual Meeting by the holders of shares of our common stock. Abstentions and broker non-votes will not be counted as votes cast for such purposes. The term of any incumbent director who does not receive the affirmative vote of a majority of votes cast in person or by proxy at the Annual Meeting in an uncontested election must tender his resignation to the board and the board will decide, through a process managed by the compensation and nominating committee, whether to accept such resignation or to have such director serve on a holdover basis until a successor is appointed. An “uncontested election” is when, as of the record date (or such later date as may be determined by the Board based on events occurring after the record date, but in no event later than the date we file this proxy statement with the SEC), the number of nominees does not exceed the number of directors to be elected.

Each of the directors nominated by the board has consented to serve as a nominee, being named in this proxy statement, and serving on the board if elected. Each director elected at the Annual Meeting will be elected to serve a one-year term. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the present board to fill the vacancy.

If any director is unable to stand for election, our board of directors may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve. See the section entitled “Director Qualifications and Experience,” “Your Board’s Nominees for Directors,” and “Certain Relationships and Related Party Transactions—The Shareholder Agreement” for additional information beginning on page 12.

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Proposal Two – Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2023

The board unanimously recommends that the shareholders vote FOR the ratification of the selection of KPMG as the company’s independent registered public accounting firm for 2023.

The audit committee has reappointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the company for the year ending December 31, 2023. KPMG has served as the company’s independent registered public accounting firm since March 10, 2017. The audit committee reviews the performance of the independent registered public accounting firm annually. As a result of its evaluation of KPMG’s qualifications, performance, and independence, the board and the audit committee believe that the continued retention of KPMG to serve as Avangrid’s independent auditor for the year ending December 31, 2023 is in the best interests of the company and its shareholders. Representatives of KPMG are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

At the Annual Meeting, shareholders will be asked to ratify this selection, which requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. Abstentions will not be counted as votes cast for such purposes. Unless contrary instructions are given, shares represented by proxies solicited by the board will be voted for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2023. Even if the selection of KPMG is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

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Independent Registered Public Accounting Firm Engagement and Fees

The audit committee previously selected KPMG as the company’s independent registered public accounting firm for the year ending December 31, 2023. For the years ended December 31, 2021 and December 31, 2022, Avangrid paid KPMG the following fees for services rendered during each fiscal year:

Audit Fees and Expenses	2022	2021

Audit Fees(1)	$12,165,000	$11,372,000

Audit-Related fees(2)	$20,000	$544,000

Tax Fees(3)	—	—

All Other Fees(4)	—	$215,000

Total Fees and Expenses	$12,185,000	$12,131,000

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by KPMG for the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, statutory audit services, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC, including the related consents and comfort letters issued to underwriters. The fees are for services that are normally provided by the KPMG in connection with statutory or regulatory filings or engagements. In addition, for 2021, the Audit Fees and Expenses also include the audit of Avangrid Vineyard Wind, LLC.

(2)	Includes fees billed by the KPMG for due diligence assistance and other services in each of the last two fiscal years

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	Includes the aggregate fees recognized in each of the last two fiscal years for services provided by the KPMG, other than those services described above.

Audit Committee Pre-Approval Policy and Procedures

The audit committee must be informed of and authorize any audit and non-audit services and relationships with our independent registered public accounting firm, consistent with procedures adopted by the audit committee, which must be in compliance with applicable law, regulations, and NYSE rules. The audit committee has delegated pre-approval authority to the committee chair. If such authority is exercised, the committee chair shall report any pre-approval decision to the committee at its next meeting. In conducting reviews of audit and non-audit services, the audit committee will determine whether the provision of such services would impair the independent registered public accounting firm’s independence and will only approve and authorize services that it believes will not impair such firm’s independence. All services rendered by KPMG in 2022 were approved and authorized pursuant to this process.

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Proposal Three – Advisory Approval of Our Named Executive Officer Compensation

The board unanimously recommends that the shareholders vote FOR the non-binding resolution to approve our named executive officer compensation as disclosed in this proxy statement.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, an advisory vote on the frequency of shareholder votes on executive compensation was conducted in connection with the 2022 annual meeting of shareholders. At that meeting our shareholders agreed, and the board subsequently approved, that our shareholders have the opportunity to cast an advisory vote on an annual basis to approve the compensation of our NEOs (“say-on-pay” vote) as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and related narrative discussion included in this proxy statement. In connection with this proposal the board encourages shareholders to read “Executive Compensation” beginning on page 41 (which includes the Compensation Discussion and Analysis and the accompanying tables, narrative disclosures and other information) for additional details about our executive compensation program, including information about the fiscal year 2022 NEO compensation.

Our executive compensation program is designed to effectively reward performance, while reflecting the responsibilities of our executive officers. Our compensation philosophy is to offer compensation that makes it possible to attract, retain, and motivate the most qualified professionals in a way that aligns with our long-term business goals and values, without motivating or rewarding excessive risk-taking. Compensation for the NEOs primarily consists of base salary, annual incentives, and long-term incentives. Other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans, and other benefits offered to employees generally are also considered in order to evaluate the entire compensation package offered to executives.

We value the feedback provided by our shareholders. At our 2022 annual meeting, approximately 99% of the votes cast (not counting “broker non-votes”) were in favor of our NEO compensation. We have discussions with our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and take into account the views of our shareholders regarding the design and effectiveness of our executive compensation program. As an advisory vote, this proposal is not binding on us, the board, or the compensation and nominating committee. However, the board and the compensation and nominating committee value the opinions expressed by our shareholders and will carefully consider the outcome of the vote proposal in future decisions on executive compensation. This non-binding resolution will be approved if it receives the affirmative vote of a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein. Abstentions and broker non-votes will not be counted as votes cast for such purposes. Shareholders are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

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Proposal Four – To Approve Amended and Restated By-Laws to Implement Committee Changes

The board unanimously recommends that the shareholders vote “FOR” the amendment to the by-laws to implement committee structure changes and other language adjustments

Our board of directors recommends that the shareholders approve the company’s amended and restated by-laws to implement administrative revisions that add flexibility in light of shifting board committee responsibilities. For the reasons described below, on the recommendation of the governance and sustainability committee, on February 16, 2023, the board unanimously adopted resolutions approving and recommending to shareholders the approval of amendments to the company’s by-laws.

In October 2022 the board determined to shift the responsibilities of its committees, by moving oversight of compliance from the audit committee to the governance and sustainability committee, and dividing its existing compensation and governance committee into two committees (one with responsibility over compensation, and the other with responsibility over governance and sustainability). The board determined that the needs of the company would be better met by these changes, particularly given the growth of the company’s governance and sustainability efforts and strategic focus on environmental, social, and governance leadership.

To effectuate these changes, the board determined to add flexibility under its by-laws with respect to board committees, such as by removing language regarding specified committee duties and adding more flexible language regarding the availability of such information in each committee charter that can be amended by the board from time to time.

Under the proposed amendments to the company’s by-laws, the references to committee names have been updated to reflect the committee restructuring and to provide for more flexible language to accommodate similar changes in the future, should they occur, without requiring the company to amend its by-laws. In addition, certain minor immaterial changes to the language in the company’s by-laws have been made.

The discussion above is qualified in its entirety by reference to the full text of the company’s revised by-laws, marked to show changes to our current bylaws (additions are underlined and deletions are struck through) attached as Annex B to this proxy statement.

At the Annual Meeting, shareholders will be asked to approve these amendments, which requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. Abstentions will not be counted as votes cast for such purposes nor will broker non-votes.

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Other Information

This section includes additional information about the Annual Meeting and other general information.

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Report of the Audit Committee

On behalf of the board, the audit committee oversees the operation of Avangrid’s system of internal controls in respect of the integrity of its financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of its independent registered public accounting firm. The audit committee’s function is one of oversight, recognizing that Avangrid’s management is responsible for preparing its financial statements, and the company’s independent registered public accounting firm is responsible for auditing those financial statements. Consistent with this oversight responsibility, the audit committee has reviewed and discussed with management the audited financial statements of Avangrid for the year ended December 31, 2022, and management’s assessment of internal control over financial reporting as of December 31, 2022.

The audit committee has also discussed with KPMG LLP (“KPMG”) the matters required to be discussed by the applicable Public Company Accounting Oversight Board (the “PCAOB”) rules. The audit committee has also received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence and has discussed with KPMG their independence and considered whether any non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

Avangrid also has an internal audit department that reports to the audit committee. The audit committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year. The audit committee discussed with the company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit committee met with the internal auditors and KPMG to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on these reviews and discussions, the audit committee recommended to the board that Avangrid’s audited financial statements for the year ended December 31, 2022, be included in its annual report on Form 10-K for the fiscal year then ended for filing with the SEC. The audit committee has selected KPMG as our independent registered public accounting firm for the year ending December 31, 2023, and has asked the shareholders to ratify the selection.

Audit Committee

Alan Solomont (Chair) • Teresa Herbert • Camille Joseph Varlack

This Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the company regarding the beneficial ownership of its common stock as of April 17, 2023, by (i) each person known by the company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our NEOs, and (iv) all of our executive officers and directors serving as of April 17, 2023, as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days or, in the case of our directors or executive officers, upon termination of service other than for death, disability, or involuntary termination. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage.

Unless otherwise stated, the address of each director, NEO, and other executive officer is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The persons listed below have sole voting and investment power as to all shares indicated unless otherwise noted.

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Name	Total number of shares beneficially owned and nature of beneficial ownership(2)	Percent of outstanding shares of common stock owned	Of total number of shares beneficially owned, number of deferred shares

Iberdrola, S.A (1)	315,659,357	81.6	—

Ignacio S. Galán	106,400	*	—

John Baldacci	350	*	—

Daniel Alcain Lopéz	2,654	*	—

María Fátima Báñez García	—	—	—

Pedro Azagra Blázquez	19,223	—	—

Agustín Delgado Martín	—

Robert Duffy	—	*	—

Teresa Herbert	1,000	*	—

Patricia Jacobs	—	—	—

Robert Kump	25,675	*	—

John Lahey	22,048	*	71,784

Scott Mahoney	15,032	*	—

Santiago Martínez Garrido	—	—	—

José Sáinz Armada	—	—	—

Alan Solomont	9,490	*	—

Catherine Stempien	19,932

Dennis Arriola	0	*	—

Douglas Stuver	1,661	*	—

Patricia Cosgel	15,311	*	4,765

Jose Antonio Miranda Soto	4,940	*	—

William White(3)	3,983	*	—

Camille Joseph Varlack	—	—	—

All directors and executive officers as a group (19 persons)(4)	220,634	*	76,549

*	The percentage of shares beneficially owned by such director, NEO or group does not exceed one percent of the outstanding shares of common stock.

(1)

Information with respect to Iberdrola, S.A. was obtained from a Schedule 13G/A filed with the SEC on February 7, 2022. Iberdrola, S.A.’s address is c/o Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

(2)

Amounts include 48,266 PSUs granted under the 2020 LTIP that have vested and are payable in shares of Avangrid common stock by June 30, 2023 including 10,533 PSUs payable to Mr. Azagra Blázquez; 4,193 PSUs payable to Ms. Cosgel; 16,250 PSUs payable to Ms. Stempien; 9,100 PSUs payable to Mr. Mahoney; and 4,940 PSUs payable to Mr. Miranda Soto.

(3)	Because Mr. White has resigned as Co-Chief Executive Officer and President – Offshore of Renewables, this information is based on the Form 3 filed with the SEC on October 29, 2021.

(4)	Includes all of our current directors and executive officers, including, in addition to the NEOs named in the table, Scott Tremble.

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Submission of Proposals by Shareholders

In accordance with the rules established by the SEC, shareholders who intend to present proposals for action at the 2024 annual meeting of shareholders are advised that such proposals must be received at our principal executive offices by December 30, 2023, which is the 120th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the Annual Meeting, and must satisfy the conditions established by SEC Rule 14a-8 for such purpose in order to be included in the proxy statement and form of proxy for that meeting.

Outside the processes of Rule 14a-8, to the extent permitted under applicable law, written notice of proposals of shareholders to be considered at the 2024 annual meeting without inclusion in next year’s proxy statement must be received on or before March 14, 2024, to the extent permitted under applicable law, 2024, which is the 45th day prior to the first anniversary of the date on which this proxy statement was first released to our shareholders in connection with the Annual Meeting. If a notice is received after March 14, 2024, to the extent permitted under applicable law, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. In order for stockholders to give timely notice of director nominations for inclusion on a universal proxy card under Rule 14a-19 of the Exchange Act, to the extent permitted under applicable law, any notice must be submitted by April 14, 2024, and otherwise meet the requirements of Rule 14a-19 of the Exchange Act.

Notices of intention to present proposals at the 2024 annual meeting should be addressed to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

General Information

Attending the Annual Meeting

We are pleased to welcome shareholders to the 2023 Annual Meeting at 8:30 a.m. Eastern Time on June 13, 2023. The Record Date for the Annual Meeting is April 17, 2023. Only shareholders of record as of the close of business on this date are entitled to vote at the Annual Meeting. Avangrid is soliciting proxies for use at the Annual Meeting, including any postponements or adjournments.

Admission to the Annual Meeting will be on a first-come, first-served basis. Proof of Avangrid share ownership as of the record date, along with photo identification, will be required for admission. Shareholders holding shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization (“street name” holders) will need to bring a copy of a brokerage statement reflecting their share ownership as of the record date. No cameras, recording equipment, electronic devices, use of cell phones or other mobile devices, large bags, or packages will be permitted at the Annual Meeting. The health and well-being of our employees and shareholders are paramount. Shareholders who seek to attend the Annual Meeting in-person may be subject to screening with regard to COVID-19 exposure to.

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Proxy Materials

In accordance with SEC rules, we are using the internet as the primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We instead sent shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) with instructions for voting and for accessing the proxy materials online, including the notice of Annual Meeting of shareholders, proxy statement, and 2022 Annual Report on Form 10-K. The Notice was mailed on or about April 28, 2023. The Notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com.

The Notice provides you with instructions regarding how to:

●	view the proxy materials for the annual meeting on the internet and vote at the annual meeting; and

●	instruct us to send future proxy materials to you in printed form or electronically by e-mail.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our proxy statement, our 2022 Annual Report on Form 10-K and the Notice, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to request that we promptly deliver to you and to receive a separate copy of the 2022 Annual Report on Form 10-K or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials or request delivery of a single copy of these materials, please mail your request to Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477 or call (207) 629-1190.

Quorum

In order for us to conduct the Annual Meeting, the holders of a majority of the shares of the common stock outstanding as of April 17, 2023, must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the internet or by telephone

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•	Return a properly executed proxy by mail (even if you do not provide voting instructions)

•	Attend the virtual annual meeting and vote in person

We urge you to vote in advance of the annual meeting by voting by Internet, telephone, or mail but you may vote electronically by attending the virtual annual meeting. If you do not hold your shares directly in your own name and your shares are held in the name of a brokerage firm or other nominee you must provide us with a valid “legal proxy” to vote at the Annual Meeting. You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer, or other similar organization through which you hold your shares.

Voting

Each share of our common stock has one vote on each matter. Only shareholders of record of our common stock at the close of business on April 17, 2023 (the “record date”) may vote, either in person or by proxy, at the annual meeting. On the record date, we had approximately 386,749,106 shares of common stock outstanding. If your shares are registered directly in your name with Avangrid’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the shareholder of record with respect to those shares. If your shares are held at a bank, broker, or other organization then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares.

Voting Procedure

There are four ways to vote:

•

Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•

Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

•	Vote during the Annual Meeting. You may vote in person during the Annual Meeting.

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting or the applicable deadline set forth in the proxy card or voting instruction form will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

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Changing Your Vote

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•

Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

•	During the Annual Meeting. You may change your vote by attending the Annual Meeting and voting in person.

•

Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted by the applicable deadline prior to the Annual Meeting will be counted.

•

Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received by the applicable deadline prior to the Annual Meeting will be counted. You may also revoke your proxy by sending a written notice of revocation, which must be received before the commencement of the Annual Meeting, to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477.

Uninstructed Shares

If you sign and return your proxy card or voting instruction form (including over the internet or by telephone) but do not include voting instructions, your proxy will be voted as the board recommends on each proposal.

If you hold your shares directly in your own name, and do not vote or provide a proxy, your shares will not be voted. If your shares are held in the name of a bank, broker, brokerage firm or other nominee, under NYSE rules, your broker may vote your shares on “routine” matters even if you do not provide a proxy. The only routine matter to be voted on at the Annual Meeting is the ratification of the selection of our independent registered public accounting firm for the current calendar year. If a brokerage firm votes your shares on this matter in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “FOR” votes or “AGAINST” votes on this matter, as the case may be, depending on how the broker votes, but will not count as a “FOR” or “AGAINST” vote for any other matter, including the election of directors. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will be voted ”FOR” the selection of KPMG as our independent public accounting firm for the current year, but will not count as a “FOR” vote for any other matter, including the election of directors.

If the organization that holds your shares does not receive voting instructions from you, that organization may inform the inspector of election that it does not have the authority to vote on the non-routine matter with respect to your shares. This is generally referred to as a “broker non-vote.”

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Vote Required to Approve a Proposal

Each share of our common stock outstanding on the record date is entitled to one vote on each of the 14 director nominees and one vote on each other matter.

•

Proposal One: Election of directors – In an uncontested election, directors are elected by an affirmative vote of a majority of the votes cast in person or by proxy by holders of shares entitled to vote at the Annual Meeting. An “uncontested election” is generally any meeting of shareholders at which the number of nominees does not exceed the number of directors to be elected. If you do not submit your voting instruction form to your broker, your broker may not vote with respect to this proposal. For your vote to be counted on this item, you must submit your voting instructions to your broker or custodian. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on this proposal.

•

Proposal Two: Ratification of KPMG as independent auditor for the year ending December 31, 2023 – The affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein will ratify the audit committee’s appointment of KPMG as the company’s independent auditors for 2023. Even if you do not submit your voting instruction form, your broker may vote your shares with respect to this proposal. Abstentions will not be counted as votes cast for such purposes.

•

Proposal Three: Advisory resolution to approve named executive officer compensation – Approval of the advisory resolution to approve NEO compensation requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein. If you do not submit your voting instruction form to your broker, your broker may not vote with respect to this proposal. For your vote to be counted on this item, you must submit your voting instructions to your broker or custodian. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on this proposal.

•

Proposal Four: Approval of by-laws amendments – The affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote therein will approve amendments to the by-laws regarding updates to reflect changes in board committees and well as general language updates. Even if you do not submit your voting instruction form, your broker may vote your shares with respect to this proposal. Abstentions will not be counted as votes case for such purposes.

Tabulation and Reporting of Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. Avangrid will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

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Our Principal Executive Office

The company’s principal executive office is located at 180 Marsh Hill Road, Orange, Connecticut 06477.

Solicitation

We pay all costs of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, proxy statement, and proxies. Proxies may be solicited on our behalf by directors, officers, or employees (for no additional compensation) in person or by telephone or electronic transmission. Brokers and other nominees will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Okapi to solicit proxies for a fee that is not expected to exceed $9,000, plus reasonable out-of-pocket costs and expenses.

Other Business

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxy in accordance with their best judgment.

Availability of Proxy Materials

Our 2022 Annual Report on Form 10-K, is being mailed with this proxy statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and our 2022 Annual Report on Form 10-K are available at our website at www.avangrid.com. Additionally, and in accordance with SEC rules, you may access our 2022 Annual Report on Form 10-K and proxy statement at www.proxyvote.com. If you did not receive this proxy statement or our 2022 Annual Report on Form 10-K by mail, one will be provided to you without charge, if you request it in writing. Please direct your written requests to R. Scott Mahoney, Senior Vice President – General Counsel and Corporate Secretary, Avangrid, Inc., 180 Marsh Hill Road, Orange, Connecticut 06477. The company’s copying costs will be charged if exhibits to the 2022 Annual Report on Form 10-K are requested.

The information provided on the company’s website (www.avangrid.com) is referenced in this proxy statement for information purposes only. The information on the company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

Questions

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Okapi Partners LLC (Okapi) toll free at (855) 208-8902.

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 1

Annex A

Non-GAAP Financial Measures

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 2

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider adjusted net income and adjusted earnings per share, adjusted EBITDA, and adjusted EBITDA with Tax Credits as financial measures that are not prepared in accordance with U.S. GAAP. The non-GAAP financial measures we use are specific to Avangrid and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance, and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts, and other interested parties as supplemental measures of performance. We define adjusted net income as net income adjusted to exclude restructuring charges, mark-to-market earnings from changes in the fair value of derivative instruments, accelerated depreciation derived from repowering of wind farms, costs incurred related to the merger with PNM Resources, Inc., a legal settlement, and costs incurred in connection with the COVID-19 pandemic. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of Avangrid core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

We define adjusted EBITDA as adjusted net income adjusted to fully exclude the effects of net (loss) income attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other (income) expense, and (earnings) losses from equity method investments. We further define adjusted EBITDA with tax credits as adjusted EBITDA adding back the pre-tax effect of retained Production Tax Credits (PTCs) and Investment Tax Credits (ITCs) and PTCs allocated to tax equity investors. The most directly comparable U.S. GAAP measure to adjusted EBITDA and adjusted EBITDA with tax credits is net income.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, Avangrid’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to Avangrid, and should be considered only as a supplement to Avangrid’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income, or any other performance measures determined in accordance with U.S. GAAP.

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 3

The following tables provide a reconciliation between Net Income attributable to Avangrid and non-GAAP measures Adjusted Net Income, Adjusted EBITDA, and Adjusted EBITDA with Tax Credits by segment for the years ended December 31, 2022, 2021, and 2020, respectively:

	Year Ended December 31, 2022
	Total	Networks	Renewables	Corporate*
	(in millions)
Net Income Attributable to Avangrid, Inc.	$881	$628	$386	(133)
Adjustments:
Mark-to-market adjustments - Renewables	—	—	—	—
Offshore contract provision	24	—	24	—
Impact of COVID-19	—	—	—	—
Merger costs	4	—	—	4
Income tax impact of adjustments(1)	(7)	—	(6)	(1)
Adjusted Net Income(2)	$901	$628	$403	$(130)

Net (loss) income attributable to noncontrolling interests	(60)	3	(63)	—
Income tax (benefit) expense	27	94	(108)	41
Depreciation and amortization	1,085	660	424	1
Interest expense, net of capitalization	303	220	16	67
Other (income) expense	(30)	(33)	(10)	13
Losses (earnings) from equity method investments	(262)	(11)	(251)	—
Adjusted EBITDA(3)	$1964	$1561	$411	$(8)

Retained PTCs and ITCs	162	—	162	—
PTCs allocated to tax equity investors	119	—	119	—
Adjusted EBITDA with Tax Credits(3)	$2246	$1561	$693	$(8)

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 4

	Year Ended December 31, 2021
	Total	Networks	Renewables	Corporate*
	(in millions)
Net Income Attributable to Avangrid, Inc.	$707	$636	$131	$(60)
Adjustments:
Mark-to-market adjustments - Renewables	53	—	53	—
Impact of COVID-19	34	34	—	—
Merger costs	12	—	—	12
Income tax impact of adjustments(1)	(26)	(9)	(14)	(3)
Adjusted Net Income(2)	$780	$661	$170	$(51)

Net (loss) income attributable to noncontrolling interests	(64)	3	(67)	—
Income tax (benefit) expense	47	107	(34)	(26)
Depreciation and amortization	1,014	616	397	1
Interest expense, net of capitalization	298	217	1	80
Other (income) expense	(60)	(66)	4	2
Losses (earnings) from equity method investments	(7)	(12)	5	—
Adjusted EBITDA(3)	$2008	$1526	$476	$7

Retained PTCs and ITCs	175	—	175	—
PTCs allocated to tax equity investors	80	—	80	—
Adjusted EBITDA with Tax Credits(3)	$2263	$1526	$731	$7

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 5

	Year Ended December 31, 2020
	Total	Networks	Renewables	Corporate*
	(in millions)
Net Income (Loss) Attributable to Avangrid, Inc.	$581	$546	$103	$(67)
Adjustments:
Mark-to-market adjustments - Renewables	5	—	5	—
Restructuring charges	6	5	1	—
Accelerated depreciation from repowering	9	—	9	—
Impact of COVID-19	29	26	1	2
Merger costs	6	—	—	6
Legal settlement - Gas storage	5	—	—	5
Income tax impact of adjustments(1)	(16)	(8)	(4)	(3)
Adjusted Net Income(2)	$625	$568	$115	$(58)

Net (loss) income attributable to noncontrolling interests	(42)	2	(44)	—
Income tax (benefit) expense	45	128	(76)	(8)
Depreciation and amortization	978	592	385	1
Interest expense, net of capitalization	316	234	7	75
Other (income) expense	(18)	(15)	(15)	12
Losses (earnings) from equity method investments	3	(10)	13	—
Adjusted EBITDA(3)	$1907	$1499	$385	$23

Retained PTCs and ITCs	153	—	153	—
PTCs allocated to tax equity investors	63	—	63	—
Adjusted EBITDA with Tax Credits(3)	$2123	$1499	$601	$23

(1)

Income tax impact of adjustments: For the year ended December 31, 2022, $(6) from an offshore contract provision and $(1) million from merger costs. For the year ended December 31, 2021, $14 million from mark-to-market (MtM) adjustment, $9 million from COVID-19 impacts and $3 million from merger costs. For the year ended December 31, 2020, $(1) million from MtM adjustment, $(2) million from accelerated depreciation, $(2) million from restructuring charges, $(8) million from COVID-19 impaccts, $(1) million from legal settlement – gas storage and $(2) million from merger costs.

(2)

Adjusted Net Income is a non-GAAP financial measure and is presented after excluding restructuring charges, accelerate depreciation derived from the repowering wind farms, MtM activities in Renewables, costs incurred related to the PNMR Merger, a legal settlement, an offshore contract provision and costs incurred in connection with the COVID-19 pandemic.

(3)

Adjusted EBITDA is a non-GAAP financial measure defined as adjusted net income adjusted to fully exclude the effects of net (less) income attributable to noncontrolling interests, income tax expense (benefit), depreciation and amortization, interest expense, net of capitalization, other (income) expense and (earnings) losses from equity method investments. We further define adjusted EBITDA with tax credits as adjusted EBITDA adding back the pre-tax effect of retained PTCs and ITCs and PTCs allocated to tax equity investors.

*	Includes Corporate and other non-regulated entities as well as intersegment eliminations.

Proxy Statement 2023	Non-GAAP Financial Measures	| A- 6

The following tables reconcile Net Income attributable to Avangrid to Adjusted Net Income (non-GAAP), and EPS attributable to Avangrid to adjusted EPS (non-GAAP) for the years ended December 31, 2022, 2021, and 2020, respectively:

	Year Ended December 31
	2022	2021	2020
Networks	$1.62	$1.78	$1.76
Renewables	1.00	0.37	0.33
Corporate(1)	(0.34)	(0.17)	(0.22)
Earnings Per Share	$2.28	$1.97	$1.88
Adjustments:
Mark-to-market adjustments - Renewables(2)	—	0.15	0.02
Offshore contract provision(3)	0.06	—	—
Restructuring charges(4)	—	—	0.02
Accelerated depreciation from repowering(5)	—	—	0.03
Impact of COVID-19(6)	—	0.10	0.09
Merger costs(7)	0.01	0.03	0.02
Legal settlement - Gas storage(8)	—	—	0.01
Income tax impact of adjustments	(0.02)	(0.07)	(0.05)
Adjusted Earnings Per Share(9)	$2.33	$2.18	$2.02

(1)	Includes corporate and other non-regulated entities as well as intersegment eliminations.

(2)	Mark-to-market earnings relates to earnings impacts from changes in the fair value of Renewables’ derivative instruments associated with electricity and natural gas.

(3)	Costs incurred in connection with an offshore contract provision.

(4)

Restructuring and severance related charges relate to costs resulting from restructuring actions involving initial targeted voluntary workforce reductions and related costs in our plan to vacate a lease, predominantly within the Networks segment and costs to implement an initiative to mitigate costs and achieve sustainable growth.

(5)	Represents the amount of accelerated depreciation derived from the repowering of wind farms in Renewables.

(6)	Represents costs incurred in connection with the COVID-19 pandemic, mainly related to bad debt provisions.

(7)	Pre-merger costs incurred.

(8)	Removal of the impact from Gas activity in the reconciliation to Avangrid Net Income.

(9)

Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures and are presented after excluding restructuring charges, accelerated depreciation derived from the repowering wind farms, MtM activities in Renewables, costs incurred related to the PNMR Merger, a legal settlement and costs incurred in connection with the COVID-19 pandemic.

Proxy Statement 2023	Amended and Restated By-Laws	| B-1

Annex B

Revised By-Laws

Proxy Statement 2023	Amended and Restated By-Laws	| B- 2

Avangrid, Inc.

Amended and Restated By-Laws

PREAMBLE

These amended and restated by-laws of Avangrid, Inc., a New York corporation (the “Corporation”), effective as of June 13~~22~~, 2023~~17~~ (these “Bylaws”), are subject to, and governed by, the Business Corporation Law of the State of New York (the “BCL”) and the certificate of incorporation of the Corporation then in effect (the “Certificate of Incorporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the BCL or the provisions of the Certificate of Incorporation, such provisions of the BCL or the Certificate of Incorporation, as the case may be, will control.

ARTICLE ONE. THE SHARE CAPITAL AND THE SHARES; SHAREHOLDERS

Section 1.1 The Share Capital: Records of Shareholder

1.

Share Capital. The authorized share capital of the Corporation may be increased or decreased by resolution of the board of directors of the Corporation (the “Board”), subject to approval of any necessary amendment of the Certificate of Incorporation by the shareholders of the Corporation (the “Shareholders”) and the other requirements established for such events under the BCL.

2.

Record of Shareholders. The shares will be recorded in a book of registered shares kept at the office of the Corporation or at the office of its transfer agent or registrar, and the Board is entitled to issue an aggregate certificate to include all the shares held by any Shareholder as permitted under New York law.

Section 1.2 Shareholders

1.

Annual Meeting. The “Annual Meeting” of the Shareholders for the election of members of the Board (the “Directors”) and the transaction of such other business as may properly be brought before the meeting shall be held within or without the State of New York, at a location to be determined by the Board (including, without limitation, telephonically and/or by internet access), on such date and time as may be fixed by the Board.

2.

Written Consent of Shareholders Without a Meeting. Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders having a right to vote thereon were present and voted. Prompt notice of the taking of the corporate action by the Shareholders without a meeting shall be given to those Shareholders who have not consented in writing.

3.

Special Meetings. A “Special Meeting” of the Shareholders may be called by the Chairman of the Board (the “Chairman”) or the chief executive officer of the Corporation (the “CEO”), and shall be called by the Chairman or the CEO at the written demand of a majority of the Directors then in office or Shareholder(s) then holding a majority of the outstanding voting shares of capital stock of the Corporation, and may not be called by any other person or persons. Any such call or demand shall state the purpose or purposes of the proposed meeting. Special Meetings shall be held at such place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as may be specified in the notice thereof. At any Special Meeting only such business may be transacted which is set forth in the notice thereof, but any Special Meeting may be called and held in conjunction with an Annual Meeting of the Shareholders.

4.

Business at Meetings of the Shareholders. At any meeting of the Shareholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, or (b) by or at the direction of the Board. The procedures referred to in

Proxy Statement 2023	Amended and Restated By-Laws	| B- 3

clauses (a) and (b) of the immediately preceding sentence shall be the exclusive means for any person to submit business (other than Shareholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at a meeting of Shareholders.

5.

Record Date for Meetings and Other Purposes. For the purpose of determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is so fixed by the Board, (a) the record date for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is not given by reason of due waiver thereof, the day next preceding the day on which the meeting is held, and (b) the record date for determining shareholding for any other purpose shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted. A determination of Shareholders of record entitled to notice of or to vote at any meeting of Shareholders, made in accordance with this Section, shall apply to any adjournment thereof, unless the Board fixes a new record date under this Section for the adjourned meeting.

6.

Notice of Meetings. Whenever Shareholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, unless it is the Annual Meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a Special Meeting (including any such meeting to be held in conjunction with an Annual Meeting) shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally, by electronic communications or by first class mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, such notice is given when deposited in the United States or other sovereign mail system, as appropriate, with postage thereon prepaid, directed to the Shareholder at its address as it appears on the record of Shareholders of the Corporation. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record on the new record date entitled to notice under this Section.

7.

List of Shareholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the Shareholders a complete list of the Shareholders entitled to vote at the meeting of Shareholders (provided, however, if the record date for determining the Shareholders entitled to vote is less than ten (10) days before the meeting, the list shall reflect the Shareholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each Shareholders and the number of shares of each class of capital stock registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof~~,~~ and may be inspected by any Shareholder who is present. Except as otherwise provided by applicable law or the rules of the New York Stock Exchange (“NYSE Rules”), the stock ledger of the Corporation shall be the only evidence as to who are the Shareholders entitled to examine the stock ledger and the list of Shareholders entitled to vote in person or by proxy at any meeting of Shareholders.

8.

Waivers of Notice. Notice of any meeting of Shareholders need not be given to any Shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Shareholder at a meeting, in person or by proxy, without protesting prior thereto or at its commencement the lack of notice of such meeting, shall constitute a waiver of notice by such Shareholder.

9.	Failure to Receive Notice. Failure to receive notice of any meeting shall not invalidate the meeting.

10.

Quorum at Meetings. Except as otherwise provided by law, the holders of a majority of the shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of the Shareholders for the transaction of any business, but the Shareholders present or represented by proxy may adjourn any meeting to another time or place despite the absence of a quorum, without notice other than

Proxy Statement 2023	Amended and Restated By-Laws	| B- 4

announcement at the meeting, until a quorum shall be present or represented. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any Shareholders. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

11.

Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the Shareholders as it shall deem appropriate. At any meeting of the Shareholders, the Chairman, or, in ~~his or her~~the Chairman’s absence or inability to act or in such cases, as it may be determined by ~~him or her~~the Chairman, the person whom the Chairman shall appoint~~,~~ shall act as chairperson~~man~~ of, and preside at, the meeting. The Secretary or, in ~~his or her~~their absence or inability to act, the person whom the chairperson~~man~~ of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson~~man~~ of any meeting of the Shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson~~man~~, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson~~man~~ of the meeting, may include, without limitation, the following: (a) order of business for the meeting, (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting, (c) rules and procedures for maintaining order at the meeting and the safety of those present, (d) limitations on attendance at or participation in the meeting to Shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson~~man~~ of the meeting shall determine, (e) restrictions on entry to the meeting after the time fixed for the commencement thereof, (f) limitations on the time allotted to questions or comments by participants, and (g) policies and procedures with respect to the adjournment of such meeting.

12.	Voting.

(a)

When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, the election of Directors shall be decided pursuant to the terms of Section 3.1(1)(c) and any advisory vote on the frequency of Shareholders votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of shares entitled to vote therein. When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, any matter, other than the election of Directors and an advisory vote on the frequency of Shareholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of Shareholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of shares entitled to vote therein. For the avoidance of doubt, abstentions and broker non-votes will not be counted as votes cast for such purposes.

(b)

Unless otherwise provided by applicable law or in the Certificate of Incorporation, each Shareholder shall at every meeting of the Shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such Shareholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Shareholders need not be by written ballot.

13.

Inspectors. The Board, in advance of any meeting of Shareholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chairperson~~man~~ of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of ~~his or her~~such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of ~~his or her~~their ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or

Proxy Statement 2023	Amended and Restated By-Laws	| B- 5

entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless a New York State court upon application by a Shareholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Shareholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE TWO. OFFICERS, AGENTS AND EMPLOYEES

Section 2.1 Structure of the Corporation’s Management

1.

The business and affairs of the Corporation will be managed under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these Bylaws required to be exercised or done by the Shareholders.

2.

The Board may delegate all or some of the authorities delegable by law or these Bylaws to the officers, agents and employees of the Corporation. The officers of the Corporation shall include a CEO, Chief Financial Officer, Treasurer and Secretary, and may also include a Chairman, one or more vice presidents, and one or more assistant secretaries and such other officers as the Board may from time-to-time designate. The officers shall be appointed by the Board. The Board may also appoint other officers, agents and employees, who shall have such authority and perform such duties as may be prescribed by the Board. All officers shall hold office until such officer’s successor is elected or appointed by the Board or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Any two or more offices may be held by the same person. Any officer, agent or employee of the Corporation may be removed by the Board with or without cause. The appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights. The compensation of officers, agents and employees appointed by the Board shall be fixed by the Board, but this power may be delegated by the Board to any officer as to persons under ~~his or her~~the officer’s direction or control. The Board may require any officer, agent or employee to give security for the faithful performance of ~~his or her~~their duties. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be determined by the Board consistent with these Bylaws.

3.

Powers and Duties of the Chief Executive Officer. The CEO shall be appointed by the Board and shall have general organizational duties as shall be determined by the Board. Subject to the authority of the Board, the CEO may vote the shares or other securities of any other domestic or foreign corporation of any type or kind which may at any time be owned by the Corporation, may execute any Shareholders’ or other consents in respect thereof and may, in their~~his or her~~ discretion, delegate such powers by executing proxies or otherwise on behalf of the Corporation. The Board, by resolution from time to time, may confer like powers upon any other person or persons and may modify the powers of the CEO or any such other person.

4.	Powers and Duties of Vice Presidents. Each vice president shall have such powers and perform such duties as the Board or the CEO may prescribe.

5.

Powers and Duties of the Secretary. The Secretary shall have charge of the minutes of all proceedings of the Shareholders and of the Board. ~~He or she~~The Secretary ~~shall attend to the giving of~~is responsible for ensuring that all notices are provided to Shareholders and Directors. ~~He or she~~The Secretary shall have charge of the seal of the Corporation and shall attest the same by ~~his or her~~ signature whenever required. ~~He or she~~The Secretary shall have charge of the record of Shareholders of the Corporation, and of such other books and papers as the Board may direct. ~~He or she~~The Secretary shall have all such powers and duties as generally are incident to the position of Secretary or as may be assigned to ~~him or her~~them by the CEO or the Board.

6.

Powers and Duties of Assistant Secretaries. In the absence or inability of the Secretary to act, any assistant Secretary may perform all the duties and exercise all the powers of the Secretary. An assistant Secretary shall also perform such other duties as the Secretary or the Board may assign ~~to him or her~~.

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7.

Powers and Duties of Other Officers. The Board may appoint other officers and agents for any group, division or department into which the Corporation may be divided by the Board, with titles and powers as the Board may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure, and exercise such authority as the Board may specify.

ARTICLE THREE. THE BOARD OF DIRECTORS

Section 3.1 Election, Number, Composition and Competencies of the Board of Directors

1.	Number and Election of Directors.

(a)

The number of Directors which shall constitute the whole Board shall initially be twelve (12) and hereafter be determined by resolution of the Board; provided, however, that no decrease in the number of Directors shall have the effect of shortening the term of an incumbent Director.

(b)

A minimum of five (5) Directors shall qualify as “independent directors” of the Corporation and Iberdrola, S.A. (the “Controlling Shareholder”) (assuming for such purpose that such Director is a Director of the Controlling Shareholder) under Section 301 of the Sarbanes-Oxley Act (or any successor rule), Rule 10A-3(b)(1) (or any successor rule) of the Securities and Exchange Act of 1934, and Rule 303A (or any successor rule) of the rules promulgated the New York Stock Exchange which apply to issuers whose common stock is listed on the New York Stock Exchange (the “Independent Directors”). The membership of the Board will at all times comply with the requirements of applicable law and NYSE Rules.

(c)

Except as provided in this paragraph and in Sub-section 2 of this Section below, the Directors shall be elected at the Annual Meeting of the Shareholders by a majority of the votes cast in person or by proxy by the holders of shares entitled to vote therein and each Director elected shall hold office until ~~his or her~~their successor is elected and qualified, unless ~~he or she~~such Director shall resign, die, become disqualified or disabled, or otherwise be removed. Directors need not be Shareholders; provided, however, that directors shall be elected by a plurality of the votes cast in a contested election. An election shall be considered contested if, as of the record date (or such later date as may be determined by the Board based on events occurring after the record date, but in no event later than the date the Corporation files its definitive proxy statement with the Securities and Exchange Commission), the number of nominees for election as a member of the Board exceeds the number of Directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a nominee for election as a member of the Board exceeds the number of shares voted “against” the election of such nominee. Abstentions and broker non-votes shall not constitute votes “for” or “against”.

2.

Vacancies. Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board during the term of office, including, without limitation, the removal of Directors by the Shareholders or Director resignation, may be filled either by vote of the Directors or, if determined by the Board or requested (prior to the Board having filled any such vacancy) in writing by Shareholder(s) holding at least a majority of the outstanding voting shares of capital stock of the Corporation, by vote of the Shareholders. If the number of Directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the Directors then in office or by vote of the Shareholders.

3.

Resignation; Removal. A Director may resign from ~~his or her~~their office at any time by delivering ~~his or her~~their resignation in writing to the Corporation, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any or all of the Directors may be removed, for cause or without cause, by vote of the Shareholders.

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Section 3.2 Positions on the Board

1.	Chairman; Vice Chairman. The Board may elect, from among the Directors, a Chairman and, if so decided, one or more vice-chairmen (each~~,~~ a “Vice Chairman”), to be proposed by the Chairman.

2.

Powers and Duties of the Chairman of the Board. The Chairman (if there be one) shall preside at all meetings of the Board at which ~~he or she is~~they are present and shall perform such other duties as the Board may designate.

3.

Powers and Duties of the Vice Chairmen of the Board. Each Vice Chairman (if there be any) shall have such powers and perform such duties as the Board may prescribe. In the absence or disability of the Chairman, the Vice Chairman who has served in that capacity for the longest time and who shall be present and able to act, shall perform all the duties and exercise all the powers of the Chairman that flows from ~~his or her~~their capacity as Director.

Section 3.3 Meetings of the Board of Directors

1.

Meetings. Meetings of the Board, regular or special, may be held at any place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof. Any one or more members of the Board or of any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting of the Board or committee thereof. The Board may fix times and places for regular meetings of the Board and no notice of such meetings need be given. Special meetings of the Board may be called by the Chairman, any Vice Chairman or the CEO on two (2) days’ prior written notice to each Director by mail or forty-eight (48) hours’ prior notice to each Director either personally or by facsimile, telegram or electronic mail; special meetings shall be called by the Chairman, any Vice Chairman, the CEO or the Secretary, in like manner and on like notice, on the written request of two (2) Directors unless the Board consists of only one Director, in which case special meetings shall be called by the Chairman, the CEO or the Secretary in like manner and on like notice on the written request of the sole Director.

2.

Notice. Notice of each such meeting shall be given by the Secretary or by a person calling the meeting in accordance with these Bylaws to each Director in the manner provided in Sub-section 1 above. Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to ~~him or her~~such Director.

3.

Written Consent of Directors in Lieu of a Meeting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee consent in writing or by electronic submission to the adoption of a resolution authorizing such action. Each resolution so adopted and the written consents thereto by the members of the Board or such committee shall be filed with the minutes of the proceedings of the Board or such committee.

4.

Quorum and Voting. A majority of the entire Board shall constitute a quorum for the transaction of any business. Except as otherwise provided by law or the Certificate of Incorporation or these Bylaws, the vote of a majority of the entire Board shall be the act of the Board, but a majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. No notice of any such adjournment need be given.

Section 3.4 Formalization of the Resolutions

1.

Minutes Book. The deliberations and the resolutions of the Board will be recorded in the minute book, and will be signed by the Chairman and the Secretary, or whosoever has the authority to act in their stead.

2.

Certifications. The certifications, total or partial, necessary to evidence the resolutions of the Board, will be issued and signed by the Secretary or an assistant Secretary, and countersigned by the Chairman or, as appropriate, a Vice Chairman.

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Section 3.5 Committees of the Board of Directors

1.	Committees.

(a)

The Board shall establish and maintain (i) an Audit ~~and Compliance~~ Committee, (ii) an Unaffiliated Committee in accordance with the Shareholder Agreement dated 16 December 2015 between the Corporation and the Controlling Shareholder (the “Shareholder Agreement”), and (iii) any other committee required by applicable law, ~~or~~ NYSE Rules, or business need.

(b)

The Board, by resolution adopted by a majority of the entire Board, may establish and maintain one or more committees composed of those designated from among its members ~~such as a compensation, nominating and corporate governance committee or a combination thereof. Moreover, the Board may accordingly establish and maintain an Executive Committee~~ to which it may delegate, unless otherwise decided by the Board, ~~all the~~ authorities of the Board~~,~~ to the extent permitted by applicable law, and provided that any of the authorities assigned to the Unaffiliated Committee (as defined in the Shareholder Agreement) or the Audit ~~and Compliance~~ Committee may not be so delegated.

(c)

Each committee shall have duties set forth in its own charter to the extent required by the BCL, the rules and regulations of the SEC and NYSE, and other applicable law. The charters will establish the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and the committee reporting to the Board. Proposals to modify a committee charter may be approved by the Board or will be considered by the applicable committee at the request of the chair of the applicable committee or a majority of such committee’s members. Any such modifications approved by the applicable committee, and not otherwise approved by the Board, shall be reviewed and ratified by the Board.

2.

Members. Each committee will be composed of one or more Directors designated by the Board, with the favorable vote of a majority of the entire Board, and such positions will be renewed in the terms, manner and number as decided by the Board, which will also establish such committee’s rules of operation.

3.	Alternate Members. The Board may designate one or more eligible Directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

4.

Powers. Subject to applicable law and NYSE Rules, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

5.

Quorum; Procedures. Unless the Board or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then-authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the then-authorized members of the committee shall be the act of the committee. A quorum, once established shall not be broken by the subsequent withdrawal or departure of Directors to leave less than a quorum. Each committee shall keep regular minutes of its meetings and report the same to the Board. Unless the Board otherwise determines, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these Bylaws.

~~6.~~	~~Audit and Compliance Committee.~~

~~(a)~~

~~The Board shall establish a permanent Audit and Compliance Committee, made up of at least three Directors appointed by the Board, the composition of which will comply with applicable law and NYSE Rules.~~

~~(b)~~	~~The Audit and Compliance Committee may have a chairman and a secretary who will be appointed by the Audit and Compliance Committee.~~

~~(c)~~

~~The Directors who are members of the Audit and Compliance Committee will hold such post for as long as they remain as Directors of the Corporation, except as otherwise determined by the Board. The renewal, re-election and removal of the Directors who are members of the Committee will be determined from time to time by the Board.~~

~~(d)~~

~~The Corporation may have a “Compliance Division” that is an independent internal business unit functionally connected to the Audit and Compliance Committee. Any “Compliance Division” will have expertise in the field of regulatory compliance and the prevention and correction of illegal or fraudulent acts, as determined by the Board.~~

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~~(e)~~	~~The Audit and Compliance Committee’s responsibilities may include the following activities, as determined by the Board:~~

~~1.~~	~~Oversee the Corporation’s internal audit department and report activities to the Board;~~

~~2.~~

~~Ensure the independence and effectiveness of each internal audit, provide guidance and approve action plans and propose to the Board the appointment or removal of any “Director of Internal Audit” or similar responsible person;~~

~~3.~~

~~Monitor the preparation and presentation of regulated financial information, assessing any proposal for changes in accounting policies and practices and internal control systems related to risks relevant to the Corporation, in order to identify the main risks that should be managed and disclosed;~~

~~4.~~	~~Analyze, together with the auditors, the significant weaknesses of the internal control system detected during the audit;~~

~~5.~~

~~Establish appropriate relationships with the auditors to receive information on any issues that may jeopardize their independence, for consideration by the Audit and Compliance Committee, and any other matters related to the audit process and other communications provided by law and auditing standards in the remaining audit. In any case, receive annually from the auditors written confirmation of their independence from the Corporation, as well as information on additional services of any kind provided to the Corporation by the auditors account, or by persons or entities related to them as required by applicable law or NYSE Rules;~~

~~6.~~

~~Issue annually, prior to the audit report, a report expressing an opinion on the independence of the auditors including during the provision of additional services referred to in the preceding paragraph;~~

~~7.~~	~~Receive information from the “Compliance Division” (if any) regarding any relevant matter relating to regulatory compliance and the prevention and correction of illegal or fraudulent acts;~~

~~8.~~

~~Review, through the “Compliance Division” (if any), policies and procedures of the Corporation to prove its effectiveness in preventing misconduct and identify any policies or procedures that are more effective in promoting ethical standards, for submission to the Board;~~

~~9.~~

~~Review and endorse the annual operating budget of the “Compliance Division” (if any), for submission to the Board, and confirm that the “Compliance Division” has the necessary human and material resources to carry out its functions, and ensure its independence and effectiveness;~~

~~10.~~	~~Approve the annual plan of activities of the “Compliance Division” (if any);~~

~~11.~~	~~Report on any proposed appointment of any Chief Compliance Officer; and~~

~~12.~~	~~Such other powers, if any, it has been assigned by the Board.~~

Section 3.6 Personal Interest

Subject to applicable law, no transaction entered into by the Corporation shall be affected by the fact that the Directors, their respective affiliates, or any of them, were personally interested in it, or solely because the interested Directors are present at or participate~~s~~ in the meeting of the Board or a committee thereof which authorizes such transaction, or solely because ~~his, her or~~ their votes are counted for such purpose; and every Director is hereby relieved from any disability which might otherwise prevent ~~his or her~~such Director, or any of ~~his or her~~their affiliates, contracting with the Corporation for the benefit of ~~himself, herself,~~themselves ~~itself~~ or of any firm, association or corporation in which ~~he or she~~they may be anywise interested or affiliated. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee thereof which authorizes any such transaction. No Director shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other firm, association or corporation in which ~~he or she~~they may be an affiliate, director, officer or shareholder, or may otherwise have an interest.

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Section 3.7 Remuneration of the Directors

Subject to applicable law and NYSE Rules, Directors may receive compensation for their services as Directors in such form and amounts and at such times as may be prescribed from time to time by the Board or designated committee thereof. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings.

Section 3.8 Assistance of Experts

In performing ~~his or her~~their duties, a Director shall be entitled to rely on information, opinions, reports or statements including financial statements and other financial data, in each case prepared or presented by:

(a)	one or more officers or employees of the Corporation or any of its subsidiaries;

(b)	counsel, public accountants, or other persons as to matters which the Director believes to be within such person’s professional competence; or

(c)	a committee of the Board upon which ~~he or she~~they do~~es~~ not serve as to matters within its designated authority.

A request for the engagement of an expert will be made through the Chairman, who may make it conditional on authorization first being obtained from the Board, which may be denied by the Board.

ARTICLE FOUR. STOCK CERTIFICATES

Section 4.1 Stock Certificates

Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, in the name of the Corporation, the Chairman or a Vice Chairman, or the president or a vice-president, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary, certifying the number of shares owned by ~~him, her~~them or it in the Corporation; provided that the Board may provide by resolution or resolutions that some or all of the capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in a form approved by the Board. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if ~~he or she~~they were such officer, transfer agent or registrar at the date of issue.

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Section 4.2 Lost Certificate

The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or ~~his her or its~~the owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Transfer of Shares

1.	Transfer Agent. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

2.

Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of shares shall be made on the books of the Corporation only by the person named as the holder thereof on the shares records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the Treasurer, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

3.

Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of New York.

ARTICLE FIVE. MISCELLANEOUS

Section 5.1 Financial Year

The financial year of the Corporation will begin on January 1 of each year and close on December 31 of each year.

Section 5.2 Indemnification

1.

Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that ~~he or she~~such person is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation, while a Director or officer of the Corporation, as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against losses, costs and expenses (including, without limitation, fines, penalties and attorneys’ fees) actually and reasonably incurred by ~~him or her~~such person in connection with the defense, resolution or settlement of such Proceeding, if ~~he or she~~they acted in accordance with the Certificate of Incorporation and these Bylaws or otherwise acted in good faith and in a manner ~~he or she~~they reasonably believed to be in or not opposed to the best interests of the Corporation, and shall further indemnify ~~him or her~~such person to the extent that a New York State court or the court in which such action or suit was brought may determine upon application that, despite any adjudication of liability but in view of all the circumstances of the case, such

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person is fairly and reasonably entitled to indemnity which a New York State court or such other court shall deem proper; provided, however, that, except with respect to Proceedings to enforce rights to indemnification pursuant to this Section 5.2, the Corporation shall indemnify a Director or officer of the Corporation in connection with a Proceeding (or part thereof) initiated by ~~him or her~~such Director or officer against the Corporation or any of its affiliates only if such Proceeding (or part thereof) was authorized by the Board.

2.

Advancement of Expenses. Expenses incurred by a person entitled to indemnification pursuant to Sub-section 1 above in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that ~~he or she~~such person is not entitled to be indemnified by the Corporation pursuant to this Section 5.2.

3.

Other Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.2 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in ~~his or her~~their official capacity and as to action in another capacity while holding such office.

4.

Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against ~~him or her~~them and incurred by ~~him or her~~them in any such capacity, or arising out of ~~his or her~~their status as such, whether or not the Corporation would have the power to indemnify ~~him or her~~them against such liability under the provisions of this Section 5.2.

5.

Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

6.

Other Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to advancement of expenses, to any employee or agent of the Corporation to the maximum extent of the provisions of this Section 5.2 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

7.

Construction. For the purposes of this Section 5.2, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 5.2 with respect to the resulting or surviving corporation as ~~he or she~~such person would have with respect to such constituent corporation if its separate existence had continued.

8.

Powers. This Section 5.2 shall be construed to give the Corporation the broadest power permissible by the BCL, as it now stands and as heretofore amended. Any amendment, modification or repeal of this Section 5.2 (or any part thereof) shall not adversely affect any right or protection of any person pursuant to this Section 5.2 in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 5.3 Amendments

These Bylaws may be adopted, amended or repealed by vote of the Shareholders.

Section 5.4 Seal

The seal of the Corporation shall be circular in form and contain the name of the Corporation, the words “Corporate Seal” and “New York” and the year the Corporation was formed in the center, or in such other form as may be approved from time to time by the Board. The Corporation may use the seal by causing it or a facsimile to be affixed or impressed or reproduced in any manner.

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Section 5.5 Dividends

Dividends upon the capital stock of the Corporation may be declared by the Board at any regular or special meeting, pursuant and subject to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of applicable law.

Section 5.6 Corporation Opportunities

To the maximum extent permitted from time to time under the laws of the State of New York, except as expressly provided in the Shareholder Agreement, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Directors or Shareholders, their respective affiliates or any firm, association or corporation in which any of them may be interested or affiliated. No amendment or repeal of this Section 5.6 shall apply to expand or have any effect that would expand the liability or alleged liability of any such Director, Shareholder or affiliate for or with respect to any business opportunities of which such Director, Shareholder or affiliate becomes aware prior to such amendment or repeal.

Section 5.7 Offices

The Corporation may have offices at such places, both within and without the State of New York, as the Board may from time to time determine or the business of the Corporation may require.

Section 5.8 Notices

1.

General. Whenever ~~, under the provisions of applicable law or these Bylaws,~~ notice is required to be given to any Director or Shareholder, whether under the provisions of applicable law or these Bylaws, it shall not be construed to mean personal notice.~~,~~ S~~but s~~uch notice may be given in writing, personally, by overnight mail, telegram, facsimile, ~~or~~ electronic mail or by United States mail~~,~~ addressed to such Director or Shareholder~~,~~ at ~~his or her~~their ~~or its~~ address as it appears on the records of the Corporation, with postage thereon prepaid.~~, and~~ When notice is provided by United States mail, ~~such~~ notice shall be deemed to be given ~~when by United States mail,~~ at the time ~~when the same~~ such notice ~~shall be~~is deposited in the United States mail. Notice~~,~~ shall be~~and~~ given upon delivery if personally delivered, sent via telegram, overnight mail, facsimile, or electronic mail.

2.

Waivers. Whenever any notice is required to be given under the provisions of applicable law or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting~~, at the beginning of the meeting,~~ to the transaction of any business because the meeting is not lawfully called or convened; any~~.~~ such objection shall occur at the beginning of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Shareholders, Directors, or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 5.9 Subject to Certificate of Incorporation

These Bylaws and the provisions hereof are subject to the terms and conditions of the Certificate of Incorporation (including any certificates of designations filed thereunder), and in the event of any conflict between these Bylaws and the Certificate of Incorporation, the Certificate of Incorporation shall control.

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Section 5.10 Governing Law; Forum for Resolution of Disputes

1.

Governing Law. These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of New York, without regard to its conflict of laws principles or rules that would mandate the application of the laws of any other jurisdiction.

2.

Forum. Unless the Corporation expressly consents in writing to the selection of an alternative forum, the state courts of the State of New York located in New York County shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCL or the Certificate of Incorporation or these Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on June 13, 2023:

The notice of annual meeting of shareholders, proxy statement,

and 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

AVANGRID, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

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AVANGRID, INC.		For All	Against All	For All Except	To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The board of directors recommends you vote FOR the following nominees: Vote on Directors		☐	☐	☐

1. ELECTION OF DIRECTORS
Nominees:
01) Ignacio S. Galán	08) Patricia Jacobs
02) John Baldacci	09) John Lahey
03) Pedro Azagra Blázquez	10) Agustín Delgado Martín
04) Daniel Alcain Lopez	11) Santiago Martínez Garrido
05) María Fátima Báñez García	12) José Sáinz Armada
06) Robert Duffy	13) Alan Solomont
07) Teresa Herbert	14) Camille Joseph Varlack

The board of directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF KPMG LLP AS AVANGRID, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING					☐	☐	☐
3. APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION.					☐	☐	☐
4. APPROVE AMENDED AND RESTATED BY-LAWS TO IMPLEMENT COMMITTEE CHANGES.					☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ATTENDANCE TICKET
If you plan on personally attending the annual meeting of shareholders, you will be asked to verify that you are a shareholder by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, briefcases, and similar items are subject to inspection. Your compliance is appreciated.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

ON JUNE 13, 2023:

The notice of annual meeting of shareholders, proxy statement and 2022 annual report are available at www.proxyvote.com.

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V15356-Z84401-P87254

AVANGRID, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JUNE 13, 2023

The shareholder(s) hereby appoint(s) R. Scott Mahoney and Elizabeth K. Riotte, as proxies, each with the power to appoint his or her substitute; and hereby authorize(s) him or her to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of Avangrid, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 a.m. on June 13, 2023, at AVANGRID, 125 High Street, Boston, Massachusetts 02110, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED FOR EACH PROPOSAL AS WELL AS IN THE DISCRETION OF THE APPOINTED PROXIES WITH RESPECT TO ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE MEETING.

FOR PARTICIPANTS IN THE AVANGRID Union 401(K) Plan and AVANGRID Non-Union 401(k) Plan: This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the AVANGRID Union 401(K) Plan and AVANGRID Non-Union 401(k) Plan. This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on June 12, 2023, the shares represented by this proxy will be voted in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Continued and to be signed on reverse side